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Ameron International Corporation

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On February 24, 2011, Ameron International Corporation (“Ameron”) announced that the independent members of its Board of Directors completed an internal inquiry into the veracity of certain allegations made by Barington Capital Group, L.P., an activist investment firm based in New York, and issued a press release relating to the announcement, a copy of which follows.

N E W S R E L E A S E

February 24, 2011

Ameron’s Independent Directors Conclude Review; Outcome Rebuts Baseless Allegations by Barington

PASADENA, Calif.—February 24, 2011—Ameron International Corporation (NYSE:AMN) today announced that the independent members of its Board of Directors (the “Independent Directors”) have completed an internal inquiry into the veracity of certain allegations made by Barington Capital Group, L.P., an activist investment firm based in New York. After a thorough inquiry, the Company’s Independent Directors concluded that Barington’s allegations were baseless and unfounded. The Independent Directors initiated the inquiry shortly after receiving a letter on January 5, 2011 from Barington.

Based on, among other things, review of the Company’s books and records, review of the Company’s past disclosure, interviews with certain of the Company’s employees and third parties and the report of outside counsel, the Independent Directors concluded that contrary to Barington’s allegations: (1) James Marlen, the Company’s Chief Executive Officer, has not committed any wrongdoing; (2) the Company’s prior disclosures relating to perquisites for Mr. Marlen were accurate in all but insignificant respects, (3) the disclosure practices for Mr. Marlen were consistent with those of the Company’s other named executive officers; and (4) the Company’s prior related party transaction disclosures complied in good faith with the rules and regulations of the Securities and Exchange Commission.

Focusing on specific Barington allegations, the Independent Directors found that the Company’s succession planning process is firmly on track, the atmosphere among employees is positive, the Company did not pay for any of Mr. Marlen’s residences, including his apartment in Pasadena, or for his expenses if he was vacationing, and that the Board held only one meeting outside of California, and that was a meeting which was fully disclosed in the Company’s 2006 proxy statement.

Regarding the employment of Mr. Marlen’s sons, the Independent Directors also found that James and John Marlen were hired by the Company in a manner consistent with the Company’s policies and procedures, and Andrew Marlen was hired by TAMCO, an uncontrolled unconsolidated affiliate, without Mr. Marlen’s involvement in the hiring process.

The Independent Directors’ Recommendations

The Independent Directors recommended that the Company make additional disclosure with respect to the employment of Mr. Marlen’s sons in its preliminary proxy statement, filed February 9, 2011, beyond what the

Company believes is required by the Securities and Exchange Commission rules. Additionally, the Independent Directors adopted a new related party policy in addition to the Company’s existing conflict of interest policy.

About Ameron

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials; and products used in infrastructure projects. The Company’s businesses operate in North America, South America, Europe and Asia. The Company also has partial ownership in several unconsolidated affiliates in the Middle East.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts, including, but not limited to, those related to future operating results, strategic initiatives, geographic expansion, capital expenditures, employee opinions or morale, stockholder concerns, the undertaking or results of any review of prior public disclosures and the undertaking of any additional disclosure or implementation of any new policies, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the intentions, plans, expectations and beliefs of Ameron International Corporation, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended November 30, 2010. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise, except as required by law.

Ameron International Corporation

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Gary Wagner, Senior Vice President, Finance and Administration & Chief Financial Officer James R. McLaughlin, Senior Vice President, Corporate Development & Treasurer Telephone: 626-683-4000

Ameron’s Annual Report is available online at http://www.ezodproxy.com/ameron/2011.

2010 ANNUAL REPORT

AMERON INTERNATIONAL 2010 Annual Report

AMERON INTERNATIONAL

AMERON INTERNATIONAL

AMERON INTERNATIONAL CORPORATION

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets.

Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects.

The Company’s businesses operate in North America, South America, Europe, and Asia. It also participates in several joint-venture companies in the Middle East.

2010

2010 FINANCIAL HIGHLIGHTS

Year ended November 30,

(Dollars in thousands, except per share data)

2010 2009 2008

Consolidated Sales $ 503,259 $ 546,944 $ 667,543

Income from continuing operations $ 47,268 $ 32,483 $ 58,592

Income/(Loss) from discontinued operations (1,014) 817 –

Net Income $ 46,254 $ 33,300 $ 58,592

Net Income Per Share

Income from continuing operations $ 5.11 $ 3.52 $ 6.35

Income/(Loss) from discontinued operations (0.11) 0.09 –

Net Income Per Share $ 5.00 $ 3.61 $ 6.35

TABLE OF CONTENTS

01 2010 Financial Highlights

02 Chairman’s Letter

06 Business Overview

25 Financial Section

67 Board of Directors

68 Operations & Executives

AMERON INTERNATIONAL

to our SHAREHOLDERS

Ameron’s excellent track record of consistently generating quality earnings and adhering to a responsible dividend policy has created value for our shareholders. Over the past five years, cumulative shareholder returns totaled 78% with an annualized compounded shareholder return of 12%, compared to an average annual return of 3% by relevant peer companies and leading market indices, such as the Dow Jones Index, the S&P 500 Index, the Russell 2000 Index and the broad NYSE Index.

Our primary objectives are to be effective stewards of the Company’s capital resources, execute a sound business strategy to profitably grow the Company and generate favorable returns for shareholders. For nearly twenty years, the Company has been successful with this focused approach.

In 2010, Ameron continued to be confronted with challenging market conditions caused by the global economic recession. Most of Ameron’s key market segments, such as the water and wastewater sector, wind energy, residential and commercial construction, and the infrastructure market, have not recovered. The markets, particularly in the regions in which Ameron competes, are especially exposed to the impact of state and local government budget deficits, financing difficulties, high unemployment and the collapse of the U.S. housing market. Despite these difficult conditions, Ameron had a solid financial performance in 2010. Earnings totaled $5.00 per share on sales of $503 million in 2010, compared to $3.61 per share on sales of $547 million in 2009. Earnings in 2010 included a pretax gain of approximately $48 million on the sale of TAMCO, the Company’s 50%-owned steel mini-mill. The results for 2010 also included $5.8 million of tax expenses primarily associated with the write-off of expiring tax loss carry forwards and the repatriation of approximately $44 million of cash from foreign operations, the write-down of a property of a discontinued business of $1 million pretax, and an unexpected, unfavorable French appeals court judgment of $.9 million pretax. Normalized earnings for the Company, excluding these items, was in the range of earnings guidance originally provided at the start of the year. In addition to the solid earnings performance, the Company generated positive cash flow from operations of over $52 million, and the Company’s cash position increased by $56 million, even after a special dividend of $3.00 per share, or approximately $28 million, was paid to shareholders.

James S. Marlen

Chairman of the Board,

President and Chief Executive Officer

OPERATIONS REVIEW

While the Fiberglass-Composite Pipe Group’s sales grew 8% in 2010, compared to 2009, sales of the Company’s construction-related businesses declined. The infrastructure markets, including residential and commercial construction and the water and wind energy sectors, were weak due to the economic conditions which impacted Ameron’s primary operations in California, Arizona, Nevada and Hawaii. The energy-related markets were strong, especially the onshore oilfield markets worldwide, which benefitted the Fiberglass-Composite Pipe Group.

The Fiberglass-Composite Pipe Group experienced stronger demand for oilfield piping in South America, Canada and the U.S., while marine and offshore energy exploration and production markets softened, with demand replaced by lower-margin industrial sales, primarily, for projects in the Middle East. While the marine and offshore market softened somewhat, compared to 2009, when two of the largest FPSO’s (Floating Production Storage and Offloading vessels) ever constructed were completed, the market continued as the major driver of the business and the most significant contributor to the profitability of the Group. Operations in Brazil improved due to higher demand for municipal water piping systems and higher onshore oilfield demand due, in part, to full commercialization of the Company’s new oilfield piping plant. The new plant will serve the South America market and supplement worldwide capacity requirements. Operations in the U.S. achieved higher sales due to the introduction of a new product line to serve the national water and wastewater market, penetration of the mining market and stronger demand for oilfield products in Canada.

Looking ahead, we expect continued growth of the Fiberglass-Composite Pipe Group. The energy-related markets, including onshore oilfield, should be strong; demand for marine and offshore vessels should improve; we expect to make progress in penetrating the South America industrial marine and offshore markets; and new growth opportunities in areas such as coal-bed methane and shale gas exploration should develop.

The Water Transmission Group continued to be adversely impacted by the lack of water infrastructure investments in the western U.S. region and the slowdown of wind energy projects throughout the U.S. While water pipe bid activity was solid in Northern California, the markets in Southern California, Arizona and Nevada remained extremely weak, with bid levels at historic lows. While it is clear that new and upgraded water infrastructure systems are needed to replace the aging infrastructure in the West and throughout the U.S., investment projects are being constrained by economic conditions, state, local and municipal budgets, financing difficulties and static population demographics. Water pipe sales in 2010 were down by 5% from the already cyclical low level of 2009. The wind tower business had sharply lower sales due to the lack of wind energy projects in the western region. Wind tower sales in 2010 were 50% lower than 2009 as the wind energy industry suffered from lack of financing, permitting issues and uncertainty regarding long-term tax and national renewable energy policies. Wind tower demand was also tempered by customers’ excess tower inventory and the importation of wind towers from Asian manufacturers. Both the water transmission pipe business and the wind tower operation serve critical U.S. industries: water and energy and, over the near term, the water pipe market and the market for wind towers are expected to continue to face cyclical issues and project financing issues that will constrain demand. However, over the long term, the water transmission pipe and wind tower businesses represent outstanding opportunities, especially given the Company’s strong market position and reputation.

The Infrastructure Products Group had lower sales and segment income in 2010 as both Ameron Hawaii and the Pole Products Division continued to face weak construction markets. The Pole Products Division serves primarily the residential construction markets in the West and the Southeast. With a strong dependence on the new housing construction market, the business experienced a 60% decline in sales of decorative concrete lighting poles since the housing peak in 2006. The U.S. housing market is still in a crisis mode and housing permits and housing starts remain at the lowest level in over 60 years, with new residential construction down 75% from the peak. The business, however, has aggressively restructured operations and reduced costs and remains profitable. The demand for decorative concrete lighting poles is not expected to experience any meaningful recovery for a number of years as new housing construction should lag an economic recovery due to the oversupply of available housing.

Ameron Hawaii experienced lower sales due to the weak demand for aggregates and concrete on both Oahu and Maui due to the decline in construction spending. While military and governmental construction spending was stable, other key markets, such as residential, commercial, time shares, high-rise condominiums and resorts, remained weak due to the Hawaiian economy. A gradual recovery of the Hawaiian economy is anticipated; however, new construction spending is expected to lag.

On balance, our businesses have performed well given the current economic environment. The management team has focused on cost containment, employment levels and aggressive working capital management since market conditions softened. In this connection, the number of employees has been reduced by 690 positions (20%) over the past three years, while working capital levels (excluding cash) have been reduced by $83 million. These efforts will continue to be a priority as we manage through the current business cycle.

There continues to be uncertainty in our markets which makes business forecasting more difficult than normal. While market conditions will continue to be somewhat soft, we expect earnings from continuing operations to improve from the normalized earnings of 2010, and we estimate earnings for 2011 will be in the range of $3.00 to $3.50 per share. The earnings improvements will be attributable primarily to the strength of the Fiberglass-Composite Pipe Group, while the other business segments’ earnings will be based on steady performance. The Company’s financial performance is dependent on economic conditions and specific market factors and earnings could be stronger as the Company is well-positioned to capitalize on opportunities that could arise in the water, wind energy and infrastructure markets.

Our business have performed well given the current economic environment.

Ameron’s excellent track record has created value for our shareholders . . .

During 2010, the Company completed the sale of its 50%-ownership of TAMCO to Gerdau Ameristeel US Inc. for $82.5 million and recognized a pretax gain of $48.4 million. The decision to divest TAMCO was based on an assessment of the long-term forecasted demand for steel rebar in the western U.S. and the shift in competitive dynamics that occurred over the past couple of years. Major steel rebar competitors had added or announced plans to add capacity and had also pursued a vertical integration strategy by acquiring steel fabrication companies. These actions resulted in TAMCO being at a competitive disadvantage to the larger, fully-integrated steel companies in the region. The divestiture was timely, strategic and was consummated on favorable terms for the Company.

The Company maintains a healthy, liquid financial position. Cash balances and short-term investments totaled $237 million at the end of 2010 and outstanding debt totaled $31 million, resulting in a net positive cash position of $206, an increase of $63 million from last year. In addition, the Company has access to unused bank lines of $111 million and has the capacity to raise additional capital. Cash redeployment remains a key priority and various alternatives are being evaluated. These options range from internal growth initiatives to acquisitions, issuing another special dividend, and expanding our announced $50 million share repurchase program, which was authorized in 2010. The share repurchases will be made from time to time in the open market at market prices, and commenced in February 2011. Adequate capital resources are available to support the strategic plan of our core businesses and to pursue reinvestment opportunities.

BUSINESS STRATEGIES

Enhancing shareholder value and generating quality, consistent earnings over time can only result from developing the proper business strategies and effectively executing on those plans. Delivering on that philosophy has been our trademark over the years. The Company’s business strategies are tailored to the competitive strengths of each business and reflect market opportunities and market trends. These strategies are also long-term in nature but remain flexible to adjust to economic conditions. Following is a summary of the key strategies of each business:

Fiberglass-Composite Pipe Group

Maintain leadership position in onshore oilfield, marine and offshore markets worldwide

Continue expansion plans in South America

Strengthen leading product and manufacturing technology positions

Expand served markets and extend application utilization

Pursue geographic expansion and establish manufacturing presence in key markets

Successfully introduce sand-core pipe technology to serve national water and wastewater markets

Capitalize on emerging market opportunities, such as, coal bed methane, shale gas, and the next generation of oil and gas exploration and production vessels

Water Transmission Group

Protect water pipe market position in key western states

Closely control costs and improve manufacturing efficiencies while managing through the down cycle

Continue new product technology programs, such as Pressure Cast Steel Pipe

Diversify customer base in the wind tower market and evaluate opportunities to expand geographic reach

Selectively follow major project opportunities in Mexico

Infrastructure Products Group — Ameron Hawaii

Maintain market position on Oahu and Maui in soft economic conditions

Aggressively control cost, product quality and service levels

Capitalize on major planned infrastructure projects, such as Honolulu Light Rail Project

Develop plans for utilization of depleted sections of Kapaa quarry

Infrastructure Products Group — Pole Products

Maintain market leading position in California and southeastern U.S. markets

Control costs and continue productivity improvement programs during housing market down cycle

Pursue an expansion strategy in steel poles for highway lighting and signal control applications

Pursue growth opportunities for decorative concrete lighting poles in commercial, governmental, and military markets

The Company pursues numerous strategic initiatives as a critical part of managing and growing the business and striving to create value for shareholders. The programs are in various stages of development, from embryonic to commercialization. Some of the programs may not be successful, while others may add significant value. Following are some examples of our current growth initiatives.

Construct Fiberglass Pipe Plant in China

This initiative represents both a growth opportunity through a geographic expansion and a cost reduction opportunity for the Fiberglass-Composite Pipe Group. The marine and offshore construction market is undergoing a significant migration of shipbuilding from South Korea to China. To efficiently address the demand shift, establishing a manufacturing presence in the coastal regions of China is being evaluated. A local presence would lower costs versus serving the market from Singapore and Malaysia, provide better service and capitalize on the growing markets in China.

Construct a Steel Pole Plant

The Company recently announced plans to construct a new steel pole plant in Tulsa, Oklahoma. The 75,000 square foot facility will cost approximately $35 million and will take nearly two years to complete. The investment is expected to significantly expand the Company’s position in the national transportation market for highway lighting and traffic signal control structures and provide an opportunity to serve growing markets, such as, light rail, high mast

Executive Officers for Ameron International Corporation

Gary Wagner, Senior Vice President, Finance and Administration and Chief Financial Officer (seated left); James S. Marlen, Chairman of the Board, President and Chief Executive Officer (seated middle); James R. McLaughlin, Senior Vice President, Corporate Development and Treasurer (seated right); Terrance P. O’Shea, Senior Vice President – Human Resources (standing left); Leonard J. McGill, Senior Vice President, Secretary and General Counsel (standing right).

and smart grid structures and highway signage. The new facility will include a proprietary manufacturing process that should make the Company’s steel pole product line cost competitive across most market segments. The target markets are large and generally benefit from governmental funding. Demand is forecasted to be steady over the long term to support the necessary expansion and upgrade of the U.S. transportation system. The plant would have an initial sales capacity of approximately $75 million. We believe this represents an excellent long-term growth opportunity.

Construct Fiberglass Pipe Plant in Middle East

The Middle East continues to be the world’s largest onshore oil producer and represents a growth opportunity for the use of fiberglass pipe. Many oilfields in the Middle East are beginning to experience higher corrosion rates due to the increased quantities of water required to maintain adequate oil extraction. The Company’s subsidiary, Centron International, Inc., a leading supplier of onshore oilfield piping worldwide, would provide solutions to the corrosion problems in the Middle East. Construction of a Middle East plant could capitalize on this long-term growth opportunity in the onshore oilfield market.

Complete Development of Pressure Cast Steel Pipe

A revolutionary pipe design technology has been developed by the Company. Through a proprietary manufacturing process, a steel pipe has been designed with superior property characteristics in terms of pipe stiffness that requires significantly thinner steel. The new pipe cost savings are expected to be dramatic, and the design will also provide for lower transportation and installation costs. The Pressure Cast Steel Pipe represents a potential breakthrough technology for the water pipe industry. Development and testing needs to be completed, and the manufacturing process finalized; however, we believe this initiative holds exceptional promise.

CONCLUSION

While certain markets continue to remain weak, we are pleased with 2010 results and look forward to an improvement in 2011. The Company will be led by the Fiberglass-Composite Pipe Group and constrained by its cyclical, construction-related businesses. We will continue to focus on controlling costs to maximize profits in spite of the softness in some areas, and we are actively reviewing all operations for improvements and opportunities. Likewise, we are investing in expanding and enhancing the Company’s capabilities and markets throughout the world. We remain optimistic that as the economy recovers, the Company will achieve superior long-term results by capitalizing on its strong existing market positions and its ability to expand into new markets.

I want to thank our dedicated and talented management team, our Board of Directors for their advice and support, and employees worldwide for their extraordinary efforts during difficult business conditions. Again, I remain very optimistic on the long term potential of each of our businesses, and I am confident we will capitalize on growth opportunities as the economic cycle turns.

James S. Marlen

Chairman of the Board, President and Chief Executive Officer

fiberglass

COMPOSITE PIPE GROUP

BUSINESS DESCRIPTION

Ameron manufactures fiberglass-composite pipe and fittings, under trademarks Bondstrand®, Dualoy®, PSX®, Centron®, SSL® and LCX®, for applications in the chemical processing, power generation, industrial, oilfield, fuel handling, municipal, offshore and marine market segments. Complete piping systems are provided from regional business units (Americas, Asia/Middle East and Europe) to provide superior value for demanding applications. Ameron is the technical leader in the industry, and all manufacturing locations have ISO-9001 registered quality systems.

Fiberglass pipe is a cost-effective alternative to corrosion-prone metallic piping and thermoplastics. Ameron fiberglass pipe is filament wound, using patented and proprietary processes to achieve optimal pipe wall construction, resin systems and joint designs to meet specific operational demands. Leveraging the common advantages of chemical resistance and light weight, Ameron fiberglass pipe products can be provided with specific features such as electrical conductivity, fire resistance, abrasion and paraffin resistance, coaxial double-wall construction for secondary containment, sand-core wall design for enhanced pipe stiffness and other variations which expand product performance.

Ameron serves the marine segment through the world’s leading shipyards, in South Korea, China, Japan and other ship building centers with a comprehensive range of lightweight, corrosion-resistant Bondstrand® piping products. Bondstrand® pipe is the most widely used fiberglass pipe for the world’s largest floating production storage and offloading vessels (FPSO), ultra large crude-oil carriers (ULCC), very large crude-oil carriers (VLCC), very large ore carriers (VLOC), liquefied natural gas (LNG) carriers, drill ships, and most other ship types. The lightweight and corrosion-resistant pipe is used for ballast piping, waste lines, seawater intake lines, exhaust fume scrubbers, and engine room piping. Offshore applications include Bondstrand PSX® jet-fire resistant piping, for fixed oil production platforms, semi-submersibles, jack-up rigs and drilling platforms.

Ameron’s Bondstrand LD/RPMP® (Large Diameter/Reinforced Polymer Mortar Pipe), uses vinylester and polyester resins for the rejuvenation of municipal water and wastewater systems in large urban centers. In addition to conventional direct bury round pipe, non-round configured pipe provides unique capabilities for sliplining, jacking, microtunneling and tunneling that are key to the effective rejuvenation of water and waste water infrastructure.

Ameron Polyplaster, a wholly-owned subsidiary in Brazil, manufactures vinylester and polyester resin pipe products for expanding markets in the industrial, pulp & paper, and municipal water and wastewater segments throughout South America.

In the industrial market, Ameron provides solutions to increasingly stringent regulations of groundwater contamination caused by corroded and leaking metallic piping with unique and proven fiberglass piping systems. Ameron supplies gasoline service-station operators with Dualoy LCX®, a coaxial, fiberglass pipe system for fuel-handling applications. Ameron also has a similar coaxial double containment product for use in corrosive and critical chemical and industrial waste applications.

Centron International, Inc., a wholly-owned subsidiary, serves the world’s oilfields with downhole tubing and casing, and high-pressure fiberglass-reinforced epoxy pipe for crude oil flow lines, water injection lines, and secondary and tertiary crude oil recovery systems. Centron products offer proven, reliable service in systems handling sweet and sour crude oil, refined petroleum products, fresh water, brines, acids, bases and natural gas.

Allen Chiu, President,

Fiberglass-Composite

Pipe Group

Angola, West Africa

Pazflor FPSO, currently the world’s largest FPSO, was fabricated by Daewoo Shipbuilding in South Korea for the major French oil company, Total, for deployment in the offshore area near Angola. It can process 220,000 barrels per day and has a storage capacity of 1.9 million barrels. This vessel is extensively outfitted with Bondstrand® fiberglass piping for use in all water handling systems.

Clifton, New Jersey

Pictured is Ameron’s largest non-circular pipe manufactured to date. The 99”x 99” arch-shaped fiberglass Reinforced Polymer Mortar Pipe was sliplined into an existing concrete sewer line in advance of construction of a new highway in Clifton. The existing corroded host sewer pipe was flowing with live sewage during installation, making Ameron’s non-circular sliplining pipe an excellent choice for the contractor by eliminating costly sewage bypassing.

Atacama Desert, Chile

Bondstrand® fiberglass piping is being used extensively to convey sea water from the Pacific Ocean through the Atacama Desert in Chile, to an elevation of 1,500 meters in the Andes Mountains.

Terneuzen, the Netherlands

Dow Chemical, the Netherlands, specified Bondstrand® pipe systems in sizes up to 40” and pressures up to 16 bar for an expansion of their Polyol plant. The Bondstrand® pipe systems were installed for the cooling water intake and discharge systems.

Saskatchewan, Canada

Shown here is a Centron® fiberglass pipe system at the Shaunavon Field in Southwest Saskatchewan installed for Crescent Point Energy. Centron® high pressure fiberglass line pipe transfers produced water at high pressure to injection wells to increase oil production in aging oil fields. The system includes Centron® fiberglass pipe for a combination 3” to 4” flow lines, 4” gas lines, 3” to 4” injection lines and 6” to 8” group lines.

USAN FPSO

The USAN FPSO, one of the largest FPSO’s constructed, measures 320 meters long, 61 meters wide and 31 meters high. It has a surface area equivalent to four football fields. It can store up to 2 million barrels of oil and can process up to 180,000 barrels of oil per day. Ameron supplied about 8,000 meters of Bondstrand® fiberglass conductive pipe ranging in size from 50 mm to 900 mm. The USAN was constructed by Hyundai Heavy Industries for the French oil company, Total. It will operate in the West Africa waters.

Offshore, Brazil

The Maersk Peregrino FPSO is part of the first phase of the Peregrino oil field development for the area offshore of Brazil. The application uses Bondstrand® fiberglass pipe systems in sizes ranging from 2” to 28” for applications such as, service water, potable water and seawater cooling.

South Korea

This LNG (liquefied natural gas) ship was built in Samsung Heavy Industries’ yard for Norwegian owner, OSM. It is fitted with Bondstrand® fiberglass pipe for the ballast system. Bondstrand® fiberglass pipe is selected for its quality, reliability and performance for most LNG carriers built in South Korea.

water

TRANSMISSION GROUP

BUSINESS DESCRIPTION

Ameron is a leader in pipe technology and a principal supplier of highly-engineered concrete and steel pipe systems in the western portion of North America from seven plants in the U.S. and Mexico. American Pipe & Construction International (APCI), a wholly-owned subsidiary headquartered in Bogota, Colombia, is a major supplier of concrete and steel pipe products in Central and South America.

Designed to satisfy the widest range of performance requirements, Ameron’s concrete and steel pipe products provide long-term water and wastewater conveyance. Typical projects include high-pressure and gravity water transmission and distribution lines, inverted aqueduct siphons, sewer force mains, power plant cooling water systems, sewer outfalls, storm drains, culverts, tunnel liners, and penstocks for hydroelectric generating plants.

Ameron’s Water Transmission Group designs and manufactures several distinct pipe product lines. Heavy-wall, large-diameter steel pipe and concrete pressure pipe serve medium to high-pressure applications. Reinforced concrete pipe products address low-pressure and gravity-flow needs. Ameron also specializes in steel fabrication for the energy and transportation markets with products such as large-diameter wind towers and pilings. A state-of-the-art manufacturing facility in Southern California, with rail-loading capabilities, allows Ameron’s Wind Tower Division to supply high-quality towers to the wind energy industry throughout North America.

Ameron manufactures and markets T-Lock® and Arrow-Lock®, polyvinyl chloride sheet linings that have been protecting concrete pipe and cast-in-place concrete structures worldwide from the corrosive effects of sewer gases, acids and industrial chemicals for more than 60 years. Proven T-Lock® technology is also used in the T-Hab® system for rehabilitating large-diameter sewers without excavating city streets. Arrow-Lock® is used as a long-life alternative for the rehabilitation of wastewater structures and manholes.

Richard I. Mueller,

Group President, Water Transmission Group

Freemont, California

The Alameda Siphon No. 4 project extends from the Alameda East Portal across both the Calaveras Fault and Alameda Creek to the Alameda West Portal. It includes dual 66” welded steel pipe system with butt-weld joints designed to allow four feet of displacement of the pipes during an earthquake without losing internal pressure. Ameron won the Steel Tank Institute Steel Plate Fabricators Association 2010 Pipeline Project of the Year Award for the project.

Griffith Park, California

Los Angeles Department of Water and Power is installing two miles of water transmission main in the Griffith Park area as part of a comprehensive plan to meet state and federal surface water treatment standards. Approximately 11,100 feet of Ameron’s 96” welded steel pipe was specified for this project.

San Francisco, California

The new Bay Division Pipeline No. 5 will be built parallel to the existing Bay Division Pipeline Nos. 1 and 2 and will provide redundancy and improve seismic reliability to the transmission system. Ameron’s 72” diameter welded steel pipe was selected by the San Francisco Public Utilities Commission for this project. This pipe will be used to create seismic, delivery and water supply reliability through long-lasting improvements to an aging water infrastructure, and sustain the quality of life for customers in the San Francisco region.

Truckee, California

The Mogul Bypass Pipeline project was expedited after the April 25, 2008 earthquake that damaged the Truckee Meadows Water Authority’s raw water supply system in an area west of Reno, Nevada. The pipeline bypasses an antiquated canal and flume system, using Ameron’s 69” diameter welded steel pipe.

Coolidge, Arizona

The first installation of Ameron’s patent-pending Pressure Cast Steel Pipe was placed in an inverted siphon for the Gila River Indian Community. This 120” steel pipe had sufficient stiffness to be delivered and installed without struts, even though the cylinder thickness is one-fifth the thickness of a traditional steel pipe of this size.

Sultan, Washington

The Snohomish Public Utility District developed the Youngs Creek Hydro Power project to increase their renewable power production. The facility is estimated to generate about 7.5 megawatts of power and includes a low dam that diverts and intakes water. The project includes the construction of a penstock – 14,500 ft long with Ameron’s 48” to 51” welded steel pipe.

Guajira, Colombia

The Rancheria irrigation project will provide water to the San Juan and Rancheria Districts of Colombia. The irrigation project was fitted with approximately 11 miles of Ameron’s 51” bar-wrapped concrete pressure pipe and approximately 7 miles of 87” welded steel pipe. The pipe for this project was manufactured by Ameron’s, American Pipe & Construction facility in Bogota, Colombia.

wind TOWERS

Sacramento, California

Background Image

Located just west of Sacramento, these Ameron towers are being erected at a wind farm using Siemens turbines for NextEra Energy Resources. These towers when fully assembled will stand over 260 feet high with internal platforms and ladders that will allow operators easy access for routine maintenance.

Redding, California

Top Right and Lower Left

Ameron supplied 44 towers for a 101 megawatt wind farm near Redding. Siemens, a major customer of the Ameron’s Wind Towers Division, built the wind turbines for Pattern Energy, a San Francisco based renewable energy company.

Tehachapi, California

Bottom Right

Ameron’s Wind Towers Division supplied its first tower to Tehachapi, Southern California’s largest wind resource area for Terra Gen, a major developer in the Tehachapi region.

Ken Primavera,

Division President, Wind Towers

infrastructure PRODUCTS GROUP

BUSINESS DESCRIPTION

Ameron’s Infrastructure Products Group consists of two domestic divisions.

The Ameron Hawaii Division manufactures and markets crushed basalt aggregates, ready-mix concrete, concrete pipe, box culverts and utility manholes. Ameron is also a leading supplier of dune sand and cultured stone veneer. Production facilities are located on Oahu and Maui with sales directly to contractors in the residential, commercial, governmental, industrial, and military construction markets. Oahu-based facilities include the Kapaa quarry where basalt aggregates are mined, crushed, and sized, a concrete precast plant, and three ready-mix concrete batch plants. Maui-based facilities include a quarry and two ready-mix concrete batch plants. Ameron’s Pole Products Division produces and sells spun-cast concrete streetlighting poles and bollards along with steel traffic and lighting poles to customers throughout the U.S. The Pole Products Division operates manufacturing facilities in California, Washington, Oklahoma and Alabama. The Pole Products Division is the largest manufacturer of decorative, spun-cast, prestressed concrete streetlighting poles in the U.S. Ameron offers a variety of traditional and contemporary styles in an assortment of shapes, colors, textures and finishes. Ameron’s innovative pole designs are a durable, attractive choice for residential and commercial developments, parks and city streetscapes. Ameron’s environmentally friendly spun-cast concrete poles offer creative designs, attractive styles, longevity, low maintenance and durability.

John Szabo,

Division President, Pole Products

Wade Wakayama, Division President, Ameron Hawaii

Los Angeles, California

Ameron’s eco-friendly, spun-cast Washington decorative concrete lighting poles were selected for the new University of Southern California five-story student center and outdoor plaza that has become a popular gathering and dining spot for students and faculty.

Myrtle Beach, South Carolina

Myrtle Beach’s new 1.2 mile-long Oceanfront Boardwalk and Promenade favored Ameron’s Victorian decorative concrete lighting poles for style, durability and outstanding value.

Kahuku, Oahu

Concrete for the Kahuku Wind Power project was poured during the summer of 2010. Ameron Hawaii provided 6,000 cubic yards of ready-mix concrete for this project. It is estimated that the Kahuku Wind Power will generate enough energy to power the equivalent of about 8,000 homes and reduce carbon dioxide emissions by approximately 96 million pounds per year.

Windward, Oahu

Ameron Hawaii’s Kapaa Quarry is a key aggregate source on Oahu. The development of the second phase of the quarry, shown on the right side of the road, will provide years of high quality rock to meet Hawaii’s construction demands.

Makakilo, Oahu

The connector ramp from the H-1 Freeway in west Oahu connects to the Palailai and Makakilo Interchanges to ease the flow of traffic to Oahu’s second city of Kapolei. This project required over 9,500 cubic yards of ready-mix concrete from Ameron Hawaii.

Honolulu, Oahu

The Punahou School’s eco-friendly Omidyar K-1 project, named after eBay founder Pierre Omidyar, includes five new buildings, with 12 new classrooms, a dedicated physical education pavilion, a creative learning center, administration offices and a health room. Ameron Hawaii provided 2,500 cubic yards of ready-mix concrete for this project.

West Palm Beach, Florida

West Palm Beach downtown revitalization project utilized Ameron’s Victorian style decorative spun-cast concrete poles to create a pedestrian-friendly, pedestrian-safe environment along the waterfront.

Reno, Nevada

Ameron’s Monterrey style traditional concrete poles were chosen to enhance the beauty and majesty of the 728-acre Montreux golf and housing development with its Nicklaus signature golf course.

East Kapolei, Oahu

The Kanehili subdivision is located in west Oahu and consists of 111 units being developed by Gentry Kapolei Development LLC, through the Department of Hawaiian Home Lands. When this project is completed, Ameron Hawaii will have provided 16,000 cubic yards of ready-mix concrete.

Honolulu, Oahu

After construction was halted in 2009, The Pacifica Condominium, formerly known as the Moana Vista Condominium, started up again in mid-2010 and is expected to be completed in April 2011. Located near Ala Moana Shopping Center in Honolulu, the 46-story condominium will offer 489 one and two-bedroom units. To date, about 12,000 cubic yards of ready-mix concrete were supplied of the 19,500 cubic yards that will be required for the completion of the project.

financial

SECTION

2010

TABLE OF CONTENTS

26 Selected Consolidated Financial Information

27 Management’s Discussion and Analysis of Financial Condition and Results of Operations

37 Consolidated Statements of Income

38 Consolidated Balance Sheets

40 Consolidated Statements of Stockholders’ Equity

41 Consolidated Statements of Comprehensive Income

41 Consolidated Statements of Cash Flows

42 Notes to Consolidated Financial Statements

64 Management’s Reports

65 Report of Independent Registered Public Accounting Firm

AMERON

INTERNATIONAL

Ameron International

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)	2010	2009	Year ended November 30, 2008	2007	2006
Per Common Share Data (1)					
Basic earnings per share allocated to Common Stock:					
Income from continuing operations	**$ 5.11**	$ 3.52	$ 6.37	$ 6.70	$ 5.66
(Loss)/income from discontinued operations, net of taxes	**(.11)**	.09	—	.68	.25
Net income	**5.00**	3.61	6.37	7.38	5.91
Diluted earnings per share allocated to Common Stock:					
Income from continuing operations	**5.11**	3.52	6.35	6.69	5.60
(Loss)/income from discontinued operations, net of taxes	**(.11)**	.09	—	.67	.24
Net income	**5.00**	3.61	6.35	7.36	5.84
Weighted-average shares (basic)	**9,205,439**	9,166,558	9,124,557	9,029,487	8,731,839
Weighted-average shares (diluted)	**9,220,211**	9,184,771	9,169,056	9,090,846	8,871,695
Dividends (2)	**4.20**	1.20	1.15	.90	.80
Stock price – high	**75.84**	89.00	130.51	109.60	80.01
Stock price – low	**54.73**	41.86	33.30	64.35	44.66
Price/earnings ratio (range)	**15-11**	25-12	20-5	15-9	14-8
Operating Results					
Sales	**$ 503,259**	$ 546,944	$ 667,543	$ 631,010	$ 549,180
Gross profit	**127,924**	145,452	153,621	146,029	132,389
Interest income/(expense), net	**(22)**	588	1,533	1,927	(1,682)
Provision for income taxes	**(29,709)**	(15,517)	(16,955)	(10,359)	(10,905)
Equity in (loss)/earnings of affiliate, net of taxes	**(1,206)**	(5,512)	10,337	15,383	13,550
Income from continuing operations	**47,268**	32,483	58,592	61,140	50,060
(Loss)/income from discontinued operations, net of taxes	**(1,014)**	817	—	6,099	2,140
Net income	**46,254**	33,300	58,592	67,239	52,200
Net income/sales	**9.2%**	6.1%	8.8%	10.7%	9.5%
Return on average equity	**9.3%**	6.9%	12.7%	16.6%	15.8%
Financial Condition at Year-end(3)					
Working capital	**$ 322,456**	$ 287,467	$ 297,445	$ 314,339	$ 280,467
Property, plant and equipment, net	**244,198**	238,508	206,162	173,731	134,470
Investments					
Equity method affiliate	**—**	30,626	14,428	14,677	14,501
Cost method affiliates	**3,784**	3,784	3,784	3,784	3,784
Total assets	**781,569**	762,549	726,322	705,812	616,351
Long-term debt, less current portion	**23,424**	30,933	35,989	57,593	72,525
Cash Flow (3)					
Expenditures for property, plant and equipment	**$ 30,965**	$ 46,874	$ 60,697	$ 47,697	$ 35,519
Depreciation and amortization	**26,539**	22,108	20,409	17,034	17,440

(1) Amounts adjusted based on adoption of two-class computation method (see Note (1) of the Notes to Consolidated Financial Statements).
(2) Includes special dividend of $3.00 per share, paid on November 30, 2010.
(3) Amounts include both continuing and discontinued operations.

26

FINANCIAL SECTION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Ameron International Corporation (“Ameron”, the “Company”, the “Registrant” or the “Corporation”) is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Ameron is a leading producer of water transmission lines; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials; and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe and Asia. The Company has three reportable segments. The Fiberglass-Composite Pipe Group manufactures and markets filament-wound and molded composite fiberglass pipe, tubing, fittings and well screens. The Water Transmission Group manufactures and supplies concrete and steel pressure pipe, concrete non-pressure pipe, protective linings for pipe and fabricated steel products, such as large-diameter wind towers. The Infrastructure Products Group consists of two operating segments, which are aggregated: the Hawaii Division which manufactures and sells ready-mix concrete, sand and aggregates, concrete pipe and culverts and the Pole Products Division which manufactures and sells concrete and steel lighting and traffic poles. The markets served by the Fiberglass-Composite Pipe Group are worldwide in scope. The Water Transmission Group serves primarily the western U.S. for pipe and sells wind towers primarily west of the Mississippi River. The Infrastructure Products Group’s quarry and ready-mix business operates exclusively in Hawaii, and poles are sold throughout the U.S. Ameron also participates in various affiliate companies, directly in Saudi Arabia, and indirectly in Egypt.

During the fourth quarter of 2010, the Company sold its 50% ownership in TAMCO, a steel mini-mill operating in California. The Company reports its investment in TAMCO using the equity method of accounting.

During the third quarter of 2006, the Company sold its Performance Coatings & Finishes business (“Coatings Business”). The results from this segment are reported as discontinued operations for all the reporting periods. Accordingly, the following discussions generally reflect summary results from continuing operations unless otherwise noted. However, the net income and net income per share discussions include the impact of discontinued operations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Management’s Discussion and Analysis of Liquidity and Capital Resources and Results of Operations are based upon the Company’s consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires Management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities during the reporting periods. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

A summary of the Company’s significant accounting policies is provided in Note (1) of the Notes to Consolidated Financial Statements, herein. In addition, Management believes the following accounting policies affect the more significant estimates used in preparing the consolidated financial statements.

The consolidated financial statements include the accounts of Ameron and all wholly-owned subsidiaries. All material intercompany accounts and transactions are eliminated. The functional currencies for the Company’s foreign operations are the applicable local currencies. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted-average exchange rate during the period. The resulting translation adjustments are recorded in accumulated other comprehensive income/(loss). The Company advances funds to certain foreign subsidiaries that are not expected to be repaid in the foreseeable future. Translation adjustments arising from these advances are also included in accumulated other comprehensive income/(loss). The timing of repayments of intercompany advances could materially impact the Company’s consolidated financial statements. Additionally, earnings of foreign subsidiaries are often permanently reinvested outside the U.S. Unforeseen repatriation of such earnings could result in significant unrecognized U.S. tax liability. Gains or losses resulting from foreign currency transactions are included in other income, net.

Revenue for the Fiberglass-Composite Pipe and Infrastructure Products segments is recognized when risk of ownership and title pass, primarily at the time goods are shipped, provided that an agreement exists between the customer and the Company, the price is fixed or determinable and collection is reasonably assured. Revenue is recognized for the Water Transmission Group primarily under the percentage-of-completion method, typically based on completed units of production, since products are manufactured under enforceable and binding construction contracts, typically are designed for specific applications, are not interchangeable between projects, and are not manufactured for stock. Revenue for the period is determined by multiplying total estimated contract revenue by the percentage of completion of the contract and then subtracting the amount of previously recognized revenue. Cost of earned revenue is computed by multiplying estimated contract completion cost by the percentage of completion of the contract and then subtracting the amount of previously recognized cost. In some cases, if products are manufactured for stock or are not related to specific construction contracts, revenue is recognized under the same criteria used by the other two segments. Revenue under the percentage-of-completion method is subject to a greater level of estimation, which affects the timing of revenue recognition, costs and profits. Estimates are reviewed on a consistent basis and are adjusted periodically to reflect current expectations. Costs attributable to unpriced change orders are treated as costs of contract performance in the period, and contract revenue is recognized if recovery is probable. Disputed or unapproved change orders are treated as claims. Recognition of amounts of additional contract revenue relating to claims occurs when amounts have been received or awarded with recognition based on the percentage-of-completion methodology.

AMERON INTERNATIONAL

The Company expenses environmental clean-up costs related to existing conditions resulting from past or current operations on a site-by-site basis. Liabilities and costs associated with these matters, as well as other pending litigation and asserted claims arising in the ordinary course of business, require estimates of future costs and judgments based on the knowledge and experience of Management and its legal counsel. When the Company’s exposures can be reasonably estimated and are probable, liabilities and expenses are recorded. The ultimate resolution of any such exposure to the Company may differ from expectations due to subsequent developments.

Inventories are stated at the lower of cost or market with cost determined principally on the first-in, first-out (“FIFO”) method. Certain steel inventories used by the Water Transmission Group are valued using the last-in, first-out (“LIFO”) method. Significant changes in steel levels or steel prices could materially impact the Company’s financial statements. Reserves are established for excess, obsolete and rework inventories based on estimates of salability and forecasted future demand. Management records an allowance for doubtful accounts receivable based on historical experience and expected trends. A significant reduction in demand or a significant worsening of customer credit quality could materially impact the Company’s consolidated financial statements.

Investments in unconsolidated affiliates over which the Company has significant influence are accounted for under the equity method of accounting, whereby the investment is carried at the cost of acquisition, including subsequent capital contributions and loans from the Company, plus the Company’s equity in undistributed earnings or losses since acquisition. Investments in affiliates which the Company does not have the ability to exert significant influence over the investees’ operating and financing activities are accounted for under the cost method of accounting. The Company’s former investment in TAMCO, a steel mini-mill in California, is accounted for under the equity method. Investments in Ameron Saudi Arabia, Ltd. and Bondstrand, Ltd. are accounted for under the cost method due to Management’s current assessment of the Company’s influence over these affiliates. The Company’s investment in TAMCO was sold in October 2010. Property, plant and equipment is stated on the basis of cost and depreciated principally using a straight-line method based on the estimated useful lives of the related assets, generally three to 40 years. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. If the estimated future, undiscounted cash flows from the use of an asset are less than its carrying value, a write-down is recorded to reduce the related asset to estimated fair value. Actual cash flows may differ significantly from estimated cash flows. Additionally, current estimates of future cash flows may differ from subsequent estimates of future cash flows. Changes in estimated or actual cash flows could materially impact the Company’s consolidated financial statements.

The Company is self insured for a portion of the losses and liabilities primarily associated with workers’ compensation claims and general, product and vehicle liability. Losses are accrued based upon the Company’s estimates of the aggregate liability for claims incurred using historical experience and certain actuarial assumptions followed in the insurance industry. The estimate of self-insurance liability includes an estimate of incurred but not reported claims, based on data compiled from historical experience. Actual experience could differ significantly from these estimates and could materially impact the Company’s consolidated financial statements. The Company typically purchases varying levels of third-party insurance to cover losses subject to retention levels (deductibles or primary self insurance) and aggregate limits. Currently, the Company’s retention levels are $1.0 million per workers’ compensation claim, $.1 million per general, property or product liability claim, and $.25 million per vehicle liability claim.

When accounting for pension and other postretirement benefits, assumptions are made regarding the valuation of benefit obligations and the performance of plan assets that are controlled and invested by third-party custodians. Delayed recognition of differences between actual results and expected or estimated results is a guiding principle of these standards. Such delayed recognition provides a gradual recognition of benefit obligations and investment performance over the working lives of the employees who benefit under the plans, based on various assumptions. Assumed discount rates are used to calculate the present values of benefit payments which are projected to be made in the future, including projections of increases in employees’ annual compensation and health care costs. Management also projects the future returns on invested assets based principally on prior performance. These projected returns reduce the net benefit costs the Company records in the current period. Actual results could vary significantly from projected results, and such deviations could materially impact the Company’s consolidated financial statements. Management consults with the Company’s actuaries when determining these assumptions. Program changes, including termination, freezing of benefits or acceleration of benefits, could result in an immediate recognition of unrecognized benefit obligations; and such recognition could materially impact the Company’s consolidated financial statements.

For pension and other postretirement benefits accounting, the discount rate is based on market interest rates. At November 30, 2010, the Company decreased the annual discount rate from 5.70% to 5.30% as a result of the then-current market interest rates on long-term, fixed-income debt securities of highly-rated corporations. In estimating the expected return on assets, the Company considers past performance and future expectations for various types of investments, as well as the expected long-term allocation of assets. At November 30, 2010, the Company maintained the long-term annual rate of return on assets assumption of 8.50% reflecting current expectations for future returns in the investment markets. In projecting the rate of increase in compensation levels, the Company considers movements in inflation rates as reflected by market interest rates. At November 30, 2010, the Company decreased the assumed annual rate of compensation from 4.25% to 3.50%. In selecting the rate of increase in health care costs, the Company considers past performance and forecasts of future health care cost trends. At November 30, 2010, the Company raised the annual rate of increase in health care costs to 10.00%, from 9.00% in 2009, decreasing ratably until reaching 5.00% in 2015 and beyond.

Different assumptions would impact the Company’s projected benefit obligations and annual net periodic benefit costs related to pensions and the accrued other benefit obligations and benefit costs related to postretirement benefits. The following reflects the impact associated with a change in certain assumptions:

FINANCIAL SECTION

1% Increase 1% Decrease

Increase/ Increase/ Increase/ Increase/ (Decrease) (Decrease) (Decrease) (Decrease) in Benefit in Benefit in Benefit in Benefit (In thousands) Obligations Costs Obligations Costs

Discount Rate:

Pensions $ (29,440) $ (3,387) $ 35,977 $ 3,506 Other postretirement benefits (382) (13) 440 11 Expected rate of return on assets Not Applicable (1,725) Not Applicable 1,725 Rate of increase in compensation levels 3,071 692 (2,746) (620) Rate of increase in health care costs 150 17 (133) (14)

Additional information regarding pensions and other postretirement benefits is disclosed in Note (16) of Notes to Consolidated Financial Statements, herein.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that the Company believes market participants would use in pricing assets or liabilities, including assumptions about risk and the risks inherent in the inputs to valuation techniques. These inputs can be readily observable, market corroborated or generally unobservable. The Company primarily applies the market approach for recurring fair value measurements and endeavors to utilize the best available information. Accordingly, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The Company classifies fair value balances based on the observability of those inputs. The ultimate exit price could be significantly different than currently estimated by the Company.

Management incentive compensation is accrued based on current estimates of the Company’s ability to achieve short-term and long-term performance targets. The Company’s actual performance and incentive compensation payouts could be significantly different than currently estimated by the Company.

Deferred income tax assets and liabilities are computed for differences between the financial statement and income tax bases of assets and liabilities. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amounts expected to be realized. Quarterly income taxes are estimated based on the mix of income by jurisdiction forecasted for the full fiscal year. The Company believes that it has adequately provided for tax-related matters. Actual income, the mix of income by jurisdiction and income taxes could be significantly different than currently estimated.

The amount of income taxes the Company pays is subject to ongoing audits by federal, state and foreign tax authorities. The Company’s estimate of the potential outcome of any uncertain tax issue is subject to Management’s assessment of relevant risks, facts, and circumstances existing at that time, with a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. A liability is recorded for the difference between the measured benefit recognized and the tax position taken or expected to be taken on the tax return. To the extent that the Company’s assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. The Company reports tax-related interest and penalties as a component of income tax expense.

AMERON INTERNATIONAL

LIQUIDITY AND CAPITAL RESOURCES

The following discussion of liquidity and capital resources combines the impact of both continuing and discontinued operations unless otherwise noted.

As of November 30, 2010, the Company’s working capital, including cash and cash equivalents and current portion of long-term debt, totaled $322.5 million, an increase of $35.0 million from working capital of $287.5 million as of November 30, 2009. The increase in working capital resulted primarily from higher cash and cash equivalents and inventory and lower accrued liabilities, partially offset by lower receivables and higher trade payables and income taxes payable. Inventories and payables rose due to the anticipated level of sales in 2011, while receivables fell due to the lower level of sales activity during 2010. Income taxes payable increased due to higher pretax income. Cash and cash equivalents totaled $236.7 million as of November 30, 2010, compared to $181.1 million as of November 30, 2009.

Net cash of $52.2 million was generated from operating activities in 2010, compared to $125.9 million generated in 2009. In 2010, cash from operating activities included net income of $46.3 million, less non-cash adjustments (depreciation, amortization, deferred income taxes, loss from affiliate, gain from sale of assets, stock compensation expense and the non-cash write-down of assets) of $18.7 million, plus changes in operating assets and liabilities of $24.6 million. In 2009, cash from operating activities included net income of $33.3 million, plus similar non-cash adjustments of $45.3 million, plus changes in operating assets and liabilities of $47.2 million. In 2008, cash from operating activities included net income of $58.6 million, plus similar non-cash adjustments (other than write-down of assets) of $22.5 million, plus changes in operating assets and liabilities of $7.4 million. Compared to 2009, non-cash adjustments in 2010 were lower due primarily to the sale of the Company’s ownership of TAMCO; and the net operating assets were lower primarily due to a leveling of business activity. The $73.7 million decline in net cash from operations from 2009 to 2010 was due to a sharp decline in business activity from 2008 to 2009, which did not repeat in 2010. In addition, cash from operations increased $37.4 million in 2009, compared to 2008, due to this economic slowdown.

Net cash provided by investing activities totaled $49.5 million in 2010, compared to net cash used in investing activities of $69.9 million in 2009 and $59.1 million in 2008. In 2010, net cash provided by investing activities consisted of gross proceeds from the sale of the Company’s investment in TAMCO of $78.1 million, other asset sales of $.9 million and a $1.5 million net repayment of loans by TAMCO; offset by capital expenditures of $31.0 million. In addition to normal replacement and upgrades of machinery and equipment, the Company expanded fiberglass pipe plants in Texas and Brazil in 2010 and 2009. Normal replacement expenditures are typically equal to depreciation. In 2009, net cash used in investing activities consisted of capital expenditures of $46.9 million, and $25.0 million of capital and loans to TAMCO. Net cash used in investing activities in 2009 was offset by proceeds of $2.0 million from the sale of assets. In 2008, net cash used in investing activities included capital expenditures of $60.7 million, which included the normal replacement and upgrades of machinery, the expansion of a wind tower manufacturing facility and expenditures for construction of new fiberglass pipe plants in Brazil. Net cash used in investing activities in 2008 was offset by proceeds of $1.6 million from the sale of assets. During the year ending November 30, 2011, the Company anticipates spending between $40.0 and $50.0 million on capital expenditures. Capital expenditures are expected to be funded by existing cash balances, cash generated from operations or additional borrowings.

During 2010, the Company received $1.5 million in loan repayments from TAMCO as part of a $40.0 million senior secured credit facility provided by TAMCO’s shareholders. During 2009, the Company contributed capital of $10.0 million to TAMCO. As of November 30, 2009, TAMCO had borrowed $30.0 million under the facility, of which $15.0 million was provided by the Company. On October 21, 2010, the Company sold its ownership in TAMCO which included the extinguishment of the senior secured credit facility.

Net cash used in financing activities totaled $47.4 million during 2010, compared to $28.8 million in 2009. Net cash used in 2010 consisted of net payment of debt of $8.0 million, payment of Common Stock dividends of $38.7 million and treasury stock purchases of $1.1 million (related to the payment of taxes associated with the vesting of restricted shares), offset by $.4 million provided by the issuance of Common Stock. The 2010 Common Stock dividends included a special dividend of $3.00 per share, totaling $27.6 million, which was paid on November 30, 2010. Net cash used in 2009 consisted of net payment of debt of $16.5 million, payment of Common Stock dividends of $11.1 million, payments for debt issuance costs of $1.1 million and similar treasury stock purchases of $1.0 million. Also in 2009, the Company recognized tax benefits related to stock-based compensation of $.8 million. Net cash used in 2008 consisted of net payments of debt of $21.1 million, payment of Common Stock dividends of $10.5 million and similar treasury stock purchases of $2.6 million. Also in 2008, the Company received $.4 million from the issuance of Common Stock related to exercised stock options and recognized tax benefits related to stock-based compensation of $1.3 million.

The Company maintains a $100.0 million revolving credit facility with six banks (the “Revolver”). Under the Revolver, the Company may, at its option, borrow up to the available amount at floating interest rates (at a rate of LIBOR plus a spread ranging from 2.75% to 3.75%, based on the Company’s financial condition and performance) or utilize for letters of credit, at any time until August 2012, when all borrowings under the Revolver must be repaid and letters of credit cancelled. At November 30, 2010, $82.8 million was available under the Revolver.

The Company’s lending agreements contain various restrictive covenants, including the requirement to maintain specified amounts of net worth and restrictions on cash dividends, borrowings, liens, investments, capital expenditures, guarantees, and financial covenants. The Company is required to maintain consolidated net worth of $375.5 million plus 50% of net income and 75% of proceeds from any equity issued after November 30, 2008. The Company’s consolidated net worth exceeded the covenant amount by $142.4 million as of November 30, 2010. The Company is required to maintain a consolidated leverage ratio of consolidated funded indebtedness to earnings before interest, taxes, depreciation and amortization (“EBITDA”) of no more than 2.50 times. At November 30, 2010, the Company maintained a consolidated leverage ratio of .58 times EBITDA. Lending agreements require the Company to maintain qualified consolidated tangible assets at least equal to the outstanding secured funded indebtedness. At November 30, 2010, qualifying tangible assets equaled 5.52 times funded indebtedness. Under the most restrictive fixed charge coverage ratio, the sum of EBITDA and rental expense less cash taxes must be at least 1.50 times the sum of interest expense, rental expense, dividends and scheduled funded debt payments. At November 30, 2010, the Company maintained such a fixed charge coverage ratio of 2.04 times.

FINANCIAL SECTION

Under the most restrictive provisions of the Company’s lending agreements, $8.6 million of retained earnings were not restricted at November 30, 2010, as to the declaration of cash dividends or the repurchase of Company stock. In addition, the Company has received consents from its lenders to purchase up to $50.0 million of the Company’s Common Stock. At November 30, 2010, the Company was in compliance with all covenants of its various lending agreements.

Cash and cash equivalents at November 30, 2010 totaled $236.7 million, an increase of $55.6 million from November 30, 2009. At November 30, 2010, the Company had total debt outstanding of $31.1 million, compared to $38.3 million at November 30, 2009, and $111.3 million in unused committed and uncommitted credit lines available from foreign and domestic banks. The Company’s highest borrowing and the average borrowing levels during 2010 were $39.5 million and $37.9 million, respectively.

Cash balances are held throughout the world, including $65.3 million held outside of the U.S. at November 30, 2010. Most of the amounts held outside of the U.S. could be repatriated to the U.S. but, under current law, would be subject to U.S. federal income taxes, less applicable foreign tax credits. The Company currently plans to indefinitely maintain significant cash balances outside the U.S.

The Company also owns life insurance policies on current and former executives. The fair value of these policies is equal to the cash surrender value as determined by the insurance companies, which totaled $27.5 million, as of November 30, 2010.

The Company contributed $12.0 million to the U.S. defined-benefit pension plan and $2.2 million to the non-U.S. defined-benefit pension plans in 2010. The Company expects to contribute approximately $11.4 million to its U.S. defined-benefit pension plan and $1.4 million to the non-U.S. defined-benefit pension plans in 2011.

Management believes that cash flow from operations and current cash balances, together with currently available lines of credit, will be sufficient to meet operating requirements in 2011. Cash available from operations could be affected by a general economic downturn or a decline or adverse changes in the Company’s business, such as a loss of customers, competitive pricing pressures or significant raw material price increases. The Company’s contractual obligations and commercial commitments at November 30, 2010 are summarized as follows (in thousands):

Payments Due by Period

Less than 1-3 3-5 After 5 Contractual Obligations Total 1 year years years years

Long-term debt $ 31,148 $ 7,724 $ 7,724 $ — $ 15,700 Interest payments on debt (a) 1,565 727 472 144 222 Operating leases 33,464 4,888 4,244 2,549 21,783 Pension funding 12,800 12,800 — — — Uncertain tax positions 917 917 — — —

Total contractual obligations (b) $ 79,894 $ 27,056 $ 12,440 $ 2,693 $ 37,705

Commitments Expiring Per Period

Less than 1-3 3-5 After 5 Contractual Commitments Total 1 year years years years Standby letters of credit (c) $ 1,145 $ 1,145 $ — $ — $ —

Total commercial commitments $ 1,145 $ 1,145 $ — $ — $ —

(a) Future interest payments related to debt obligations, excluding the Revolver.

(b) The Company has no capitalized lease obligations, unconditional purchase obligations or standby repurchases obligations. (c) Not included are standby letters of credit totaling $16,067 supporting industrial development bonds with principal of $15,700. The principal amount of the industrial development bonds is included in long-term debt. The standby letters of credit are issued under the Revolver.

AMERON INTERNATIONAL

RESULTS OF OPERATIONS: 2010 COMPARED WITH 2009

General

Net income totaled $46.3 million, or $5.00 per diluted share, on sales of $503.3 million in the year ended November 30, 2010, compared to $33.3 million, or $3.61 per diluted share, on sales of $546.9 million in 2009. A sales increase by the Fiberglass-Composite Pipe Group partially offset larger declines by the Water Transmission and Infrastructure Products Groups. The Fiberglass-Composite Pipe Group benefited from increased demand in energy markets, but income decreased due to lower margins. Water Transmission Group’s sales and income declined primarily due to lower wind tower sales. Infrastructure Products Group’s profits were lower as sales continued to be impacted by weak construction spending. Net income increased in 2010 due primarily to the gain on the sale of the Company’s investment in TAMCO, the Company’s 50%-owned steel mini-mill, and lower equity in TAMCO’s losses.

Sales

Sales decreased $43.7 million, or 8.0%, in 2010, compared to 2009. Sales declined due to depressed conditions in wind energy markets and softness in water pipe markets which impacted the Water Transmission Group and continued weakness in most construction markets in Hawaii and in pole demand which impacted the Infrastructure Products Group, partially offset by increased demand in the Fiberglass-Composite Pipe Group.

Fiberglass-Composite Pipe’s sales increased $18.6 million, or 8.3%, in 2010, compared to 2009. Sales of operations in the U.S. increased $19.4 million primarily due to demand in key onshore oilfield and mining markets. Sales of Asian operations decreased $8.8 million, in spite of the weaker U.S. dollar, due to the decline in marine and offshore markets. European-originated sales decreased $5.6 million primarily due to softer market conditions in industrial and oilfield markets. Sales of Brazilian operations increased $13.6 million due to the startup of a new onshore oilfield pipe plant, growth in the municipal water market and the rising value of the Brazilian currency. Orders for marine and offshore projects continue to soften; however, looking forward, the Fiberglass-Composite Pipe Group continues to see strong demand due primarily to energy-related projects.

Water Transmission Group’s sales decreased $39.4 million, or 22.2%, in 2010, compared to 2009. The decrease was largely due to lower wind tower sales and partly due to weaker cyclical demand for water pipe in the western U.S. As of November 30, 2010, the wind tower backlog totaled $3.4 million, from $28.9 million at the end of 2009, due to production throughout 2010 and the lack of new orders. Until the wind energy markets improve and more financing becomes available to the wind energy industry, the Group’s wind tower activity is expected to remain depressed. Near term, the water pipe business is also expected to continue to experience soft market demand. The timing of bid activity has been negatively affected by the economy, municipal budgets and availability of financing. The Company continues to monitor a number of major wind tower and pipe projects; however, it remains uncertain when owners, water agencies and municipalities will proceed with these projects.

Infrastructure Products’ sales decreased $23.0 million, or 15.9%, in 2010, compared to 2009. Both the Hawaii Division and the Pole Products Division had lower sales in 2010. The Hawaii Division continued to experience lower demand for aggregates and ready-mix concrete on both Oahu and Maui as construction spending remained weak due to the recessionary economy. Construction related to military and governmental spending provided a stable base of business, while all other sectors declined. The decline in U.S. housing markets and reduced demand for concrete lighting poles for new construction and steel traffic poles impacted the Pole Products Division. The Infrastructure Products Group is expected to continue to be affected by the slowdown in construction spending in Hawaii and the low level of residential construction spending throughout the U.S. Demand for Pole Products Division’s decorative concrete poles for residential lighting applications appears to have stabilized. However, major recoveries of the residential construction markets and the Infrastructure Products Group are not expected in the near term.

Gross Profit

Gross profit in 2010 was $127.9 million, or 25.4% of sales, compared to $145.5 million, or 26.6% of sales, in 2009. Gross profit decreased $17.5 million, primarily due to lower sales, lower margins and higher last-in, first-out (“LIFO”) reserves related to steel used by the Water Transmission Group.

Fiberglass-Composite Pipe Group’s gross profit decreased $2.9 million in 2010, compared to 2009. Profit margins decreased to 37.1% in 2010, compared to 41.4% in 2009. Margins were lower due to higher raw material costs and changes in product mix, with completion of higher-margin projects from Asia and an increase in lower-margin sales from Brazil. Higher sales increased gross profit by $7.7 million, offset by unfavorable product mix and operating efficiencies of $10.6 million.

Water Transmission Group’s gross profit decreased $4.5 million in 2010, compared to 2009, due to lower sales. Profit margins increased to 12.1% in 2010, compared to 11.9% in 2009. Overall, gross profit margins remained stable as lower raw material costs were offset by unfavorable plant efficiencies. The decline in the Group’s gross profit was primarily related to wind towers. As a result of the depressed market for wind towers, Management performed an impairment analysis at the end of the third quarter of 2010 of certain wind tower assets.

FINANCIAL SECTION

Based on internal and third-party forecasts, the estimated future undiscounted cash flows of the wind tower facility exceed the carrying value of the related long-lived assets. However, if market conditions do not improve as expected, this could indicate a potential impairment of the Company’s long-lived assets used for the production of wind towers. No events or circumstances occurred since August 29, 2010, that indicate that the carrying amounts of these assets may not be recoverable.

Gross profit in the Infrastructure Products Group decreased $4.5 million in 2010, compared to 2009. Profit margins remained steady at 19.2%. The decline in gross profit was related to lower sales.

Consolidated gross profit was $6.1 million lower in 2010 than in 2009 due to unfavorable reserves in 2010 associated with LIFO accounting of certain steel inventories used by the Water Transmission Group due primarily to an increase in steel prices. LIFO reserves are not allocated to the operating segments.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses totaled $101.8 million, or 20.2% of sales, in 2010, compared to $100.0 million, or 18.3% of sales, in 2009. The $1.8 million increase was due to higher pension expense of $4.7 million, higher expenses of international operations related to changes in foreign exchange rates of $1.8 million, higher depreciation expense of $1.0 million, higher severance of $.8 million, and higher compensation expense of $.5 million, offset by lower insurance costs of $4.5 million, lower legal and professional fees of $1.2 million and lower other expenses of $1.3 million.

Gain from Sale of Investment in Affiliate

The sale of the Company’s 50% ownership of TAMCO was completed on October 21, 2010. The Company sold its TAMCO investment and extinguished all outstanding debt owed by TAMCO to the Company under a shareholder loan. The Company received $78.1 million of gross proceeds after estimated working capital adjustments of $.7 million and before closing costs of approximately $2.1 million, recognizing a pretax gain of $48.4 million.

Other Income, Net

Other income, net, totaled $3.6 million in 2010, compared to $7.4 million in 2009. The decrease in other income was due primarily to lower dividends from affiliates of $2.9 million and lower scrap inventory sales of $1.2 million, partially offset by foreign currency transactions of $.6 million.

Interest Income, Net

Net interest income totaled $22,000 in 2010, compared to $.6 million in 2009. The decline was primarily due to an increase of $.4 million in interest expense and higher bank fees. Interest income decreased by $.2 million in 2010 due to lower investment yields on short-term investments.

Provision for Income Taxes

Income taxes increased to $29.7 million in 2010, from $15.5 million in 2009. The effective tax rate on income from continuing operations increased to 38.0% in 2010, from 29.0% in 2009. The effective rate in 2010 was reduced by a $.6 million decrease in the valuation allowance for deferred assets related to delayed bonuses and restricted stock. The decrease represented a correction of an amount recorded in 2009. The effective tax rate in 2009 was reduced by tax benefits of $1.2 million associated with the adjustment to a deferred tax liability related to earnings and profits from the Company’s former New Zealand subsidiary. The $1.2 million adjustment represented a correction of an amount recorded in prior period financial statements. Management believes these corrections to be immaterial to prior interim and annual financial statements. For both 2009 and 2010, the Company provided a full valuation allowance for the net operating loss carry-overs of its foreign subsidiaries except its subsidiary in the Netherlands. In 2009, the Company released $1.3 million of valuation allowance for deferred tax assets related to the Netherlands subsidiary as a result of higher profitability in 2008 and projected future profitability. In 2010, the fourth-quarter tax rate was significantly higher than the statutory rate due, in part, to an increase in the valuation allowance related to the Netherlands subsidiary of $3.1 million as a result of a revision to profitability projections. During the fourth quarter of 2010, the Company implemented a plan to repatriate $44.2 million of the undistributed earnings of its subsidiary in Singapore at a relatively low tax rate due to the realization of previously unrecognized foreign tax credits. The net tax expense in 2010 related to this repatriation was $1.7 million.

Equity in Loss of Affiliate, Net of Taxes

Equity in loss of affiliate, which consists of the Company’s share of the net loss of TAMCO, decreased to a loss of $1.2 million in 2010, compared to a loss of $5.5 million in 2009. Equity income is shown net of income taxes at an effective rate of 7.8% in 2010 and 2009, respectively, reflecting the dividend exclusion provided to the Company under tax laws. TAMCO’s losses were due to the collapse of infrastructure spending for steel rebar in California, Arizona and Nevada which began in late 2008. During 2010, the Company recognized losses for TAMCO until the sale of its 50% ownership on October 21, 2010.

AMERON INTERNATIONAL

(Loss)/Income from Discontinued Operations, Net of Taxes

In 2006, the Company completed the sale of the Coatings Business to PPG Industries, Inc. (“PPG”). As part of the sale, PPG agreed to pay to the Company future dividends from Oasis-Ameron, Ltd. (“OAL”), a former affiliate of the Company held by the Coatings Business, up to the amount of OAL’s unremitted earnings at the time of the sale of the Coatings Business to PPG. In 2009, the Company recorded $1.2 million, net of tax, from PPG in exchange for any claims on OAL’s dividends. Also in 2009, the Company wrote down by $.4 million, net of tax, real property located in Hull, England formerly used by the Coatings Business and currently held for sale. In 2010, the Company further wrote down the property by an additional $1.0 million, net of tax. The real property write-downs were due to declining real estate values.

RESULTS OF OPERATIONS: 2009 COMPARED WITH 2008

General

Net income totaled $33.3 million, or $3.61 per diluted share, on sales of $546.9 million in the year ended November 30, 2009, compared to $58.6 million, or $6.35 per diluted share, on sales of $667.5 million in 2008. The Fiberglass-Composite Pipe Group had lower sales and profits due primarily to continued soft market conditions and foreign exchange. Water Transmission Group’s sales declined due to weak demand, but profitability improved due principally to better project cost control and plant efficiencies. The Infrastructure Products Group had lower sales and income due to the decline in both the Pole Products Division and the Hawaii Division associated with continued weak construction spending throughout the U.S. Equity in earnings of TAMCO decreased by $15.8 million in 2009, compared to 2008, due to the decline in the steel rebar market in California, Arizona and Nevada.

Sales

Sales decreased $120.6 million, or 18.1%, in 2009, compared to 2008. Sales decreased due to generally weaker economic conditions affecting all of the Company’s businesses.

Fiberglass-Composite Pipe’s sales decreased $48.7 million, or 17.8%, in 2009, compared to 2008. Sales from operations in the U.S. decreased $21.7 million in 2009 primarily due to weaker oilfield piping demand and weak industrial markets. Sales from Asian subsidiaries decreased $13.7 million in 2009, driven by weaker conditions in Middle Eastern industrial markets and the impact of foreign exchange. Sales from European operations decreased $8.7 million in 2009 primarily due to softer market conditions in Europe, North Africa and Russia and weaker foreign currencies in 2009 than in 2008. Sales from Brazilian operations decreased $4.6 million in 2009, due to the impact of foreign exchange, project delays in municipal water markets, and a halt in activity in the pulp and paper market. Worldwide demand declined in key onshore oilfield, chemical and industrial market segments. However, marine and offshore markets remained strong, sustained by new vessel construction at Asian shipyards.

Water Transmission Group’s sales decreased $38.0 million, or 17.7%, in 2009, compared to 2008. The sales decrease was primarily due to weaker demand for water pipe in the western United States and completion of large orders in Colombia during 2008. Wind tower sales remained steady in 2009, compared to prior year.

Infrastructure Products’ sales decreased $34.8 million, or 19.4%, in 2009, compared to 2008. The Company’s Hawaii Division had lower sales as residential and commercial construction markets in Hawaii contracted. Demand for aggregates and ready-mix concrete on both Oahu and Maui declined as construction spending continued to soften due to the recessionary economy. Military and governmental spending held steady in Hawaii. The Pole Products Division continued to be impacted by the decline in U.S. housing markets and reduced demand for concrete lighting poles and steel traffic poles.

Gross Profit

Gross profit in 2009 was $145.5 million, or 26.6% of sales, compared to $153.6 million, or 23.0% of sales, in 2008. Gross profit decreased $8.2 million in 2009, compared to 2008, due to lower sales offset by better cost control, improved plant efficiencies, lower LIFO reserves, favorable product mix and lower raw material costs.

Fiberglass-Composite Pipe Group’s gross profit decreased $14.8 million in 2009, compared to 2008. Profit margins improved to 41.4% in 2009, compared to 39.5% in 2008. Margins were higher in 2009 due to favorable product mix, plant efficiencies and lower raw material costs. Decreased sales, from lower volume and prices, reduced gross profit by $19.2 million, offset by favorable product mix and operating efficiencies of $4.4 million in 2009.

Water Transmission Group’s gross profit increased $17.3 million in 2009, compared to 2008. Profit margins increased to 11.9% in 2009, compared to 1.8% in 2008. Improved profit margins resulted from plant efficiencies with the completion of newly-constructed wind tower facility, cost controls and completion of low-margin pipe projects in 2008.

Gross profit in the Infrastructure Products Group decreased $11.5 million in 2009, compared to 2008. Profit margins declined to 19.2% in 2009, compared to 21.9% in 2008. Margins were lower in 2009 due to pricing pressures related to challenging market conditions. Lower sales negatively impacted gross profit by $7.6 million in 2009, while lower margins primarily related to unfavorable plant utilization decreased gross profit by an additional $3.9 million in 2009.

FINANCIAL SECTION

Consolidated gross profit was $2.1 million higher in 2009 than in 2008 due to decreased reserves in 2009 associated with LIFO accounting of certain steel inventories used by the Water Transmission Group due to lower LIFO inventory quantities and a decrease in steel prices.

Selling, General and Administrative Expenses

SG&A totaled $100.0 million, or 18.3% of sales, in 2009, compared to $98.2 million, or 14.7% of sales, in 2008. The $1.8 million increase in SG&A was due to higher pension expense of $8.0 million, higher legal expenses of $1.9 million, due primarily to the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) inquiry, offset by lower stock compensation costs of approximately $2.2 million, favorable foreign exchange impact of $1.8 million, lower insurance premiums of $1.6 million and lower other expenses of $2.5 million.

Other Income, Net

Other income totaled $7.4 million in 2009, compared to $8.2 million in 2008. The decrease in other income in 2009 was due primarily to higher dividends from affiliates of $.8 million, higher gains on asset sales of $.5 million, and lower foreign currency losses of $.2 million, more than offset by $.5 million lower royalties and $1.8 million lower scrap inventory sales.

Interest

Net interest totaled $.6 million in 2009, compared to $1.5 million in 2008. Interest income was $1.1 million in 2009, a decrease of $2.7 million compared to 2008, due to lower interest rates on short-term investments. Interest expense declined from $.5 million in 2009 to $2.3 million in 2008, due to lower debt levels.

Provision for Income Taxes

Income taxes decreased to $15.5 million in 2009, from $17.0 million in 2008. The effective tax rate on income from continuing operations increased to 29.0% in 2009, from 26.0% in 2008. The effective tax rate in 2009 was reduced by tax benefits of $1.2 million associated with the adjustment to a deferred tax liability related to earnings and profits from the Company’s former New Zealand subsidiary. The effective tax rate in 2008 was reduced by tax benefits of $2.9 million associated with tax years no longer subject to audit and settlement of the 2005-2006 Internal Revenue Service (“IRS”) examinations. For both 2008 and 2009, the Company provided a full valuation allowance for the net operating loss carry-overs of its foreign subsidiaries except its subsidiary in the Netherlands. The Company released $1.3 million in 2009 and $1.1 million in 2008 of valuation allowance for deferred tax assets related to the Netherlands subsidiary due to profitability in 2008 and projected future profitability.

Equity in Earnings of Affiliate, Net of Taxes

Equity in earnings of affiliate, which consists of the Company’s share of the net income or loss of TAMCO, decreased to a loss of $5.5 million in 2009, compared to income of $10.3 million in 2008. Equity income is shown net of income taxes at an effective rate of 7.8% and 9.6% in 2009 and 2008, respectively. The decline in TAMCO’s earnings was due to the collapse of infrastructure spending for steel rebar in California, Arizona and Nevada. TAMCO halted production in the first quarter of 2009 and had limited production during the remainder of 2009.

Income from Discontinued Operations, Net of Taxes

Income from discontinued operations totaled $.8 million in 2009, net of taxes.

OFF-BALANCE SHEET FINANCING

The Company does not have any off-balance sheet financing, other than listed in the Liquidity and Capital Resources section herein. All of the Company’s subsidiaries are included in the financial statements, and the Company does not have relationships with any special purpose entities.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Currency Risk

The Company operates internationally, giving rise to exposure to market risks from changes in foreign exchange rates. From time to time, the Company borrows in various currencies to reduce the level of net assets subject to changes in foreign exchange rates or purchases foreign exchange forward and option contracts to hedge firm commitments, such as receivables and payables, denominated in foreign currencies. The Company does not use the contracts for speculative or trading purposes. At November 30, 2010, the Company had four foreign currency forward contracts expiring at various dates through February 14, 2011 with a fair value loss of less than $.1 million. Such instruments are carried at fair value, with related adjustments recorded in other income.

Debt Risk

The Company can have variable-rate, short-term and long-term debt as well as fixed-rate, long-term debt. The fair value of the Company’s fixed-rate debt is subject to changes in interest rates. The estimated fair value of the Company’s variable-rate debt approximates the carrying value of such debt since the variable interest rates are market-based and the Company believes such debt could be refinanced on materially similar terms. The Company is subject to the availability of credit to support new requirements and to refinance long-term and short-term debt.

AMERON INTERNATIONAL

At November 30, 2010, the estimated fair value of notes payable by the Company’s wholly-owned subsidiary in Singapore totaling approximately $15.4 million, with a fixed rate of 4.25% per annum, was $16.4 million. These notes must be repaid in installments of approximately $7.7 million per year. The Company had $7.2 million of variable-rate industrial development bonds payable at an interest rate of .49% per annum at November 30, 2010, payable in 2016. The Company also had $8.5 million of variable-rate industrial development bonds payable at an interest rate of .49% per annum at November 30, 2010, payable in 2021. The industrial revenue bonds are supported by standby letters of credit issued under the Revolver, which has a scheduled maturity of August 2012.

Total Outstanding

As of November 30, 2010

Expected Maturity Date

Recorded Value Fair Value

(Dollars in thousands) 2011 2012 2013 2014 2015 Thereafter

LIABILITIES

Long-Term Debt:

Fixed-rate secured notes, payable in Singapore dollars $ 7,724 $ 7,724 $ — $ — $ — $ — $ 15,448 $ 16,445

Average interest rate 4.25% 4.25% — — — — 4.25%

Variable-rate industrial development bonds, payable in U.S. dollars — — — — — 7,200 7,200 7,200

Average interest rate — — — — — .49% .49%

Variable-rate industrial development bonds, payable in U.S. dollars — — — — — 8,500 8,500 8,500

Average interest rate — — — — — .49% .49%

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

All statements and assumptions contained in this Annual Report that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements represent current expectations and beliefs of the Company, and no assurance can be given that the results described in such statements will be achieved.

Forward-looking information contained in these statements include, among other things, statements with respect to the Company’s financial condition, results of operations, cash flows, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities, plans and objectives of management, and other matters. Such statements are subject to numerous assumptions, risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results described in such statements. These factors include without limitation those listed under Item 1A, Risk Factors in the Company’s Annual Report on Form 10K for the year ended November 30, 2010. Forward-looking statements herein speak only as of the date of the Annual Report. The Company does not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of the Annual Report or to reflect the occurrence of unanticipated events, except as required by law.

FINANCIAL SECTION

CONSOLIDATED STATEMENTS OF INCOME

Year ended November 30,

(Dollars in thousands, except per share data) 2010 2009 2008

Sales $ 503,259 $ 546,944 $ 667,543

Cost of sales (375,335) (401,492) (513,922)

Gross profit 127,924 145,452 153,621

Selling, general and administrative expenses (101,751) (99,976) (98,166)

Other income, net 3,631 7,448 8,222

Gain from sale of investment in affiliate 48,401 — —

Interest income, net (22) 588 1,533

Income from continuing operations before income taxes

and equity in (loss)/earnings of affiliate 78,183 53,512 65,210

Provision for income taxes (29,709) (15,517) (16,955)

Income from continuing operations before equity in

(loss)/earnings of affiliate 48,474 37,995 48,255

Equity in (loss)/earnings of affiliate, net of taxes (1,206) (5,512) 10,337

Income from continuing operations 47,268 32,483 58,592

(Loss)/income from discontinued operations, net of taxes (1,014) 817 —

Net income $ 46,254 $ 33,300 $ 58,592

Basic earnings per share allocated to Common Stock (see Note 1):

Income from continuing operations $ 5.11 $ 3.52 $ 6.37

(Loss)/income from discontinued operations, net of taxes (.11) .09 —

Net income $ 5.00 $ 3.61 $ 6.37

Diluted earnings per share allocated to Common Stock (see Note 1):

Income from continuing operations $ 5.11 $ 3.52 $ 6.35

(Loss)/income from discontinued operations, net of taxes (.11) .09 —

Net income $ 5.00 $ 3.61 $ 6.35

Weighted-average shares (basic) 9,205,439 9,166,558 9,124,557

Weighted-average shares (diluted) 9,220,211 9,184,771 9,169,056

The accompanying notes are an integral part of these consolidated financial statements.

AMERON INTERNATIONAL

CONSOLIDATED BALANCE SHEETS

As of November 30,

(Dollars in thousands) 2010 2009

Assets

Current assets

Cash and cash equivalents $ 236,737 $ 181,114

Receivables, less allowances of $3,848 in 2010 and $5,351 in 2009 129,855 151,210

Inventories 69,381 62,700

Deferred income taxes 22,441 19,795

Prepaid expenses and other current assets 10,862 11,585

Total current assets 469,276 426,404

Investments

Equity method affiliate — 30,626

Cost method affiliates 3,784 3,784

Property, plant and equipment

Land 46,132 46,029

Buildings 103,438 100,583

Machinery and equipment 371,153 345,604

Construction in progress 31,048 32,306

Total property, plant and equipment at cost 551,771 524,522

Accumulated depreciation (307,573) (286,014)

Total property, plant and equipment, net 244,198 238,508

Deferred income taxes 11,289 14,321

Goodwill and intangible assets, net of accumulated amortization of $1,293 in 2010 and $1,257 in 2009 2,061 2,088

Other assets 50,961 46,818

Total assets $ 781,569 $ 762,549

The accompanying notes are an integral part of these consolidated financial statements.

FINANCIAL SECTION

As of November 30,

2010 2009

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities

Current portion of long-term debt $ 7,724 $ 7,366

Trade payables 49,881 44,052

Accrued liabilities 64,533 77,515

Income taxes payable 24,682 10,004

Total current liabilities 146,820 138,937

Long-term debt, less current portion 23,424 30,933

Deferred income taxes 2,691 1,710

Other long-term liabilities 100,667 99,379

Total liabilities 273,602 270,959

Commitments and contingencies

Stockholders’ equity

Common Stock, par value $2.50 per share,

authorized 24,000,000 shares,

outstanding 9,249,105 shares in 2010 and

9,209,836 shares in 2009, net of treasury shares 30,047 29,920

Additional paid-in capital 60,986 59,531

Retained earnings 507,625 500,224

Accumulated other comprehensive loss (33,663) (42,036)

Treasury stock (2,769,637 shares in 2010 and 2,758,356 shares in 2009) (57,028) (56,049)

Total stockholders’ equity 507,967 491,590

Total liabilities and stockholders’ equity $ 781,569 $ 762,549

The accompanying notes are an integral part of these consolidated financial statements.

AMERON INTERNATIONAL

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(Dollars in thousands)	Common Stock Shares Outstanding	Common Stock Amount	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Total
Balance, November 30, 2007	9,138,563	$ 29,623	$ 46,675	$ 430,925	$ (9,870)	$ (51,980)	$ 445,373
Net income — 2008	—	—	—	58,592	—	—	58,592
Exercise of stock options	28,750	72	348	—	—	—	420
Foreign currency translation adjustment	—	—	—	—	(11,860)	—	(11,860)
Defined benefit pension plans, net of tax							
Net prior service cost	—	—	—	—	(200)	—	(200)
Net actuarial loss	—	—	—	—	(8,666)	—	(8,666)
Forfeiture of restricted stock	—	—	91	—	—	(91)	—
Comprehensive loss from affiliate	—	—	—	—	(879)	—	(879)
Cash dividends on Common Stock	—	—	—	(10,549)	—	—	(10,549)
Stock options compensation expense	—	—	76	—	—	—	76
Issuance of restricted stock	44,200	110	(110)	—	—	—	—
Excess tax benefit related to stock-based compensation	—	—	1,330	—	—	—	1,330
Restricted stock compensation expense	—	—	6,037	—	—	—	6,037
Treasury stock purchase	(22,821)	—	—	—	—	(2,554)	(2,554)
Balance, November 30, 2008	9,188,692	29,805	54,447	478,968	(31,475)	(54,625)	447,120
Net income — 2009	—	—	—	33,300	—	—	33,300
Foreign currency translation adjustment	—	—	—	—	18,557	—	18,557
Defined benefit pension plans, net of tax							
Net prior service cost	—	—	—	—	113	—	113
Effect on retained earnings due to change in measurement date	—	—	—	(993)	—	—	(993)
Net actuarial loss	—	—	—	—	(26,785)	—	(26,785)
Forfeiture of restricted stock	(5,655)	—	432	—	—	(432)	—
Comprehensive loss from affiliate	—	—	—	—	(2,446)	—	(2,446)
Cash dividends on Common Stock	—	—	—	(11,051)	—	—	(11,051)
Stock options compensation expense	—	—	38	—	—	—	38
Issuance of restricted stock	46,200	115	(115)	—	—	—	—
Excess tax benefit related to stock-based compensation	—	—	831	—	—	—	831
Restricted stock compensation expense	—	—	3,898	—	—	—	3,898
Treasury stock purchase	(19,401)	—	—	—	—	(992)	(992)
Balance, November 30, 2009	9,209,836	29,920	59,531	500,224	(42,036)	(56,049)	491,590
Net income — 2010	**—**	**—**	**—**	**46,254**	**—**	**—**	**46,254**
Exercise of stock options	**13,250**	**21**	**249**	**—**	**—**	**102**	**372**
Foreign currency translation adjustment	**—**	**—**	**—**	**—**	**3,551**	**—**	**3,551**
Defined benefit pension plans, net of tax							
Net prior service cost	**—**	**—**	**—**	**—**	**453**	**—**	**453**
Net actuarial loss	**—**	**—**	**—**	**—**	**(102)**	**—**	**(102)**
Forfeiture of restricted stock	**(6,000)**	**(15)**	**15**	**—**	**—**	**—**	**—**
Reclassification adjustment upon sale of investment, net of tax	**—**	**—**	**—**	**—**	**4,471**	**—**	**4,471**
Cash dividends on Common Stock	**—**	**—**	**—**	**(38,853)**	**—**	**—**	**(38,853)**
Stock options compensation expense	**—**	**—**	**25**	**—**	**—**	**—**	**25**
Issuance of restricted stock	**48,300**	**121**	**(121)**	**—**	**—**	**—**	**—**
Tax deficiency related to stock-based compensation	**—**	**—**	**(693)**	**—**	**—**	**—**	**(693)**
Restricted stock compensation expense	**—**	**—**	**1,980**	**—**	**—**	**—**	**1,980**
Treasury stock purchase	**(16,281)**	**—**	**—**	**—**	**—**	**(1,081)**	**(1,081)**
Balance, November 30, 2010	**9,249,105**	**$ 30,047**	**$ 60,986**	**$ 507,625**	**$ (33,663)**	**$ (57,028)**	**$ 507,967**

The accompanying notes are an integral part of these consolidated financial statements.

40

FINANCIAL SECTION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Year ended November 30,

(In thousands) 2010 2009 2008

Net income $ 46,254 $ 33,300 $ 58,592

Foreign currency translation adjustment 3,551 18,557 (11,860)

Defined benefit pension plans, net of tax

Net prior service cost 453 113 (200)

Net actuarial loss (102) (26,785) (8,666)

Comprehensive gain/(loss) from affiliate, net of tax — (2,446) (879)

Reclassification adjustment upon sale of investment, net of tax 4,471 — —

Comprehensive income $ 54,627 $ 22,739 $ 36,987

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended November 30,

(In thousands) 2010 2009 2008

Operating Activities

Net income $ 46,254 $ 33,300 $ 58,592

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation 26,506 22,072 20,320

Amortization 33 36 89

(Benefit)/provision for deferred income taxes (717) 13,334 (3,509)

Loss/(earnings in excess of distributions) from affiliates 1,308 5,978 (630)

(Gain)/loss from sale of property, plant and equipment (410) (451) 68

Gain from sale of investment in affiliate (48,401) — —

Stock compensation expense 2,005 3,936 6,113

Non-cash write-down of assets held for sale, net of taxes 1,014 415 —

Changes in operating assets and liabilities:

Receivables, net 21,958 34,343 1,381

Inventories (9,170) 35,910 3,846

Prepaid expenses and other current assets 847 (1,118) 1,802

Other assets (673) (7,719) (5,473)

Trade payables 3,985 (10,675) 8,688

Accrued liabilities and income taxes payable 4,032 (5,317) (6,129)

Other long-term liabilities and deferred income taxes 3,593 1,813 3,272

Net cash provided by operating activities 52,164 125,857 88,430

Investing Activities

Proceeds from sale of property, plant and equipment 947 1,951 1,575

Proceeds from sale of investment in affiliate 78,067 — —

Additions to property, plant and equipment (30,965) (46,874) (60,697)

Investment in affiliate — (10,000) —

Loan repayment from/(loan to) affiliate, net 1,500 (15,000) —

Net cash provided by/(used in) investing activities 49,549 (69,923) (59,122)

Financing Activities

Issuance of debt — 463 —

Repayment of debt (7,968) (16,985) (21,126)

Debt issuance costs — (1,049) —

Dividends on Common Stock (38,722) (11,051) (10,549)

Issuance of Common Stock 372 — 420

Excess tax benefits related to stock-based compensation — 831 1,330

Purchase of treasury stock (1,081) (992) (2,554)

Net cash used in financing activities (47,399) (28,783) (32,479)

Effect of exchange rate changes on cash and cash equivalents 1,309 10,402 (8,701)

Net change in cash and cash equivalents 55,623 37,553 (11,872)

Cash and cash equivalents at beginning of year 181,114 143,561 155,433

Cash and cash equivalents at end of year $ 236,737 $ 181,114 $ 143,561

The accompanying notes are an integral part of these consolidated financial statements.

AMERON INTERNATIONAL

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Ameron International Corporation and all wholly-owned subsidiaries (“Ameron” or the “Company”). All material intercompany accounts and transactions have been eliminated.

Reclassifications

Certain prior-year balances have been reclassified to conform with the current-year presentation.

Use of Estimates

The preparation of financial statements in conformity with United States Generally Accepted Accounting Principles (“GAAP”) requires Management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Significant estimates include revenue and costs recorded under percentage-of-completion accounting, assumptions related to benefit plans and reserves associated with management incentives, receivables, inventories, income taxes, self insurance and environmental and legal contingencies. Actual results could differ from those estimates.

Revenue Recognition

Revenue for the Fiberglass-Composite Pipe and Infrastructure Products segments is recognized when risk of ownership and title pass, primarily at the time goods are shipped, provided that an agreement exists between the customer and the Company, the price is fixed or determinable and collection is reasonably assured. Revenue is recognized for the Water Transmission Group primarily under the percentage-of-completion method, typically based on completed units of production, since products are manufactured under enforceable and binding construction contracts, are typically designed for specific applications, are not interchangeable between projects, and are not manufactured for stock. In those cases in which products are manufactured for stock or are not related to specific construction contracts, revenue is recognized under the same criteria used by the other two segments. Revenue under the percentage-of-completion method is subject to a greater level of estimation, which affects the timing of revenue recognition, costs and profits. Estimates are reviewed on a consistent basis and are adjusted periodically to reflect current expectations. Costs attributable to unpriced change orders are treated as costs of contract performance in the period, and contract revenue is recognized if recovery is probable. Disputed or unapproved change orders are treated as claims. Recognition of amounts of additional contract revenue relating to claims occurs when amounts have been received or awarded with recognition based on the percentage-of-completion methodology.

Research and Development Costs

Research and development costs, which relate primarily to the development, design and testing of products, are expensed as incurred. Such costs, which are included in selling, general and administrative expenses, were $2,759,000 in 2010, $5,969,000 in 2009, and $4,347,000 in 2008.

Environmental Clean-up Costs and Other Claims

The Company expenses environmental clean-up costs related to existing conditions resulting from past or current operations on a site-by-site basis. Liabilities and costs associated with these matters, as well as other pending litigation and asserted claims arising in the ordinary course of business, require estimates of future costs and judgments based on the knowledge and experience of Management and the Company’s legal counsel. When the Company’s exposures can be reasonably estimated and are probable, liabilities and expenses are recorded.

Income Taxes

Deferred income tax assets and liabilities are computed for differences between the financial statement and income tax bases of assets and liabilities. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to reverse. Valuation allowances are established to reduce deferred income tax assets to the amounts expected to be realized.

The Company is subject to income taxes in the U.S. and in numerous foreign jurisdictions. Judgments, estimates and assumptions are required in determining tax return reporting positions and in calculating provisions for income taxes, which are based on interpretations of tax regulations and accounting pronouncements. Liabilities are established for uncertain tax positions when it is more likely than not that such positions will be challenged and may not be sustained upon review by taxing authorities. These liabilities are established through the income tax provisions and are recorded as liabilities on the consolidated balance sheets. These liabilities are recalculated as governing laws and facts and circumstances change, such as the closing of a tax audit or the expiration of the statute of limitations for a specific exposure.

Earnings Per Share

Basic and diluted net income per share are computed using the two-class method which allocates earnings to both Common Stock and participating securities. Under the two-class method, unvested restricted Common Stock with non-forfeitable rights to dividends are considered participating securities. Dividends from such participating securities are excluded from net income allocated to Common Stock for purposes of the two-class method calculation.

Basic shares are computed on the basis of the weighted-average number of shares of Common Stock outstanding during the periods presented. Diluted shares are computed on the basis of the weighted-average number of shares of Common Stock outstanding plus the effect of outstanding stock options and restricted stock using the treasury stock method. Stock options and restricted stock of 19,286, 39,483 and 58,802 shares are excluded from the below calculation for the years ended November 30, 2010, 2009 and 2008, respectively, as inclusion would be anti-dilutive.

Following is a reconciliation of net income allocated to Common Stock, using the two-class method, and the weighted-average number of shares used in the computation of basic and diluted earnings per share allocated to Common Stock:

Financial Section

(In thousands, except per share data)	2010	2009	2008
Numerator for basic earnings per share:			
Income from continuing operations	$ 47,268	$ 32,483	$ 58,592
Less: income from continuing operations allocated to participating securities	(212)	(217)	(423)
Income from continuing operations allocated to Common Stock	47,056	32,266	58,169
(Loss)/income from discontinued operations	(1,014)	817	—
Net income allocated to Common Stock	$ 46,042	$ 33,083	$ 58,169
Numerator for diluted earnings per share:			
Income from continuing operations	$ 47,268	$ 32,483	$ 58,592
Less: income from continuing operations allocated to participating securities	(188)	(185)	(328)
Income from continuing operations allocated to Common Stock	47,080	32,298	58,264
(Loss)/income from discontinued operations	(1,014)	817	—
Net income allocated to Common Stock	$ 46,066	$ 33,115	$ 58,264
Denominator for basic and diluted earnings per share:			
Weighted-average shares outstanding, basic	9,205,439	9,166,558	9,124,557
Dilutive effect of stock options and restricted stock	14,772	18,213	44,499
Weighted-average shares outstanding, diluted	9,220,211	9,184,771	9,169,056
Basic earnings per share allocated to Common Stock:			
Income from continuing operations	$ 5.11	$ 3.52	$ 6.37
(Loss)/income from discontinued operations, net of taxes	(.11)	.09	—
Net income	$ 5.00	$ 3.61	$ 6.37
Diluted earnings per share allocated to Common Stock:			
Income from continuing operations	$ 5.11	$ 3.52	$ 6.35
(Loss)/income from discontinued operations, net of taxes	(.11)	.09	—
Net income	$ 5.00	$ 3.61	$ 6.35

43

Cash and Cash Equivalents

Cash equivalents represent highly liquid investments with original maturities of three months or less when purchased. Total cash and cash equivalents were comprised of the following, as of November 30:

(In thousands)	2010	2009
Cash	$ 21,066	$ 21,718
Money market funds	169,621	66,935
Time deposits	46,050	92,461
	$ 236,737	$ 181,114

Inventory Valuation

Inventories are stated at the lower of cost or market with cost determined principally on the first-in, first-out ("FIFO") method except for certain steel inventories used by the Water Transmission Group that are valued using the last-in, first-out ("LIFO") method. Significant changes in steel levels or costs could materially impact the Company's financial statements. Reserves are established for excess, obsolete and rework inventories based on estimates of salability and forecasted future demand.

Affiliates

Investments in unconsolidated affiliates over which the Company has significant influence are accounted for under the equity method of accounting, whereby the investment is carried at the cost of acquisition, including subsequent capital contributions and loans from the Company, plus the Company's equity in undistributed earnings or losses since acquisition. Investments in affiliates which the Company does not have the ability to exert significant influence over the investees' operating and financing activities are accounted for under the cost method of accounting. The Company's investment in TAMCO, a steel mini-mill in California, was accounted for under the equity method. On October 21, 2010, the Company completed the sale of its 50% ownership interest in TAMCO. Investments in Ameron Saudi Arabia, Ltd. and Bondstrand, Ltd. are accounted for under the cost method due to Management's current assessment of the Company's influence over these affiliates.

Property, Plant and Equipment

Items capitalized as property, plant and equipment, including improvements to existing facilities, are recorded at cost. Construction in progress represents capital expenditures incurred for assets not yet placed in service. Capitalized interest was $892,000 and $1,600,000 for the years ended November 30, 2010 and 2009, respectively. Amortization of capitalized interest totaled $792,000 and $701,000 for the years ended November 30, 2010 and 2009, respectively. Depreciation is computed principally using the straight-line method based on estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the life of the improvement or the term of the lease. Useful lives are as follows:

	Useful Lives (in years)
Buildings	10-40
Machinery and equipment	
Autos, trucks and trailers	3-8
Cranes and tractors	5-15
Manufacturing equipment	3-15
Other	3-20

AMERON INTERNATIONAL

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. If the estimated future, undiscounted cash flows from the use of an asset are less than its carrying value, a write-down is recorded to reduce the related asset to estimated fair value. As a result of the depressed market for wind towers, Management performed an analysis at the end of the third quarter of 2010 of certain wind tower assets. Based on internal and third-party forecasts, the estimated future undiscounted cash flows of the wind tower facility exceed the carrying value of the related long-lived assets. However, if market conditions do not improve as expected, this could indicate a potential impairment of the Company's long-lived assets used for the production of wind towers. No events or circumstances occurred since August 29, 2010, that indicate that the carrying amounts of these assets may not be recoverable.

Goodwill and Intangible Assets

Intangible assets are amortized on a straight-line basis over periods ranging from three to 15 years.

The cost of an acquired business is allocated to the acquired net assets based on the estimated fair values at the date of acquisition. The excess of the cost of an acquired business over the aggregate fair value is recorded as goodwill. Goodwill is not amortized, but instead tested for impairment at least annually. Such tests require Management to make estimates about future cash flows and other factors to determine the fair value of the respective assets.

The Company reviews the recoverability of intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. If the estimated, future, undiscounted cash flows from the use of an asset are less than its carrying value, a write-down is recorded to reduce the related asset to estimated fair value.

Self Insurance

The Company typically utilizes third-party insurance subject to varying retention levels (deductibles or primary self insurance) and aggregate limits. The Company is self insured for a portion of the losses and liabilities primarily associated with workers' compensation claims and general, product and vehicle liability. Losses are accrued based upon the Company's estimates of the aggregate liability for claims incurred using historical experience and certain actuarial assumptions followed in the insurance industry. The estimate of self-insurance liability includes an estimate of incurred but not reported claims, based on data compiled from historical experience.

Foreign Currency Translation

The functional currencies for the Company's foreign operations are the applicable local currencies. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted-average exchange rate during the period. The resulting translation adjustments are recorded in accumulated other comprehensive income/(loss). Translation adjustments arising from intercompany advances that are permanent in nature are also included in accumulated other comprehensive income/(loss). Gains or losses resulting from foreign currency transactions are included in other income, net.

Derivative Financial Instruments and Risk Management

The Company operates internationally, giving rise to exposure to market risks from changes in foreign exchange rates. From time to time, derivative financial instruments, primarily foreign exchange contracts, are used by the Company to reduce those risks. The Company does not hold or issue financial or derivative financial instruments for trading or speculative purposes. As of November 30, 2010 and 2009, the Company had foreign currency forward contracts with fair value losses of $16,000 and $16,000, respectively. The Company does not apply hedge accounting for these derivative financial instruments. Net changes in fair values of the underlying instruments are recognized in earnings.

Fair Value of Financial Instruments

The fair value of financial instruments, other than long-term debt or derivatives, approximates the carrying value because of the short-term nature of such instruments.

Concentration of Credit Risk

Financial instruments that subject the Company to credit risk consist primarily of cash equivalents, trade accounts receivable, and forward foreign exchange contracts. The Company records an allowance for doubtful accounts based on historical experience and expected trends. Credit risk with respect to trade accounts receivable is generally distributed over a large number of entities comprising the Company's customer base and is geographically dispersed. The Company performs ongoing credit evaluations of its customers, maintains an allowance for doubtful accounts and, in certain limited instances, maintains credit insurance. The Company actively evaluates the creditworthiness of the financial institutions with which it conducts business. If the financial condition of the Company's customers were to deteriorate, resulting in an inability to make payment, additional allowances may be required.

No customer individually accounted for 10% or more of total consolidated sales in 2010 or 10% or more of gross accounts receivable as of November 30, 2010 and 2009, respectively. In 2009, one customer individually accounted for approximately 12% of the Company's total consolidated sales.

Other Comprehensive Loss

The components of accumulated other comprehensive loss at November 30, were as follows:

	2010			2009		
(In thousands)	Before Tax	Tax Benefit	Net of Tax	Before Tax	Tax Benefit	Net of Tax
Foreign currency translation adjustment	$ 18,375	$ —	$ 18,375	$ 14,825	$ —	$ 14,825
Comprehensive loss from TAMCO	—	—	—	(4,849)	378	(4,471)
Defined benefit pension plans:						
Net actuarial loss	(87,582)	37,008	(50,574)	(88,588)	38,116	(50,472)
Net prior service cost	(1,704)	240	(1,464)	(2,143)	225	(1,918)
Accumulated other comprehensive loss	$ (70,911)	$ 37,248	$ (33,663)	$ (80,755)	$ 38,719	$ (42,036)

44

FINANCIAL SECTION

New Accounting Pronouncements

In June 2008, the Financial Accounting Standards Board ("FASB") issued guidance requiring unvested instruments granted in share-based payment transactions that contain nonforfeitable rights to dividends or dividend equivalents to be accounted for as participating securities subject to the two-class method of computing earnings per share. All earnings per share data for periods prior to adoption are required to be adjusted retrospectively. The Company adopted the guidance as of December 1, 2009, and the adoption did not have a material effect on the Company's consolidated financial statements. See above for a reconciliation of net income allocated to Common Stock using the two-class method.

In December 2008, the FASB issued revised guidance for employers' disclosures about postretirement benefit plan assets effective for fiscal years ending after December 15, 2009. The FASB requires an employer to disclose investment policies and strategies, categories, fair value measurements, and significant concentration of risk among its postretirement benefit plan assets. The Company adopted the revised guidance as of November 30, 2010. Adoption did not have a material effect on the Company's consolidated financial statements.

In June 2009, the FASB issued guidance to revise the approach to determine when a variable interest entity ("VIE") should be consolidated. The new consolidation model for VIE's considers whether the Company has the power to direct the activities that most significantly impact the VIE's economic performance and shares in the significant risks and rewards of the entity. The guidance on VIE's requires companies to continually reassess VIE's to determine if consolidation is appropriate and provide additional disclosures. The Company adopted the guidance as of December 1, 2009, and adoption did not have a material effect on the Company's consolidated financial statements.

In January 2010, the FASB required new disclosures about fair value of financial instruments for interim and annual reporting periods. These new disclosures were effective for interim and annual reporting periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances and settlements of Level 3 financial instruments, which are effective for interim and annual reporting periods in fiscal years beginning after December 15, 2010. Adoption is not expected to have a material effect on the Company's consolidated financial statements.

Supplemental Cash Flow Information

(In thousands)	2010	2009	2008
Interest paid	$ 1,119	$ 1,926	$ 3,256
Income taxes paid, net	11,249	10,179	14,862

NOTE 2 DISCONTINUED OPERATIONS

In 2006, the Company completed the sale of its Performance Coatings & Finishes business (the "Coatings Business") to PPG Industries, Inc. ("PPG"). As part of the sale, PPG agreed to pay to the Company future dividends from Oasis-Ameron, Ltd. ("OAL"), a former affiliate of the Company held by the Coatings Business, up to the amount of OAL's unremitted earnings at the time of the sale of the Coatings Business to PPG. In 2009, the Company recorded $1,232,000, net of tax, from PPG in exchange for any claims on OAL's dividends. Also in 2009, the Company wrote down by $415,000, net of tax, real property located in Hull, England, formerly used by the Coatings Business and currently held for sale. In 2010, the Company wrote down the property by an additional $1,014,000, net of tax. The real property write downs were due to declining real estate values.

Results of discontinued operations were as follows for the year ended November 30:

(In thousands)	2010	2009	2008
Revenue from discontinued operations	$ —	$ —	$ —
(Loss)/income from discontinued operations, before income taxes	$ (1,014)	$ 985	$ —
Income taxes on income from discontinued operations	—	(168)	—
(Loss)/income from discontinued operations, net of taxes	$ (1,014)	$ 817	$ —

NOTE 3 OTHER INCOME, NET

Other income, net was as follows for the year ended November 30:

(In thousands)	2010	2009	2008
Dividends from affiliates-cost method	$ 1,899	$ 4,764	$ 4,010
Royalties, fees and other income	747	884	1,361
Gain/(loss) on sale of property, plant and equipment	410	451	(68)
Foreign currency loss	(519)	(1,109)	(1,339)
Other	1,094	2,458	4,258
	$ 3,631	$ 7,448	$ 8,222

45

AMERON INTERNATIONAL

NOTE 4 RECEIVABLES

Receivables were as follows at November 30:

(In thousands)	2010	2009
Trade	$119,954	$121,822
Affiliates	1,231	960
Other	12,518	33,779
Allowances	(3,848)	(5,351)
	$129,855	$151,210

The Company's provision for bad debts was $1,004,000 in 2010, $1,487,000 in 2009, and $4,419,000 in 2008. Trade receivables included unbilled receivables related to the percentage-of-completion method of revenue recognition of $25,054,000 and $33,705,000 at November 30, 2010 and 2009, respectively.

NOTE 5 INVENTORIES

Inventories were as follows at November 30:

(In thousands)	2010	2009
Finished products	$ 35,332	$ 30,100
Materials and supplies	25,053	22,952
Products in process	8,996	9,648
	$ 69,381	$ 62,700

Certain steel inventories used by the Water Transmission Group are valued using the LIFO method. Inventories valued using the LIFO method comprised 8.7% and 14.8% of consolidated inventories at November 30, 2010 and 2009, respectively. During 2010, the LIFO reserve increased $2,114,000 primarily due to the rise in steel prices subject to valuation using the LIFO method. During 2009, the LIFO reserve decreased $3,984,000 due to lower steel prices, offset by a decrease in steel inventory. If inventories valued using the LIFO method were valued using the FIFO method, total inventories would have increased by $6,036,000 and increased by $3,922,000 at November 30, 2010 and 2009, respectively.

NOTE 6 AFFILIATES

Investments, advances and equity in undistributed earnings of affiliates were as follows at November 30:

(In thousands)	2010	2009
Investment—equity method affiliate	$ —	$ 30,626
Investments—cost method affiliates	3,784	3,784
	$ 3,784	$ 34,410

The Company's ownership of affiliates at November 30, 2010 is summarized below:

Products	Affiliates	Ownership Interest
Fiberglass pipe	Bondstrand, Ltd.	40%
Concrete pipe	Ameron Saudi Arabia, Ltd.	30%

On October 21, 2010 the Company completed the sale of its 50% ownership interest in TAMCO. The Company sold its TAMCO investment and extinguished all outstanding debt owed by TAMCO to the Company under a shareholder loan for gross proceeds of $78,067,000 after estimated working capital adjustments of $697,000 and before closing costs of approximately $2,128,000, recognizing an estimated pretax gain of $48,401,000. Under the terms of the sale, an additional $5,000,000 is to be held in escrow for a period of time to cover potential working capital adjustments and potential indemnification obligations related to the transaction.

Investments in affiliates and the amount of undistributed earnings were as follows:

(In thousands)	Fiberglass Pipe	Concrete Pipe	TAMCO	Total
Cost	$ 3,784	$ —	$ —	$ 3,784
Investment, November 30, 2010	$ 3,784	$ —	$ —	$ 3,784
2010 Dividends	$ 1,899	$ —	$ —	$ 1,899
Cost and outstanding loans	$ 3,784	$ —	$ 33,482	$ 37,266
Accumulated comprehensive loss from affiliate	—	—	(4,849)	(4,849)
Accumulated equity in undistributed earnings	—	—	1,993	1,993
Investment, November 30, 2009	$ 3,784	$ —	$ 30,626	$ 34,410
2009 Dividends	$ 4,764	$ —	$ —	$ 4,764

The Company provides for income taxes on the undistributed earnings of its affiliates to the extent such earnings are included in the consolidated statements of income.

The Company recorded its investment in TAMCO based on audited financial statements as of November 30, 2009 and unaudited financial statements as of October 20, 2010, the date immediately prior to the sale of the Company's investment in TAMCO. Condensed financial data of TAMCO, an investment which was accounted for under the equity method, were as follows:

Financial condition as of:

(In thousands)	October 20, 2010	November 30, 2009
Current assets	$ 45,856	$ 47,858
Noncurrent assets	48,006	51,010
	$ 93,862	$ 98,868
Current liabilities	$ 8,923	$ 6,993
Noncurrent liabilities	41,623	45,155
Stockholders' equity	43,316	46,720
	$ 93,862	$ 98,868

46

FINANCIAL SECTION

The Company's basis in TAMCO was $32,668,000 at the time of sale, and included accumulated other comprehensive loss, net of tax, of $4,471,000.

Results of operations for the periods:

(In thousands)	December 1, 2009 to October 20, 2010	Year Ended November 30, 2009	Year Ended November 30, 2008
Net sales	$ 99,168	$ 85,740	$ 365,957
Gross profit/(loss)	2,108	(12,740)	49,927
Net income/(loss)	(2,615)	(11,955)	22,877

Equity earnings from TAMCO for the periods:

(In thousands)	December 1, 2009 to October 20, 2010	Year Ended November 30, 2009	Year Ended November 30, 2008
Equity in (loss)/earnings of TAMCO before income taxes	$ (1,308)	$ (5,978)	$ 11,438
Less provisions for income taxes	102	466	(1,101)
Equity in (loss)/earnings of TAMCO, net	$ (1,206)	$ (5,512)	$ 10,337

Ameron sales to affiliates totaled $2,328,000 in 2010, $4,459,000 in 2009, and $4,365,000 in 2008.

NOTE 7 OTHER ASSETS

Other assets were as follows at November 30:

(In thousands)	2010	2009
Cash surrender value of insurance policies	$ 27,541	$26,121
Restricted cash	5,000	—
Assets held for sale	934	2,051
Other	17,486	18,646
	$ 50,961	$46,818

The Company owns life insurance policies on certain current and former executives. The fair value of these policies is equal to the cash surrender value as determined by the insurance companies.

NOTE 8 ACCRUED LIABILITIES

Accrued liabilities were as follows at November 30:

(In thousands)	2010	2009
Self insurance reserves	$ 24,715	$ 37,393
Compensation and benefits	21,019	20,333
Deferred revenue	4,611	1,960
Product warranties and guarantees	3,214	3,396
Taxes (other than income taxes)	2,867	3,170
Reserves for pending claims and litigation	2,040	2,339
Commissions and royalties	542	2,283
Interest	33	33
Other	5,492	6,608
	$ 64,533	$ 77,515

Deferred revenue is related to unearned billings in the Company's Fiberglass-Composite Pipe Group and prepayments made by customers to the Company's Water Transmission Group.

The Company's product warranty accrual reflects Management's estimate of probable liability associated with product warranties. The Company generally provides a standard product warranty not exceeding one year from date of purchase. Management establishes product warranty accruals based on historical experience and other currently-available information. Changes in the product warranty accrual for the year ended November 30 were as follows:

(In thousands)	2010	2009
Balance, beginning of period	$ 3,396	$ 3,238
Payments	(1,675)	(3,643)
Warranty adjustment	(63)	31
Warranties issued during the period	1,556	3,770
Balance, end of period	$ 3,214	$ 3,396

NOTE 9 OTHER LONG-TERM LIABILITIES

Other long-term liabilities were as follows at November 30:

(In thousands)	2010	2009
Accrued pension and postretirement benefits cost	$ 85,423	$ 86,568
Taxes payable	12,361	9,974
Compensation and benefits	2,408	1,904
Other	475	933
	$100,667	$ 99,379

NOTE 10 INCOME TAXES

The provision/(benefit) for income taxes included the following for the year ended November 30:

(In thousands)	2010	2009	2008
Current			
Federal	$ 16,733	$ (6,480)	$ 6,605
Foreign	10,510	8,437	12,329
State	3,183	226	1,530
	30,426	2,183	20,464
Deferred			
Federal	(4,204)	12,598	(1,590)
Foreign	3,952	(831)	(1,617)
State	(465)	1,567	(302)
	(717)	13,334	(3,509)
Provision for income taxes (on income from continuing operations)	29,709	15,517	16,955
Taxes on income from discontinued operations	—	168	—
Taxes on income	$ 29,709	$ 15,685	$ 16,955

47

AMERON INTERNATIONAL

Deferred income tax assets/(liabilities) consisted of the following as of November 30:

(In thousands)	2010	2009
Current deferred income taxes		
Self-insurance and claims reserves	$ 10,431	$ 11,157
Employee benefits	4,278	3,889
Inventories	3,009	2,335
Accounts receivable	717	801
Valuation allowances	(2,916)	(2,536)
Other	6,922	4,149
Net current deferred income tax assets	22,441	19,795
Noncurrent deferred income taxes		
Net operating loss carry-overs	7,960	8,031
Pension benefit costs	26,288	26,782
Investments	3,813	3,752
Employee benefits	2,012	1,788
Valuation allowances	(7,261)	(4,523)
Property, plant and equipment	(27,161)	(25,368)
Other	2,947	2,149
Net noncurrent deferred income tax assets	8,598	12,611
Net deferred income tax assets	$ 31,039	$ 32,406

As of November 30, 2010, the Company had foreign net operating loss carry-overs of approximately $29,132,000. A full valuation allowance has been provided against these net operating losses except for $9,969,000 of net operating losses generated by the Company's subsidiary in the Netherlands (these net operating loss carry-overs expire between 2012 and 2019). The Company assessed its ability to realize deferred tax assets (including its net operating losses in the Netherlands) and determined certain deferred tax assets were realizable and others were not realizable. The valuation allowance increased by $3,118,000 in 2010, compared to 2009, primarily due to certain deferred tax assets expiring unused in the Netherlands during their carry-over periods. In 2009, the Company released $1,269,000 of valuation allowance for deferred tax assets related to the Netherlands subsidiary as a result of higher profitability in 2008 and projected future profitability. The Company's subsidiary in the Netherlands with net operating losses of $9,969,000 is projecting future taxable income and has an ongoing tax planning strategy to prevent a substantial portion of these net operating loss carry-overs from expiring unutilized. The balance of the valuation allowance applies to certain foreign deferred tax assets and certain other deferred tax assets that will likely not result in a tax benefit. The tax effects of the changes to the valuation allowance related to the Company's foreign subsidiaries are included in foreign earnings taxed at different rates in the table below.

The tax provision from continuing operations represents effective tax rates of 38.0%, 29.0% and 26.0% of income from continuing operations before income taxes for the years ended November 30, 2010, 2009 and 2008, respectively. A reconciliation of income taxes provided at the effective income tax rate and the amount computed at the federal statutory income tax rate of 35.0% is as follows for the year ended November 30:

(In thousands)	2010	2009	2008
Domestic pretax income	$ 30,368	$ 661	$ 9,883
Foreign pretax income	47,815	52,851	55,327
Pretax income from continuing operations	78,183	53,512	65,210
Pretax income from discontinued operations	(1,014)	985	—
	$ 77,169	$ 54,497	$ 65,210
Taxes at federal statutory rate	$ 27,364	$ 18,728	$ 22,823
State taxes, net of federal tax benefit	1,767	1,165	798
Foreign earnings taxed at different rates, including withholding taxes	2,137	(6,341)	(4,010)
Percentage depletion	(739)	(722)	(587)
Non-deductible compensation	(356)	2,005	2,462
Research and development credits	(36)	(453)	(398)
Section 199 deduction	—	—	(521)
Settlement of tax examinations	—	(187)	(2,920)
Other, net	(428)	1,322	(692)
Provision for income taxes (on income from continuing operations)	29,709	15,517	16,955
Taxes on income from discontinued operations	—	168	—
Taxes on income	$ 29,709	$ 15,685	$ 16,955

In 2010, the Company recorded a tax benefit of $599,000 associated with a decrease in the valuation allowance for deferred assets related to delayed bonuses and restricted stock and a $361,000 decrease in current taxes payable related to the same issue. These 2010 adjustments represent corrections of amounts recorded in 2009. In 2009, the Company recorded a tax benefit of $1,199,000 (included in foreign earnings taxed at different rates) associated with the adjustment to a deferred tax liability related to earnings and profits from the Company's New Zealand subsidiary. The $1,199,000 adjustment in 2009 represents a correction of an amount recorded in prior period financial statements. Management believes these corrections to be immaterial to prior interim and annual financial statements.

During the fourth quarter of 2010, the Company implemented a plan to repatriate $44,190,000 of the undistributed earnings of its subsidiary in Singapore due to the realization of previously unrecognized foreign tax credits. The net tax expense in 2010 related to this repatriation was $1,713,000, which is net of a $1,509,000 deferred tax benefit that the Company will realize in connection with its 2011 federal income tax return as a result of the repatriation plan. This net tax expense is included in foreign earnings taxed at different rates in the table above. The Company intends to permanently reinvest the remaining undistributed earnings of its Singapore subsidiary in the Singapore business as well as in future growth in other locations outside the United States. The Company also intends to permanently reinvest its unrepatriated earnings from all other foreign subsidiaries. The cumulative amount of undistributed earnings of foreign subsidiaries was $116,426,000 at November 30, 2010. Because such earnings are expected to be reinvested indefinitely no deferred tax liability has been recognized with regard to the remittance of such earnings.

48

FINANCIAL SECTION

Any additional U.S. income tax on the unremitted foreign earnings, if repatriated, may be offset in whole or in part by foreign tax credits. The 2010 repatriation plan previously mentioned, which was an exception to the Company’s repatriation policy, was implemented at an unusually low tax rate and was intended to take advantage of certain tax laws that may unfavorably change in 2011.

A reconciliation of unrecognized tax benefits follows:

(In thousands) 2010 2009 2008

Unrecognized tax benefits at the beginning of the year $ 9,230 $ 7,416 $ 13,102 Increases for positions taken in current year 2,789 1,983 1,157 Increases for positions taken in prior years 173 1,137 658 Decreases for positions taken in prior years (45) (244) (6,557) Decreases for settlements with taxing authorities (50) (502) (145) Decreases for lapses in the applicable statute of limitations (645) (560) (799) Unrecognized tax benefits at the end of the year $11,452 $ 9,230 $ 7,416

At November 30, 2010, the total amount of gross unrecognized tax benefits, excluding interest, was $11,452,000. This amount is not reduced for offsetting benefits in other tax jurisdictions and for the benefit of future tax deductions that would arise as a result of settling such liabilities as recorded. Of this amount, $5,869,000 would reduce the Company’s income tax expense and effective tax rate, after giving effect to offsetting benefits from other tax jurisdictions and resulting future deductions. At November 30, 2009, the total amount of gross unrecognized tax benefits, excluding interest, was $9,230,000.

The Company anticipates that it is reasonably possible that unrecognized tax benefits may change within the succeeding 12 months as a result of the expiration of certain state and foreign statutes of limitations for examination and the settlement of certain state audits. The Company estimates that these events could reasonably result in a possible decrease in unrecognized tax benefits of $917,000.

The Company accrues interest and penalties related to unrecognized tax benefits as income tax expense. Accruals totaling $1,153,000 were recorded as a liability in the Company’s consolidated balance sheet at November 30, 2010, compared to $1,030,000 as of November 30, 2009.

NOTE 11 DEBT

Short-term borrowings consist of loans payable under bank credit lines. There were no short-term borrowings outstanding at November 30, 2010 and at November 30, 2009.

Domestically, as of November 30, 2010, the Company maintained a $100,000,000 revolving credit facility with six banks (the “Revolver”). At November 30, 2010, $17,212,000 of the Revolver was utilized for standby letters of credit; therefore, $82,788,000 was available. Under the Revolver, the Company may, at its option, borrow at floating interest rates (LIBOR plus a spread ranging from 2.75% to 3.75% based on the Company’s financial condition and performance) or utilize for letters of credit, at any time until August 2012, when all borrowings under the Revolver must be repaid and letters of credit cancelled.

Foreign subsidiaries also maintain unsecured revolving credit facilities and short-term facilities with banks. Foreign subsidiaries may borrow in various currencies, at interest rates based upon specified margins over money market rates. Existing foreign credit facilities permit short-term borrowings up to $12,400,000. At November 30, 2010, there were no borrowings under these facilities.

The Company intends for short-term borrowing, if any, under bank facilities utilized by the Company and its foreign subsidiaries to be refinanced on a long-term basis via the Revolver.

AMERON INTERNATIONAL

Long-term debt consisted of the following as of November 30:

(In thousands)	2010	2009
Fixed-rate notes, at 4.25%, payable in Singapore dollars, in annual installments of $7,724	$ 15,448	$ 22,098
Variable-rate industrial development bonds:		
Payable in 2016 (.49% at November 30, 2010)	7,200	7,200
Payable in 2021 (.49% at November 30, 2010)	8,500	8,500
Variable-rate bank revolving credit facility	—	501
	31,148	38,299
Less current portion	(7,724)	(7,366)
	$ 23,424	$ 30,933

Future maturities of long-term debt were as follows as of November 30, 2010:

(In thousands)	Year ending November 30,	Amount
	2011	$ 7,724
	2012	7,724
	2013	—
	2014	—
	2015	—
	Thereafter	15,700
		$ 31,148

50

The Company's lending agreements contain various restrictive covenants, including the requirement to maintain specified amounts of net worth and restrictions on cash dividends, borrowings, liens, investments, capital expenditures, guarantees, and financial covenants. The Company is required to maintain consolidated net worth of $375,500,000 plus 50% of net income and 75% of proceeds from any equity issued after November 30, 2008. The Company's consolidated net worth exceeded the covenant amount by $142,417,000 as of November 30, 2010. The Company is required to maintain a consolidated leverage ratio of consolidated funded indebtedness to earnings before interest, taxes, depreciation and amortization ("EBITDA") of no more than 2.50 times. At November 30, 2010, the Company maintained a consolidated leverage ratio of .58 times EBITDA. Lending agreements require that the Company maintain qualified consolidated tangible assets at least equal to the outstanding secured funded indebtedness. At November 30, 2010, qualifying tangible assets equaled 5.52 times funded indebtedness. Under the most restrictive fixed charge coverage ratio, the sum of EBITDA and rental expense less cash taxes must be at least 1.50 times the sum of interest expense, rental expense, dividends and scheduled funded debt payments. At November 30, 2010, the Company maintained such a fixed charge coverage ratio of 2.04 times. Under the most restrictive provisions of the Company's lending agreements, $8,562,000 of retained earnings was not restricted, at November 30, 2010, as to the declaration of cash dividends or the repurchase of Company stock. In addition, the Company has received consents from its lenders to purchase up to $50.0 million of the Company's Common Stock. At November 30, 2010, the Company was in compliance with all financial covenants.

The Revolver and the 4.25% term notes are collateralized by substantially all of the Company's assets. The industrial revenue bonds are supported by standby letters of credit that are issued under the Revolver. The interest rate on the industrial development bonds is based on the Securities Industry and Financial Markets Association ("SIFMA") index plus a spread of approximately .20%. Certain note agreements contain provisions regarding the Company's ability to grant security interests or liens in association with other debt instruments. If the Company grants such a security interest or lien, then such notes will be collateralized equally and ratably as long as such other debt shall be collateralized.

Interest income and expense were as follows for the year ended November 30:

(In thousands)	2010	2009	2008
Interest income	$ 917	$ 1,130	$ 3,871
Interest expense	(939)	(542)	(2,338)
Interest income, net	$ (22)	$ 588	$ 1,533

Estimated fair value of the Company's debt is prepared in accordance with the FASB's fair value disclosure requirements. These requirements establish an enhanced framework for measuring the fair value of financial instruments including a disclosure hierarchy based on the inputs used to measure fair value. The estimated fair value amounts were determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is required to develop the estimated fair value, thus the estimates provided herein are not necessarily indicative of the amounts that could be realized in a current market exchange.

(In thousands)	Carrying Amount	Fair Value
November 30, 2010		
Fixed-rate, long-term debt	**$ 15,448**	**$ 16,445**
Variable-rate, long-term debt	**15,700**	**15,700**
November 30, 2009		
Fixed-rate, long-term debt	22,098	22,741
Variable-rate, long-term debt	16,201	16,201

The Company uses a discounted cash flow technique that incorporates a market interest yield curve with adjustments for duration, optionality and risk profile to determine fair value. The estimated fair value of the Company's fixed-rate, long-term debt is based on U.S. government notes at the respective date, plus an estimated spread for similar securities with similar credit risks and remaining maturities.

Financial Section

NOTE 12 Lease Commitments

The Company leases facilities and equipment under non-cancelable operating leases. Rental expense under long-term operating leases of real property, vehicles and other equipment was $5,176,000 in 2010, $4,752,000 in 2009, and $4,633,000 in 2008. Future rental commitments were as follows as of November 30, 2010:

(In thousands)	Year ending November 30,	Amount
	2011	$ 4,888
	2012	2,867
	2013	1,377
	2014	1,261
	2015	1,288
	Thereafter	21,783
		$33,464

Future rental commitments for leases are not reduced by minimum non-cancelable sublease rentals, which aggregated $1,188,000 at November 30, 2010.

NOTE 13 Incentive Stock Compensation Plans

As of November 30, 2010, the Company had outstanding grants under the following share-based compensation plans:

- 2001 Stock Incentive Plan ("2001 Plan") - The 2001 Plan was terminated in 2004, except as to the outstanding stock options and restricted stock grants. Prior to termination, a total of 380,000 new shares of Common Stock were made available for awards to key employees and non-employee directors. Non-employee directors were granted options under the 2001 Plan to purchase the Company's Common Stock at prices not less than 100% of market value on the date of grant. Such options vested in equal annual installments over four years. Such options terminate ten years from the date of grant. At November 30, 2010, there were 6,000 shares subject to such stock options.
- 2004 Stock Incentive Plan ("2004 Plan") - The 2004 Plan serves as the successor to the 2001 Plan and supersedes that plan. A total of 525,000 new shares of Common Stock were made available for awards to key employees and non-employee directors and may include, but are not limited to, stock options and restricted stock grants. Non-employee directors were granted options under the 2004 Plan to purchase the Company's Common Stock at prices not less than 100% of market value on the date of grant. Such options vest in equal annual installments over four years and terminate ten years from the date of grant. At November 30, 2010, there were 15,052 shares subject to such stock options. Key employees and non-employee directors were granted restricted stock under the 2004 Plan. Such restricted stock typically vests in equal annual installments over three years. During 2010, the Company granted 11,500 restricted shares to key employees with a fair value on the grant date of $781,000 and 10,800 restricted shares to non-employee directors with a fair value on the grant date of $684,000. During 2009, the Company granted 16,200 restricted shares to key employees with a fair value on the grant date of $806,000 and 12,000 restricted shares to non-employee directors with a fair value on the grant date of $575,000. In 2007, the Company agreed to provide to a key employee 18,000 shares of Common Stock to be granted and fully vested each February of 2008, 2009 and 2010. The fair value of those 54,000 shares on the date promised was $5,395,000. Additionally in 2007, the key employee received a grant of performance stock units, pursuant to which from 8,000 to 24,000 shares of the Company's Common Stock could potentially be issued depending on the price of the Common Stock on the date the award vests, no later than November 30, 2010. In April 2010, the key employee was issued 8,000 shares in connection with the performance stock units. A lattice model was used with volatility rate of 38% and risk free rate of 4.04% in determining the fair value of the performance stock units. The volatility rate was calculated based on historical trading data with the anticipated life of 2.5 years. The risk-free rate was based on the contemporary yield curve between the two and three year rate. The fair value of the performance stock units on the grant date was $2,055,000, which was recognized ratably as stock compensation expense through March 31, 2010.

In addition to the above, in 2001, non-employee directors were granted options to purchase the Company's Common Stock at prices not less than 100% of market value on the date of grant. Such options vested in equal annual installments over four years and terminate ten years from the date of grant. At November 30, 2010, there were 2,000 shares subject to such stock options.

The Company's income before income taxes and equity in loss of affiliate for the year ended November 30, 2010 included compensation expense of $2,005,000, related to stock-based compensation arrangements, compared to $3,936,000 in 2009 and $6,113,000 in 2008. Tax benefit related to this expense was $782,000 in 2010, compared to $1,535,000 in 2009 and $2,384,000 in 2008. There were no capitalized share-based compensation costs for the three years ended November 30, 2010.

Tax benefits and excess tax benefits resulting from the exercise of stock options are reflected as financing cash flows in the Company's statements of cash flows. The Company recognized a tax deficiency of $693,000 for the year ended November 30, 2010 and excess tax benefits totaled $831,000 and $1,330,000 in 2009 and 2008, respectively.

51

AMERON INTERNATIONAL

The following table summarizes the stock option activity for the year ended November 30, 2010:

Current Year Stock-Based Compensation

Options	Number of Options	Weighted-Average Exercise Price per Share	Weighted-Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Outstanding at November 30, 2009	36,302	$ 37.61		
Granted	—	—		
Exercised	(13,250)	28.11		
Outstanding at November 30, 2010	**23,052**	**43.07**	**3.58**	**$ 755**
Options exercisable at November 30, 2010	**21,151**	**37.84**	**3.25**	**$ 755**

In 2010 and 2009, no options were granted, forfeited, or expired. For the year ended November 30, 2010, 13,250 options were exercised. The aggregate intrinsic value in the table above represents the total pretax intrinsic value, which is the difference between the closing price of the Company's Common Stock on the last trading day of 2010 and the exercise price times the number of shares that would have been received by the option holders if they exercised their options on November 30, 2010. This amount will change based on the fair market value of the Company's Common Stock. The aggregate intrinsic value of stock options exercised in 2010 was $500,000, and $2,414,000 in 2008. No stock options were exercised in 2009.

As of November 30, 2010, there was $1,007,000 of total unrecognized compensation cost related to stock-based compensation arrangements. That cost is expected to be recognized over a weighted-average period of three years.

In 2010, 2009, and 2008, respectively, 22,300, 28,200, and 26,200 shares of restricted stock were granted. The weighted-average, grant-date fair value per share of such stock was $65.67, $48.98, and $101.18, respectively. The fair value of restricted stock which vested and stock promised in 2007 which was granted in 2010, 2009, and 2008 was $3,381,000, $2,678,000, and $5,844,000, respectively. In 2010, 2009 and 2008, 6,000, 5,655 and 1,667 shares of restricted stock were forfeited, with a fair value of $286,000, $432,000 and $91,000, respectively.

Net cash proceeds from stock options exercised were $372,000 in 2010 and $420,000 in 2008. No stock options were exercised in 2009. The Company's policy is to issue shares from its authorized shares upon the exercise of stock options.

52

NOTE 14 GOODWILL

During 2010, the Company completed the required goodwill impairment test. No impairment losses were identified as a result of these tests. Changes in the Company's carrying amount of goodwill by business segment were as follows:

(In thousands)	November 30, 2008	Foreign Currency Translation Adjustments	November 30, 2009	**Foreign Currency Translation Adjustments**	**November 30, 2010**
Fiberglass-Composite Pipe	$ 1,440	$ —	$ 1,440	**$ —**	**$ 1,440**
Water Transmission	360	6	366	**5**	**371**
Infrastructure Products	201	—	201	**—**	**201**
	$ 2,001	$ 6	$ 2,007	**$ 5**	**$ 2,012**

FINANCIAL SECTION

NOTE 15 COMMITMENTS AND CONTINGENCIES

In 2004, Sable Offshore Energy Inc. (“Sable”), as agent for certain owners of the Sable Offshore Energy Project, brought an action against various coatings suppliers and application contractors, including the Company and its subsidiary, Ameron B.V., in the Supreme Court of Nova Scotia, Canada. Sable seeks damages allegedly sustained by it resulting from performance problems with several coating systems used on the Sable Offshore Energy Project, including coatings products furnished by the Company and Ameron B.V. All of the co-defendants, other than the Company, Ameron B.V. and an unaffiliated licensee of the Company, have since settled. Sable’s originating notice and statement of claim alleged a claim for damages in an unspecified amount. Sable later alleged that its claim for damages against all defendants was approximately 440,000,000 Canadian dollars. More recently, however, Sable sent the Company a revised claim which included an alternative method for calculating damages. Although Sable did not specify an aggregate claim amount under its alternative method, that method if adopted would appear to substantially reduce the amount of damages. The Company contests any claim amount and is vigorously defending itself on the merits in this action. This matter is in discovery, and no trial date has yet been established. Based upon the information available at this time, the Company is not able to estimate the possible range of loss with respect to this case.

In 2004, BP America Production Company (“BP America”) brought an action against the Company in the 24th Judicial District Court, Parish of Jefferson, Louisiana in connection with fiberglass pipe sold by the Company for installation in four offshore platforms constructed for BP America. The plaintiff seeks damages allegedly sustained by it resulting from claimed defects in such pipe. BP America’s petition as filed alleged a claim against the Company for rescission, products liability, negligence, breach of contract and warranty and for damages in an amount of not less than $20,000,000; but BP America has since reduced its claim to $12,900,000. The Company contests this amount. This matter is in discovery, and no trial date has yet been established. The Company intends to vigorously defend itself in this action. Based upon the information available to it at this time, the Company is not able to estimate the possible range of loss with respect to this case.

In 2006, the Cawelo, California Water District (“Cawelo”) brought an action against the Company in the Superior Court, Kern County, California in connection with concrete pipe sold by the Company in 1995 for a wastewater recovery pipeline. Cawelo seeks damages allegedly sustained by it resulting from the failure of such pipe in 2004. Cawelo’s petition as filed alleged a claim against the Company for products liability, negligence, breach of express warranty and breach of written contract and for damages in an amount of not less than $8,000,000, an amount which the Company contested. On December 3, 2010, the Company settled this case subject to court approval for a net payment of $100,000 by the Company. On December 27, 2010, the Court issued an order finding the settlement by the Company to be in good faith and dismissing a cross-complaint against the Company by a surety of a non-settling defendant. The order remains subject to possible appeal. The terms of the settlement will not have a material effect on the Company’s financial condition or results of operations.

In August 2010, Petroleum Polymer Company LLC (“PPC”) brought an action against Ameron (Pte) Ltd. (“Ameron Pte”), an indirect subsidiary of the Company, in the Primary Court of Oman. The complaint alleged that Ameron Pte breached the terms of a purchase agreement for its supply of fiberglass pipe to PPC for use in an oil extraction project in Oman. PPC’s primary allegation is that a component supplied by Ameron Pte failed during testing, resulting in a failure of the pipe system. PPC asserted damages totaling approximately $20,000,000, including alleged claims for the cost of replacing damaged pipe, recovery of penalties incurred due to the resulting delay in the project, and lost future opportunities. Ameron Pte contests any claim amount and intends to vigorously defend itself in this action. Based upon the information available to it at this time, the Company is able to neither estimate the possible range of loss with respect to this case nor the timing of substantive judicial proceedings.

The Company is a defendant in a number of asbestos-related personal injury lawsuits. These cases generally seek unspecified damages for asbestos-related diseases based on alleged exposure to products previously manufactured by the Company and others. As of November 30, 2010, the Company was a defendant in 14 asbestos-related cases, compared to 20 cases as of November 30, 2009. During the year ended November 30, 2010, there were ten new asbestos-related cases, 11 dismissed cases, five settled cases and no judgments. The Company incurred net expenses of $98,000, $272,000 and $234,000, and recovered $28,000, $138,000 and $151,000, during the years ended November 30, 2010, 2009 and 2008, respectively. Based upon the information available to it at this time, the Company is not able to estimate the possible range of loss with respect to these cases.

In December 2008, the Company received from the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) a Requirement to Furnish Information regarding transactions involving Iran. With the assistance of outside counsel, the Company conducted an internal inquiry and continues to cooperate fully with OFAC on this matter. Based upon the information available to it at this time, the Company is not able to predict the outcome of this matter. If the Company violated governmental regulations, material fines and penalties could be imposed.

The Company is subject to federal, state and local laws and regulations concerning the environment and is currently participating in administrative proceedings at several sites under these laws. While the Company finds it difficult to estimate with any certainty the total cost of remediation at the several sites, on the basis of currently available information and reserves provided, the Company believes that the outcome of such environmental regulatory proceedings will not have a material effect on the Company’s financial position, cash flows, or results of operations.

In addition, certain other claims, suits and complaints that arise in the ordinary course of business have been filed or are pending against the Company. Management believes that these matters are either adequately reserved, covered by insurance, or would not have a material effect on the Company’s financial position, cash flows or results of operations if disposed of unfavorably.

AMERON INTERNATIONAL

NOTE 16 EMPLOYEE BENEFIT PLANS

The Company has a qualified, defined benefit, noncontributory pension plan for certain U.S. employees. The Company's subsidiary in the Netherlands provides defined retirement benefits to eligible employees. The Company also provides health and life insurance to a limited number of eligible retirees and eligible survivors of retirees.

The Company's defined benefit pension and other postretirement benefit costs and obligations are dependent on assumptions used by actuaries in calculating such amounts. These assumptions, which are reviewed annually, include discount rates, long-term expected rates of return on plan assets and expected rates of increase in compensation and health care costs. Assumed discount rates, based on market interest rates on long-term fixed income debt securities of highly-rated corporations, are used to calculate the present value of benefit payments which are projected to be made in the future, including projections of increases in employees' annual compensation and health care costs. A decrease in the discount rate would increase the Company's obligation and expense. The long-term expected rate of return on plan assets is based principally on prior performance and future expectations for various types of investments as well as the expected long-term allocation of assets. Changes in the allocation of plan assets would impact the expected rate of return. The expected rate of increase in compensation is based upon movements in inflation rates as reflected by market interest rates. Benefits paid to participants are based upon age, years of credited service and average compensation or negotiated benefit rates.

Assets of the Company's U.S. defined benefit plan are invested in a directed trust. Assets in the trust are invested in domestic and foreign equity securities of corporations (including $5,664,000 of the Company's Common Stock at November 30, 2010), U.S. government obligations, derivative securities, corporate bonds and money market funds. The subsidiary in the Netherlands contracts with third-party insurance companies to pay benefits to retirees.

Pension Benefits

The following sets forth the change in benefit obligation, change in plan assets, funded status and amounts recognized in the balance sheets as of November 30, 2010 and 2009 for the Company's U.S. and non-U.S. defined benefit retirement plans:

	U.S. Pension Benefits		Non-U.S. Pension Benefits	
(In thousands)	2010	2009	2010	2009
Change in Benefit Obligation				
Projected benefit obligation-beginning of year	$210,862	$175,373	$ 48,831	$ 34,111
Service cost	3,630	3,439	376	342
Interest cost	11,630	14,706	2,257	2,335
Participant contributions	—	—	186	188
Curtailments	(512)	—	—	—
Actuarial loss/(gain)	8,027	31,393	4,185	6,590
Foreign currency exchange rate changes	—	—	(6,153)	6,430
Benefit payments	(12,670)	(14,049)	(1,519)	(1,165)
Projected benefit obligation-end of year	$220,967	$210,862	$ 48,163	$ 48,831
Accumulated Benefit Obligation	$213,240	$202,227	$ 45,811	$46,545
Change in Plan Assets				
Plan assets at fair value-beginning of year	$134,168	$140,447	$ 42,356	$ 32,554
Actual return on plan assets	13,089	(766)	3,149	3,181
Foreign currency exchange rate changes	—	—	(5,261)	5,860
Employer contributions	12,032	8,536	2,248	1,738
Participant contributions	—	—	186	188
Benefit payments	(12,670)	(14,049)	(1,519)	(1,165)
Plan assets at fair value-end of year	$146,619	$134,168	$ 41,159	$ 42,356
Funded Status	$ (74,348)	$ (76,694)	$ (7,004)	$ (6,475)
Balance Sheet Amounts				
Noncurrent assets	$ —	$ —	$ —	$ —
Current liabilities	(23)	(30)	—	—
Noncurrent liabilities	(74,325)	(76,664)	(7,004)	(6,475)
Net amount recognized	$ (74,348)	$ (76,694)	$ (7,004)	$ (6,475)

In 2009, the Company changed the U.S. defined benefit plan measurement date from October 1 to November 30 to match its fiscal year-end. The changes shown above for 2009 include 14 months, while the changes for 2010 include 12 months.

54

FINANCIAL SECTION

The pretax amounts recognized in accumulated other comprehensive loss/(gain) included the following as of November 30, 2010:

(In thousands)	Pension Benefits U.S.	Pension Benefits Non-U.S.	U.S. Postretirement Benefits
Net actuarial loss/(gain)	$ 88,886	$ (1,991)	$ 687
Prior service cost	153	1,089	462
Net amount recognized	$ 89,039	$ (902)	$ 1,149

The pretax amounts recognized in accumulated other comprehensive loss/(gain) included the following as of November 30, 2009:

(In thousands)	Pension Benefits U.S.	Pension Benefits Non-U.S.	U.S. Postretirement Benefits
Net actuarial loss/(gain)	$ 93,825	$ (5,446)	$ 209
Prior service cost	207	1,564	372
Net amount recognized	$ 94,032	$ (3,882)	$ 581

The Company's estimate of 2011 amortization of amounts included in accumulated other comprehensive loss was as follows at November 30, 2010:

(In thousands)	Pension Benefits U.S.	Pension Benefits Non-U.S.	U.S. Postretirement Benefits
Net actuarial loss	$ 9,978	$ 14	$ 22
Prior service cost	43	270	36
Net transition asset	—	—	46
Net amount recognized	$ 10,021	$ 284	$ 104

The Company contributed $12,032,000 to the U.S. pension plan and $2,248,000 to the non-U.S. pension plans in 2010. The Company expects to contribute approximately $11,400,000 to its U.S. pension plan and $1,400,000 to the non-U.S. pension plans in 2011.

Expected future pension benefit payments, which reflect expected future service, were as follows as of November 30, 2010:

(In thousands) Year Ending November 30,	U.S. Pension Benefits	Non-U.S. Pension Benefits
2011	$ 13,089	$ 1,411
2012	13,560	1,525
2013	13,855	1,677
2014	14,220	1,811
2015	14,466	1,888
2016-2020	74,861	11,254

Net periodic benefit costs for the Company's defined benefit retirement plans for 2010, 2009 and 2008 included the following components:

(In thousands)	U.S. Pension Benefits 2010	2009	2008	Non-U.S. Pension Benefits 2010	2009	2008
Service cost	$ 3,630	$ 3,439	$ 2,974	$ 376	$ 342	$ 439
Interest cost	11,630	14,706	11,553	2,257	2,335	2,541
Expected return on plan assets	(11,377)	(13,768)	(15,713)	(1,593)	(1,571)	(1,692)
Amortization of unrecognized prior service cost	52	81	117	277	286	306
Curtailment	3	—	—	—	—	—
Amortization of accumulated loss/(gain)	10,741	7,010	1,134	(141)	(439)	—
Net periodic cost adjustment to retained earnings, pretax	—	(1,631)	—	—	—	—
Net periodic cost	$ 14,679	$ 9,837	$ 65	$ 1,176	$ 953	$ 1,594

55

AMERON INTERNATIONAL

The above table includes net periodic cost for 12 months for all periods. Additionally in 2009, the Company recorded to retained earnings two months of net periodic cost of $1,631,000 ($993,000 net of tax) relating to the change in measurement date for the Company's U.S. defined benefit plan.

The following table provides the weighted-average assumptions used to compute the actuarial present value of projected benefit obligations:

	U.S. Pension Benefits			Non-U.S. Pension Benefits		
	2010	2009	2008	**2010**	2009	2008
Weighted-average discount rate	**5.30%**	5.70%	7.29%	**4.75%**	5.20%	6.70%
Rate of increase in compensation levels	**3.00%**	3.50%	4.25%	**2.25%**	2.25%	2.25%

The following table provides the weighted-average assumptions used to compute the actuarial net periodic benefit cost:

	U.S. Pension Benefits			Non-U.S. Pension Benefits		
	2010	2009	2008	**2010**	2009	2008
Weighted-average discount rate	**5.70%**	7.29%	6.15%	**5.20%**	6.70%	5.60%
Expected long-term rate of return on plan assets	**8.50%**	8.50%	8.75%	**4.10%**	4.90%	4.80%
Rate of increase in compensation levels	**3.50%**	4.25%	3.65%	**2.25%**	2.25%	2.00%

The respective discount rates were determined by projecting the plan's expected future benefit payments as defined for the projected benefit obligation, discounting those expected payments using a theoretical zero-coupon spot yield curve derived from high-quality corporate bonds currently available as of the plan measurement date, and solving for the single equivalent discount rate that resulted in the same projected benefit obligation.

The respective expected long-term rates of return on plan assets were determined based on historical and expected future returns of the various asset classes in which the Company expected the pension funds to be invested. The expected returns by asset class were as follows, as of November 30, 2010:

56

	U.S. Pension Benefits	Non-U.S. Pension Benefits
Equity securities	**10%**	**7%**
Debt securities	**5%**	**4%**
Real estate	**—**	**7%**
Other	**—**	**3%**

The Company's investment policy includes a mandate to diversify assets by investing in a variety of asset classes. At November 30, 2010, the plan's assets were invested in a variety of funds representing standard equity and debt security classes. No significant changes in the asset allocations are expected during the upcoming year.

The following table shows the Company's target allocation for the U.S. defined benefit pension plan, along with the actual allocations for the U.S. and non-U.S. plans, as of November 30:

	U.S. Pension Benefits			Non-U.S. Pension Benefits	
	Target	**2010**	2009	**2010**	2009
Domestic equities	65%	**61%**	61%	**7%**	8%
International equities	10%	**10%**	11%	**9%**	10%
Fixed-income securities	25%	**29%**	28%	**84%**	82%
Total	100%	**100%**	100%	**100%**	100%

Approximately 9% of the Company's employees are covered by union-sponsored, collectively-bargained, multi-employer pension plans. Related to these plans, the Company contributed and charged to expense $1,500,000, $800,000, and $1,300,000 in 2010, 2009, and 2008, respectively. These contributions are determined in accordance with the provisions of negotiated labor contracts and generally are based on the number of hours worked. The Company has no intention of withdrawing from any of these plans, nor is there any intention to terminate such plans.

The Company provides to certain employees a savings plan under Section 401(k) of the U.S. Internal Revenue Code. The savings plan allows for deferral of income through contributions to the plan, with certain restrictions. Company matching contributions are in the form of cash. In 2010, 2009, and 2008, the Company recorded expense for matching contributions of $517,000, $488,000, and $296,000, respectively.

Financial Section

Postretirement Benefits

The following sets forth the change in benefit obligation, change in plan assets, funded status and amounts recognized in the balance sheets as of November 30, 2010 and 2009 for the Company's U.S. postretirement health care and life insurance benefits.

(In thousands)	U.S. Postretirement Benefits 2010	2009
Change in Benefit Obligation		
Projected benefit obligation-beginning of year	$ 3,759	$ 3,148
Service cost	83	81
Interest cost	208	222
Amendments	166	—
Actuarial loss/(gain)	539	445
Benefit payments	(329)	(137)
Projected benefit obligation-end of year	$ 4,426	$ 3,759
Change in Plan Assets		
Plan assets at fair value-beginning of year	$ 330	$ 342
Actual return on plan assets	38	23
Benefit payments	(36)	(35)
Plan assets at fair value-end of year	$ 332	$ 330
Funded Status	$ (4,094)	$ (3,429)
Balance Sheet Amounts		
Noncurrent liabilities	$ (4,094)	$ (3,429)

Expected future benefit payments, which reflect expected future service, were as follows as of November 30, 2010:

(In thousands)	Year Ending November 30,	U.S. Postretirement Benefits
	2011	$ 358
	2012	343
	2013	340
	2014	360
	2015	337
	2016-2020	1,854

Net periodic benefit costs for the Company's postretirement health care and life insurance benefits for 2010, 2009 and 2008 included the following components:

(In thousands)	U.S. Postretirement Benefits 2010	2009	2008
Service cost	$ 83	$ 81	$ 96
Interest cost	208	222	209
Expected return on plan assets	(28)	(29)	(32)
Amortization of unrecognized prior service cost	19	19	19
Amortization of unrecognized net transition obligation	46	46	46
Amortization of accumulated loss	22	5	11
Net periodic cost	$ 350	$ 344	$ 349

57

AMERON INTERNATIONAL

The following table provides the weighted-average assumptions used to compute the actuarial present value of projected benefit obligations: U.S. Postretirement Benefits 2010 2009 2008 Weighted-average discount rate 5.30% 5.70% 7.29% Rate of increase in compensation levels 3.00% 3.50% 4.25%

The following table provides the weighted-average assumptions used to compute the actuarial net periodic benefit cost: U.S. Postretirement Benefits 2010 2009 2008 Weighted-average discount rate 5.70% 7.29% 6.15% Rate of increase in compensation levels 3.50% 4.25% 3.65%

The assumed health care cost trend increased to 10% in 2010, and the rate is assumed to decline gradually to 5% by 2015 and beyond. The effect of a one-percentage-point change in the assumed health care cost trend would have changed the amounts of the benefit obligation and the sum of the service cost and interest cost components of postretirement benefit expense for 2010, as follows: (In thousands) 1% Increase 1% Decrease Effect on total of service and interest cost components of net periodic expense $ 17 $ (14) Effect on postretirement benefit obligation 150 (133)

The Company provides life insurance to eligible executives with life insurance protection equal to three times base salary. Upon retirement, the executive is provided with life insurance protection equal to final base salary. There were no expenses related to this plan in 2010, 2009 or 2008.

The Company has severance agreements with certain key employees that could provide benefits upon termination of up to three times total annual compensation of such employees, plus a pro rata portion of their current year’s annual bonus.

Investments

All investments are stated at fair value or amounts that closely approximate fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price).

The Company utilizes market data or assumptions that the Company believes market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable.

The Company primarily applies the income and market approach for recurring fair value measurements and endeavors to utilize the best available information. Accordingly, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The Company is able to classify fair value balances based on the observability of those inputs.

A fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). Level 2 measurements utilize observable inputs in markets other than active markets.

Following is a description of the valuation methodologies used for pension assets measured at fair value. There have been no changes in the methodologies used at November 30, 2010 and 2009.

Common stocks: Valued at the closing price reported on the active market on which the individual securities are traded. Mutual funds: Valued at the net asset value (“NAV”) of shares held by the plan at the valuation date.

Common/collective trusts: Valued by the sponsor of the trust based on aggregate value of all assets in the collective trust at the valuation date. Unit value of a fund is determined by dividing net assets at fair value by the fund’s units outstanding at the valuation date.

FINANCIAL SECTION

Insurance contracts: Insurance contracts primarily include the contracts used by the non-U.S. Pension Plan and other postretirement benefit plan to pay benefits. These contracts are valued by the counterparty insurance companies. Insurance contracts also consist of one participating insurance contract held in the U.S. Pension Plan that is valued by discounting the related cash flows (i.e., expected dividends) as determined by the plan’s actuary. The plan has no future liability related to the contract, and the total value of the contract in excess of the value of the expected dividends is excluded from the plan’s assets.

The preceding methods described may produce fair values that may not be indicative of net realizable values or reflective of future fair value. Furthermore, although the Company believes the valuation methods used by the plan’s trustees are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the valuation date.

The following table presents by level, within the fair value hierarchy, the Company’s pension and postretirement benefit plan assets at fair value as of November 30, 2010: (In thousands) Level 1 Level 2 Level 3 Total Mutual funds: Equity funds $ 20,007 $ — $ — $20,007 Bond funds 18,847 — — 18,847 Total mutual funds 38,854 — — 38,854 Common/collective trusts — 101,487 — 101,487 Common stock (Ameron) 5,664 — — 5,664 Insurance contracts — — 42,105 42,105 Plan assets at fair value $ 44,518 $ 101,487 $ 42,105 $ 188,110

The following table presents by level, within the fair value hierarchy, the Company’s plan assets at fair value as of November 30, 2009: (In thousands) Level 1 Level 2 Level 3 Total Mutual funds: Equity funds $ 18,591 $ — $ — $ 18,591 Bond funds 16,628 — — 16,628 Total mutual funds 35,219 — — 35,219 Common/collective trusts — 93,778 — 93,778 Common stock (Ameron) 4,557 — — 4,557 Insurance contracts — — 43,300 43,300 Plan assets at fair value $ 39,776 $ 93,778 $ 43,300 $ 176,854

The following table sets forth a summary of changes in the fair value of the Company’s Level 3 assets for the year ended November 30, 2010: (In thousands) Balance, November 30, 2009 $ 43,300 Actual return on plan assets 3,188 Unrealized loss, net (4,445) Exchange rate 62 Balance, November 30, 2010 $ 42,105

AMERON INTERNATIONAL

NOTE 17 CAPITAL STOCK

The Company is incorporated in Delaware. The articles of incorporation authorize 24,000,000 shares of $2.50 par value Common Stock, 1,000,000 shares of $1.00 par value preferred stock and 100,000 shares of $1.00 par value series A junior participating cumulative preferred stock. The preferred stock may be issued in series, with the rights and preferences of each series to be established by the Board of Directors. As of November 30, 2010, no shares of preferred stock or series A junior participating cumulative preferred stock were outstanding.

As of November 30, 2010, 9,249,105 shares of Common Stock were issued and outstanding, including 43,682 restricted shares. Restrictions limit the sale and transfer of these shares. As of November 30, 2009, 9,209,836 shares were issued, including 53,881 restricted shares. On each anniversary of the grant date, a percentage of the shares (determined at the time of the grant) become unrestricted. The restrictions are scheduled to lapse as follows: 21,421 shares will become unrestricted in 2011, 14,831 shares in 2012 and 7,430 shares in 2013.

NOTE 18 SEGMENT INFORMATION

The Company has determined it has four operating and three reportable segments: Fiberglass-Composite Pipe, Water Transmission and Infrastructure Products. The Fiberglass-Composite Pipe Group manufactures and markets filament-wound and molded composite fiberglass pipe, tubing, fittings and well screens. The Water Transmission Group manufactures and supplies concrete and steel pressure pipe, concrete non-pressure pipe, protective linings for pipe, and fabricated products including wind towers. The Infrastructure Products Group consists of two operating segments, the Pole Products and Hawaii Divisions, and manufactures and sells ready-mix concrete, sand and aggregates, concrete pipe and culverts, and concrete and steel lighting and traffic poles. In the prior periods, the Company included a fourth reportable segment, Performance Coatings & Finishes, which was sold August 1, 2006. The results from this segment are reported as discontinued operations for all reporting periods. Each of these segments has a dedicated management team and is managed separately, primarily because of differences in products. TAMCO, the Company’s equity method investment which was sold in October of 2010, is not included in any of these segments. The Company’s Chief Operating Decision Maker is the Chief Executive Officer who primarily reviews sales and income before interest, income taxes and equity in earnings of affiliate for each operating segment in making decisions about allocating resources and assessing performance. The Company allocates certain selling, general and administrative expenses to operating segments utilizing assumptions believed to be appropriate in the circumstances. Costs of shared services (e.g., costs of Company-wide insurance programs or benefit plans) are allocated to the operating segments based on revenue, wages or net assets employed. Other items not related to current operations or of an unusual nature, such as adjustments to reflect inventory balances of certain steel inventories under the LIFO method, certain unusual legal costs and expenses, interest expense and income taxes, are not allocated to the reportable segments.

The markets served by the Fiberglass-Composite Pipe Group are worldwide in scope. The Water Transmission Group serves primarily the western U.S. The Infrastructure Products Group’s quarry and ready-mix business operates exclusively in Hawaii, and poles are sold throughout the U.S. Sales to any individual customer did not exceed 10% of consolidated sales in 2010 or in 2008. In 2009, Siemens Power Generation, Inc. purchased $66,400,000 of wind towers from the Company, which was approximately 12% of the Company’s total consolidated sales and almost all of the Company’s wind tower sales.

Financial Section

The following table presents information related to each operating segment included in, and in a manner consistent with, internal management reports. Inter-segment sales were not significant. Total assets by segment are those assets that are used exclusively by such segment. Unallocated assets are principally cash, corporate property and equipment, and investments. Long-lived assets consist of all long-term assets, excluding investments, goodwill, intangible assets, and deferred tax assets.

Segment Information

(In thousands)	Fiberglass-Composite Pipe	Water Transmission	Infrastructure Products	Other	Discontinued Operations	Eliminations	Total
2010							
Sales	**$ 244,084**	**$ 137,920**	**$ 121,267**	**$ —**	**$ —**	**$ (12)**	**$503,259**
Income/(loss) from continuing operations before income taxes and equity in loss of affiliate	**62,118**	**(1,055)**	**10,341**	**6,779**	**—**	**—**	**78,183**
Equity in loss of affiliate, net of taxes	**—**	**—**	**—**	**(1,206)**	**—**	**—**	**(1,206)**
Income from affiliates - cost method (included above)	**1,899**	**—**	**—**	**—**	**—**	**—**	**1,899**
Investments	**3,784**	**—**	**—**	**—**	**—**	**—**	**3,784**
Long-lived assets	**91,379**	**95,472**	**63,410**	**44,070**	**828**	**—**	**295,159**
Total assets	**335,135**	**182,576**	**92,729**	**343,070**	**—**	**(171,941)**	**781,569**
Capital expenditures	**16,762**	**8,103**	**5,285**	**815**	**—**	**—**	**30,965**
Depreciation and amortization	**8,841**	**10,392**	**6,659**	**647**	**—**	**—**	**26,539**
2009							
Sales	$ 225,444	$ 177,281	$ 144,235	$ —	$ —	$ (16)	$ 546,944
Income/(loss) from continuing operations before income taxes and equity in loss of affiliate	68,172	1,941	13,216	(29,817)	—	—	53,512
Equity in loss of affiliate, net of taxes	—	—	—	(5,512)	—	—	(5,512)
Income from affiliates - cost method (included above)	4,764	—	—	—	—	—	4,764
Investments							
Equity method affiliate	—	—	—	30,626	—	—	30,626
Cost method affiliates	3,784	—	—	—	—	—	3,784
Long-lived assets	81,915	98,147	66,232	37,088	1,944	—	285,326
Total assets	314,980	191,981	95,311	307,071	—	(146,794)	762,549
Capital expenditures	27,473	13,109	4,256	2,036	—	—	46,874
Depreciation and amortization	6,639	9,631	5,187	651	—	—	22,108
2008							
Sales	$ 274,129	$ 215,308	$ 179,059	$ —	$ —	$ (953)	$ 667,543
Income/(loss) from continuing operations before income taxes and equity in earnings of affiliate	80,994	(9,212)	25,535	(32,107)	—	—	65,210
Equity in earnings of affiliate, net of taxes	—	—	—	10,337	—	—	10,337
Income from affiliates - cost method (included above)	2,514	1,496	—	—	—	—	4,010
Investments							
Equity method affiliate	—	—	—	14,428	—	—	14,428
Cost method affiliates	3,784	—	—	—	—	—	3,784
Long-lived assets	52,314	94,518	60,581	37,131	(107)	—	244,437
Total assets	303,672	235,664	107,792	227,399	144	(148,349)	726,322
Capital expenditures	23,269	25,457	10,548	1,897	(474)	—	60,697
Depreciation and amortization	5,833	7,729	5,987	860	—	—	20,409

61

AMERON INTERNATIONAL

GEOGRAPHIC AREAS

(In thousands)	United States	Europe	Asia	Other	Eliminations	Total
2010						
Sales to external customers	**$ 327,023**	**$ 21,416**	**$ 112,544**	**$ 42,288**	**$ (12)**	**$ 503,259**
Long-lived assets	**221,276**	**6,160**	**28,546**	**39,177**	**—**	**295,159**
Total assets	**658,569**	**38,171**	**186,226**	**70,544**	**(171,941)**	**781,569**
2009						
Sales to external customers	$ 375,297	$ 27,014	$ 121,341	$ 23,308	$ (16)	$ 546,944
Long-lived assets	230,705	8,647	27,619	18,355	—	285,326
Total assets	621,667	47,427	185,462	55,469	(147,476)	762,549
2008						
Sales to external customers	$ 459,840	$ 35,694	$ 135,057	$ 37,905	$ (953)	$ 667,543
Long-lived assets	197,159	7,811	25,764	13,703	—	244,437
Total assets	610,102	44,463	198,491	21,615	(148,349)	726,322

NOTE 19 FAIR VALUE MEASUREMENT

The fair value methodology and fair value of assets related to defined benefit pension and benefit plans are outlined in Note (16), fair value of cash surrender value of insurance policies in Note (7) and fair value of debt in Note (11), herein. Cash is assumed to be stated at fair value because of its short-term, liquid nature. Additional assets and/or liabilities measured at fair value on a recurring basis included the following as of November 30, 2010:

(In thousands)	Fair Value Measurements Using Level 1	Level 2	Level 3	Assets At Fair Value
Assets				
Money market funds	**$ 169,621**	**$ —**	**$ —**	**$ 169,621**
Time deposits	**—**	**46,050**	**—**	**46,050**
Total assets	**$ 169,621**	**$ 46,050**	**$ —**	**$ 215,671**

(In thousands)	Fair Value Measurements Using Level 1	Level 2	Level 3	Liabilities At Fair Value
Liabilities				
Derivative liabilities	**$ —**	**$ 16**	**$ —**	**$ 16**
Total Liabilities	**$ —**	**$ 16**	**$ —**	**$ 16**

Assets and liabilities measured at fair value on a recurring basis include the following as of November 30, 2009:

(In thousands)	Fair Value Measurements Using Level 1	Level 2	Level 3	Assets At Fair Value
Assets				
Money market funds	$ 66,935	$ —	$ —	$ 66,935
Time deposits	—	92,461	—	92,461
Total assets	$ 66,935	$ 92,461	$ —	$ 159,396

(In thousands)	Fair Value Measurements Using Level 1	Level 2	Level 3	Liabilities At Fair Value
Liabilities				
Derivative liabilities	$ —	$ 16	$ —	$ 16
Total Liabilities	$ —	$ 16	$ —	$ 16

62

FINANCIAL SECTION

Cash Equivalents

Cash equivalents are comprised of money market funds and time deposits. The net carrying amount of cash equivalents approximates fair value due to the short-term nature of these instruments.

Derivatives

The Company and its subsidiaries complete transactions in currencies other than their functional currencies. The Company's primary objective with respect to currency risk is to reduce net income volatility that would otherwise occur due to exchange-rate fluctuations. In order to minimize the risk of gain or loss due to exchange rates, the Company may from time to time use foreign currency derivatives. As of November 30, 2010, the Company held four foreign currency forward contracts comprised of two foreign currency contracts aggregating in the amount of $11,000,000 U.S. dollars, hedging Singapore dollars, one contract in the amount of $1,250,000 Singapore dollars, hedging Malaysian Ringgit, and one contract in the amount of $388,000 U.S. dollars, hedging Euros. As of November 30, 2009, the Company held one foreign currency forward contract aggregating $6,000,000 U.S. dollars, hedging Singapore dollars, and two contracts aggregating $660,000 U.S. dollars, hedging Euros, compared to holding one foreign currency forward contract aggregating $500,000, hedging U.S. dollars to Singapore dollars, and two contracts aggregating $769,000, hedging U.S. dollars to Euros at November 30, 2008. Such instruments had a combined fair value loss of $16,000 as of November 30, 2010 and 2009, based on quotations from financial institutions. Derivatives are recorded as receivables and or liabilities on the balance sheet, and the related gains and losses are recognized as other income, net on the income statement.

SUPPLEMENTARY DATA - QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial data for the years ended November 30, 2010 and 2009, follow:

(In thousands, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2010				
Sales	**$ 109,018**	**$ 136,544**	**$ 134,199**	**$ 123,498**
Gross profit	**29,446**	**35,331**	**32,646**	**30,501**
Income from continuing operations, net of taxes	**1,083**	**9,549**	**8,902**	**27,734**
Loss from discontinued operations, net of taxes	**—**	**—**	**—**	**(1,014)**
Net income	**1,083**	**9,549**	**8,902**	**26,720**
Diluted earnings per share allocated to Common Stock (see Note 1):				
Income from continuing operations, net of taxes	**.12**	**1.03**	**.96**	**2.99**
Loss from discontinued operations, net of taxes	**—**	**—**	**—**	**(.11)**
Net income	**.12**	**1.03**	**.96**	**2.88**
Stock price per share-high	**71.71**	**72.67**	**65.60**	**75.84**
Stock price per share-low	**54.73**	**62.15**	**56.14**	**56.36**
Dividends per share	**.30**	**.30**	**.30**	**3.30**
2009				
Sales	$ 146,002	$ 132,920	$ 131,378	$ 136,644
Gross profit	34,921	36,550	35,618	38,363
Income from continuing operations, net of taxes	3,826	9,426	5,948	13,283
Income from discontinued operations, net of taxes	—	—	—	817
Net income	3,826	9,426	5,948	14,100
Diluted earnings per share allocated to Common Stock (see Note 1):				
Income from continuing operations, net of taxes	.41	1.02	.64	1.44
Income from discontinued operations, net of taxes	—	—	—	.09
Net income	.41	1.02	.64	1.53
Stock price per share-high	66.25	60.21	79.20	89.00
Stock price per share-low	44.84	41.86	50.81	56.96
Dividends per share	.30	.30	.30	.30

The Company traditionally experiences lower sales during the first fiscal quarter because of seasonal patterns associated with weather and contractor schedules.

63

AMERON INTERNATIONAL

MANAGEMENT’S REPORT

The Audit Committee of the Board of Directors is composed of four directors who are not officers or employees of the Company. They meet periodically with management, PricewaterhouseCoopers LLP and the internal auditors to review the audit scope and results, discuss internal controls and financial reporting subjects, and review management actions on these matters. PricewaterhouseCoopers LLP and the internal auditors have full and free access to the members of the Audit Committee.

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

Management established disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the officers who certify the Company’s financial reports and to other members of senior management and the Board of Directors.

The Company carried out an evaluation, under the supervision and with the participation of the Company’s Management, including the Company’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures as of November 30, 2010 pursuant to Exchange Act Rule 13a-14. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) are effective. Disclosure controls and procedures are the controls and other procedures of an issuer that are designed to ensure that information required to be disclosed by the issuer in the reports filed or submitted by it under the Securities Exchange Act of 1934, as amended (Exchange Act), is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in its Exchange Act reports is accumulated and communicated to the issuer’s management, including its principal executive and financial officers, as appropriate to allow timely decisions regarding required disclosure. No changes were made in the Company’s internal control over financial reporting during the fiscal quarter ended November 30, 2010 that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f) and 15d-15(f). Under the supervision and with the participation of Management, including the principal executive officer and principal financial officer, Management conducted an evaluation of the effectiveness of internal control over financial reporting based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on Management’s evaluation under the framework in Internal Control - Integrated Framework, Management concluded that internal control over financial reporting was effective as of November 30, 2010. The effectiveness of the Company’s internal control over financial reporting as of November 30, 2010 was audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.

JAMES S. MARLEN

Chairman of the Board,

President and Chief Executive Officer

GARY WAGNER

Senior Vice President, Finance and Administration

& Chief Financial Officer

AMERON INTERNATIONAL

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Ameron International Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders’ equity, of comprehensive income, and of cash flows present fairly, in all material respects, the financial position of Ameron International Corporation and its subsidiaries at November 30, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 2010 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of November 30, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 16 to the consolidated financial statements, the Company changed the manner in which it accounts for defined benefit pension and other postretirement benefit plans in 2009.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

January 31, 2011

AMERON INTERNATIONAL

BOARD OF DIRECTORS

JAMES S. MARLEN 4

Chairman of the Board,

President and Chief Executive Officer, Ameron International Corporation.

DAVID DAVENPORT 1, 2

Counselor to the Director for External Relations and Research Fellow, Hoover Institution, Stanford University.

J. MICHAEL HAGAN 1, 3, 4

Retired Chairman of the Board, President & Chief Executive Officer, Furon Company, manufacturer of polymer components.

TERRY L. HAINES 1, 3, 4

Retired Chairman of the Board, President & Chief Executive Officer, A. Schulman, Inc., manufacturer of high-performance plastic compounds and resins.

WILLIAM D. HORSFALL 1, 2

Retired Senior Partner of Lucas, Horsfall, Murphy and Pindroh, LLP, accounting services and business consulting firm.

JOHN E. PEPPERCORN 2, 3, 4

Retired Vice President, Chevron Corporation and Former President, Chevron Chemical Company LLC, manufacturer of industrial chemicals.

BARRY L. WILLIAMS

Retired General Partner of Williams Pacific Ventures, Inc., business investment and consulting

1 Audit Committee 2 Compensation Committee

3 Nominating & Corporate 4 Executive Committee Governance Committee

AMERON INTERNATIONAL

HEADQUARTERS

AMERON INTERNATIONAL CORPORATION

245 South Los Robles Avenue Pasadena, California 91101-3638 Tel: 626-683-4000 Fax: 626-683-4060

WATER TRANSMISSION GROUP

10681 Foothill Boulevard, Suite 450 Rancho Cucamonga, California 91730 Tel: 909-944-4100 Fax: 909-944-4112

INFRASTRUCTURE PRODUCTS GROUP

AMERON HAWAII DIVISION

2344 Pahounui Drive Honolulu, Hawaii 96819 Tel: 808-832-9200 Fax: 808-882-9450

POLE PRODUCTS DIVISION

5851 Thille Street, Suite 101 Ventura, California 93003 Tel: 805-676-3282 Fax: 805-676-3288

FIBERGLASS-COMPOSITE PIPE GROUP

9720 Cypresswood Drive, Suite 325 Houston, Texas 77070 Tel: 832-912-8282 Fax: 832-912-9393

CORPORATE RESEARCH & ENGINEERING

1501 Hughes Way, Suite 4C Long Beach, California 90810 Tel: 310-707-1070 Fax: 310-707-1090

OPERATIONS’ EXECUTIVES

WATER TRANSMISSION GROUP

Richard I. Mueller, Group President Rancho Cucamonga, California

Jeffery R. Bruny, Vice President - Manufacturing

Jose A. Camargo, General Manager - American Pipe & Construction International - Bogata, Colombia

Kenneth D. Primavera, Division President - Wind Towers

INFRASTRUCTURE PRODUCTS GROUP

Wade Wakayama, Division President Ameron Hawaii Division Honolulu, Hawaii

Eric M. Yoshizawa, Division Vice President - Operations - Maui John Szabo, Division President - Pole Products Division - Ventura, California

Wayne Liechti, Operations Director

FIBERGLASS-COMPOSITE PIPE GROUP

Allen Chiu, Group President Houston, Texas

Joie L. Folkers, Vice President - Sales & Marketing - USA

David B. Jones, Vice President - Operations - USA

Edwin van Steenis, General Manager - Ameron B.V. Geldermalsen, the Netherlands

Woon Chun Wong, Interim General Manager - Ameron (Pte) Ltd. - Singapore

Fernando de Lima Netto, General Manager - Ameron Polyplaster, Ltda and Ameron Brazil, Ltda - Betim, Brazil

CORPORATE RESEARCH & DEVELOPMENT

Ralph S. Friedrich, Senior Vice President - Technology Long Beach, California

Garrett J. Endres, Vice President - Research & Engineering - Long Beach, California

AFFILIATES

AMERON SAUDI ARABIA, LTD. SAUDI ARABIA CONCRETE PRODUCTS, LTD.

Concrete Pipe Products

H.H. Prince Ahmad bin Khalid bin Abdullah bin Abdul Rahman Al Saud,

Chairman

Dr. Solaiman A. Al-Twaijri, Chief Executive Officer Dammam, Saudi Arabia

Ameron Egypt

El Korba, Egypt

BONDSTRAND, LTD.

Fiberglass Pipe Products

H.H.Prince Ahmad bin Khalid bin Abdullah bin Abdul Rahman Al Saud,

Chairman

Dr. Solaiman A. Al-Twaijri, Chief Executive Officer Dammam, Saudi Arabia

CORPORATE OFFICERS

JAMES S. MARLEN

Chairman of the Board,

President and Chief Executive Officer

GARY WAGNER

Senior Vice President - Finance and Administration & Chief Financial Officer

LEONARD J. MCGILL

Senior Vice President - Secretary and General Counsel

JAMES R. MCLAUGHLIN

Senior Vice President - Corporate Development & Treasurer

JAMES L. BALAS

Vice President and Controller

RALPH S. FRIEDRICH

Senior Vice President - Technology

TERRENCE P. O’SHEA

Senior Vice President - Human Resources

CHRISTINE STANLEY

Vice President - Operations Compliance

MARK J. NOWAK

Vice President - Special Projects

GARRETT J. ENDRES

Vice President - Research and Engineering

PRINCIPAL LOCATIONS

WATER TRANSMISSION GROUP

Brea, California Fontana, California Lakeside, California Phoenix, Arizona

Rancho Cucamonga, California Tracy, California Bogota, Colombia Mexicali, Mexico

INFRASTRUCTURE PRODUCTS GROUP

Anniston, Alabama Barbers Point, Hawaii Everett, Washington Fillmore, California Honolulu, Hawaii Maui, Hawaii Oakland, California Tulsa, Oklahoma Ventura, California

FIBERGLASS-COMPOSITE PIPE GROUP

Burkburnett, Texas Houston, Texas Mineral Wells, Texas Betim, Brazil

Geldermalsen, the Netherlands Johor, Malaysia Singapore

AFFILIATES

Dammam, Saudi Arabia

SHAREHOLDERS’ INFORMATION

CORPORATE OFFICE

AMERON INTERNATIONAL CORPORATION

245 South Los Robles Avenue Pasadena, California 91101-3638 Tel: 626-683-4000 Fax: 626-683-4060 Ameron Website: www.ameron.com

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM PRICEWATERHOUSECOOPERS LLP

350 South Grand Avenue Los Angeles, California 90071

TRANSFER AGENT & REGISTRAR* COMPUTERSHARE INVESTOR SERVICES

P.O. Box 43078

Providence, RI 02940-3078 Tel: 877-373-6374

Hearing-impaired number: TDD: 1-800-952-9245 Website: www.computershare.com

*Notices of change of address and inquiries regarding dividend payment and transfer or registration of stock should be sent directly to the Transfer Agent.

FORM 10-K

A copy of Ameron’s Annual Report to the Securities and Exchange Commission (“SEC”) on Form 10-K is available without charge to shareholders upon written request to the Corporate Secretary at the Corporate Office address shown at the left. The Form 10-K is also available through the Ameron website.

Filings with the SEC are also available at the SEC’s Public Reference Room at 100 F Street, NE, Washington DC 20549, by contacting SEC at 1-800-SEC-0330 or visiting the web site at www.sec.gov.

AMN Listed NYSE

Ameron International Corporation stock is traded on the New York Stock Exchange under the stock symbol AMN.

The text paper and fly sheet are both FSC certified using Mixed media and are acid/chlorine free.

AMERON INTERNATIONAL – 2010 Annual Report

Ameron prepared the following presentation for delivery to investors and proxy advisory firms.

Forward Looking Statements

All statements in this presentation that do not directly and exclusively relate to historical facts, including those related to operating strategies, the solicitation of proxies with respect to the 2011 Annual Meeting of stockholders, the executive succession planning process, international expansion efforts, and the return of excess capital to stockholders constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the intentions, plans, expectations and beliefs of Ameron International Corporation (the “Company” or “Ameron”), and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended November 30, 2010. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise, except as required by law.

1 AMERON INTERNATIONAL

Summary

Overview of Ameron

Ameron Performance

Ameron’s Board and Corporate Governance

Barington’s Proxy Fight

2 AMERON INTERNATIONAL

Summary We Urge Stockholders to Support the Current Board and Reject Barington and James Mitarotonda The type of Board change recommended by Barington would be counterproductive: Board and Management are constantly evaluating businesses, markets, and governance Ameron is a multinational manufacturer of highly-engineered products and materials for chemical, industrial, energy and infrastructure markets Compound total return to Ameron’s stockholders from November 30, 1993 to January 31, 2011 has totaled approximately 11% per year Management constantly adjusts Ameron’s portfolio of business to create and maximize stockholder value, better position the Company for future success, and increase its competitiveness Ameron has been repositioning itself over the years Enhancing stockholder value and consistently generating quality earnings over time can only result from developing the proper business strategies and effectively executing those plans. Delivering on that philosophy has been our trademark over the years Ameron is led by a dedicated CEO and senior management team, overseen by an active and engaged Board, with a multi-year record of creating and delivering stockholder value Board has been responsive to stockholders and updated both corporate governance and compensation practices Conducting an orderly succession process and have retained Korn Ferry to conduct a search for a new CEO We do not believe James Mitarotonda is right for Ameron and its stockholders James Mitarotonda and Barington offer no new ideas for Ameron We question Mitarotonda’s ethics and integrity, do not think he has the experience or expertise required to be on the Board of a complex, global company such as Ameron 3

Overview of Ameron

4 AMERON INTERNATIONAL

Overview of Ameron

Ameron consists of four distinct businesses, reported in a variety of segments, divisions and groups: Fiberglass-Composite Pipe, Water Transmission (including water pipe and wind towers), Hawaii and Pole Products.

Recently, sold TAMCO (formerly the Company’s 50%-owned steel mini-mill)

2,700+ employees

Global footprint — operations in 8 countries

Total Stockholder Return

$300.00

$250.00

Ameron

$200.00 $177.58

Peer Group

Index (2009) 2

$150.00 $144.67

Peer Group

Index (2010) 1

$100.00 $143.07

NYSE Market

Value Index

$50.00 $109.65

$0.00

2005 2006 2007 2008 2009 2010

1 The 2010 Peer Group Composite Index is comprised of the following companies: Ameron, Dresser-Rand Group, Inc., Gibraltar Industries, Inc., Insituform Technologies, Inc., Lufkin Industries Inc., Martin Marietta Material, Inc., National Oilwell Varco, Inc., Northwest Pipe Co., Texas Industries Inc., Trinity Industries, Inc., Valmont Industries, Inc. and Vulcan Materials Co.

2 Changed 2009 Peer Group Composite Index to include Insituform Technologies, Inc., replacing Schnitzer Steel Industries, Inc. in the 2010 Peer Group Composite Index, to reflect the sale of TAMCO in 2010.

5 AMERON INTERNATIONAL

Overview of Ameron - Range of Businesses

Fiberglass-Composite Pipe

Fiberglass pipe, fittings and adhesives for industrial and marine applications, fuel handling and production and transportation of oil and gas; large diameter fiberglass water/sewer pipe and poles

9 plants in the U.S., Singapore, Malaysia, the Netherlands and Brazil

Water Transmission

Large-diameter concrete and steel pressure and gravity pipe for fresh water and waste water conveyance; large-diameter steel towers for the wind energy market; PVC linings for concrete structures and pipe

9 plants in the U.S., Mexico and Colombia

Hawaii Division

Mines and processes aggregates; provides ready-mix concrete; manufactures precast concrete products and pipe

4 plants on Oahu and Maui in Hawaii

Pole Products

Spun-cast concrete poles for residential and commercial lighting applications and steel poles for traffic and highway lighting

5 plants throughout the U.S.

6 AMERON INTERNATIONAL

Overview of Ameron

Ameron is a Complex, Diversified, Global Business

Complex Business / Structure

Diverse markets

Multiple business segments

Multiple subsidiaries / divisions within groups Multiple unrelated products

Partially-owned affiliates

Technology-Driven Businesses and Markets

Products used in demanding applications (high pressures, highly corrosive, environmentally sensitive, critical safety)

Highly-engineered products

Heavy-duty / sophisticated manufacturing and sales

Large Geographic Footprint

Domestic and international manufacturing

Multiple plants to serve diverse customers with multiple product lines

7 AMERON INTERNATIONAL

Overview of Ameron - Global Footprint

Global Manufacturing and Management to be Near End Markets and Customers

Corporate

Fiberglass Composite Pipe Group Water Transmission Group Infrastructure Products Group

Singapore & Malaysia

Saudi Arabia

Hawaii

Mexico

Colombia

Brazil

the Netherlands

8 AMERON INTERNATIONAL

Overview of Ameron - 2010 Segment Breakdown

Dollars in Millions

Fiberglass- Water Infrastructure

Composite Transmission Products

Sales $244 $138 $121

Segment

Income 1 62 (1) 10

Cap Ex 17 8 5

Europe

Other 4%

International

9%

Asia

22%

United States

65%

35% of Ameron’s $503 Million in Sales Generated Internationally

1 Income from continuing operations before income taxes and equity in loss of affiliate.

9 AMERON INTERNATIONAL

Water Transmission Group —
Stages of Water Delivery System Development



Potable Water Transmission
Length: <10 miles
Sizes: 48"– 72"
Select Septic Use:
Lift Stations,
Transfer to Treatment
Plastic or PU Lined
Length: <2 miles
Sizes: 48"– 120"
Raw Water Treatment
Length: <5 miles
Sizes: 48"– 144"
Wide Area Potable
Water Distribution
Length: <2 miles
Sizes: 8"– 48"
Lake, River, or
Ocean
Industrial &
Commercial
Length: <2 miles
Sizes: 10"– 72"
Raw Water Transfer
Length: 5 – 100 miles
Sizes: 60"– 120"
Local Area Potable
Water Distribution
Length: <2 miles
Sizes: 6"– 18"
Single User Tap
Length: <400 ft
Sizes: 1"– 2"
Lake, River, or
Ocean
Power Plant
Cooling Water
Length: <1/2 mile
Sizes: 60"– 144"

AMERON
INTERNATIONAL

10

Water Transmission Group — Products

Reinforced Concrete Cylinder Pipe

Reinforced Concrete Non-Cylinder Pressure Pipe

Pre-stressed Concrete Cylinder Pipe

Bar-Wrapped Cylinder Concrete Pipe

Welded Steel Pipe

Pressure Cast Steel Pipe (patent pending)

T-Lock PVC Pipe Liner

T-Hab PVC Rehabilitation Liner

Steel Wind Towers (each designed for a specific turbine)

11 AMERON INTERNATIONAL

Water Transmission Group —

Water Delivery System Development Drivers

Growth/Drought

3 biggest markets (CA, AZ, NV) experiencing slow growth

Major programs built to handle projected needs for 25 years

Major CA needs identified but postponed due to lack of funding

Major Las Vegas project postponed due to economic downturn

Regulation

Major driver for sewer system and water treatment upgrades

Aging systems

San Francisco, Los Angeles, and San Diego County systems will require replacement

12 AMERON INTERNATIONAL

Water Transmission Group — Market Outlook

Current market is weak

Growth is slow; projects postponed

Lower margins; very aggressive bidding by competitors

Lack of government funds

Near-term opportunities

Focus remains on minimizing costs, maximizing efficiencies

Positioning WTG for select local projects and large projects outside southwest US

Longer-term outlook is bright

American Society of Civil Engineers Infrastructure Report Card graded US water systems D-; annual need is $11B more than current funding

US population continuing to move to South and West

Continuing development of potential game-changers: patent-pending

Pressure Cast Steel Pipe, new coating system, new joint system

13 AMERON INTERNATIONAL

Water Transmission Group —

Unique Product Application – CA Tunnel

14 AMERON INTERNATIONAL

Water Transmission Group —

Unique Product Application – Priest Reservoir

15 AMERON INTERNATIONAL

Water Transmission Group —

Unique Product Application – Fault Crossing

16 AMERON INTERNATIONAL

Water Transmission Group —

Unique Product Application – Mexico Sewer

17 AMERON INTERNATIONAL

Water Transmission Group —

New Product - 120” Pressure Cast Steel Pipe

18 AMERON INTERNATIONAL

Overview of Ameron - Principal Competitors/Industry Peers1

Ameron consists of a unique set of businesses with no direct peers for the whole company

Fiberglass-Composite Pipe

Smith Fiberglass (sub of NOV*)

Star Fiberglass (sub of NOV*)

Future Pipe International

Harvest

Amiantit

Steel alternatives

Water Transmission – Pipe

Northwest Pipe (NWPX*)

Hanson Pressure Pipe (sub of HEI.F)

Hobas

Plastic alternatives

Water Transmission — Wind Towers

Trinity (TRN*)

DMI Industries (sub of OTTR)

Vestas (VWS.CO)

Foreign imports

Hawaii Division

Hawaiian Cement (sub of MDU*)

Gibraltar Industries (ROCK*)

Martin Marietta Materials (MLM*)

Texas Industries (TXI*)

Vulcan Materials (VMC*)

Grace Pacific

Pole Products

Valmont (VMI*)

Union Metal

StressCrete

Wood, fiberglass and aluminum alternatives

1 Public companies designated by ticker symbol. Peer companies designated by *

19 AMERON INTERNATIONAL

Overview of Ameron - Selected Acquisitions / Divestitures

Divestitures

1994 –Tissot (Colombia) 2003 –Americoat Mexicana (Mexico) (25%-owned)

1998 — GHA (U.S.) (50%-owned)

2006 — Worldwide Performance Coatings Business

2010 — Ameron’s 50% interest in TAMCO

‘84 ‘94 ‘95 ‘96 ‘97 ‘98 ‘03 ‘04 ‘05 ‘06 ‘07 ‘08 ‘09 ‘10

Acquisitions

1984 –Ciba-Geigy Pipe Systems (U.S.)

1998 –Hope Composites (U.S.) 1998 –Croda Coatings (UK/AUS/NZ) 1997 –Valspar Maintenance Coatings (U.S.)

2007 –Polyplaster, Ltda. (Brazil)

1996 –Centron International (U.S.)

1996 –Devoe Marine Coatings (U.S./Europe)

2006 –IFE (Mexico)

Fiberglass-Composite Pipe Water Transmission Performance Coatings & Finishes

Ameron has a history of undertaking strategic initiatives to maximize stockholder value

20 AMERON INTERNATIONAL

Overview of Ameron - Current Business Initiatives

Management is constantly reviewing the Company’s portfolio of businesses to maximize the future potential growth and stockholder value

Fiberglass-Composite Pipe

South American Expansion

- Acquisition of Polyplaster

- New Plants: Centron for onshore oilfield, Bondstrand for industrial and offshore marine market (Petrobras)

- Considering plants in Middle East and China

Fiberglass pipe for municipal water market

- New plant in Texas

- Development of sand-core technology

- Development of non-round sewer pipe

Deployment of high-pressure oilfield piping using patented coil lock joints

Steel Strip Laminate (SSL) development

Deployment of fiberglass distribution poles for utilities

Water Transmission

Evaluating major water projects in the U.S. and Mexico

Development of proprietary pressure-cast steel pipe to reduce raw material costs and ease of installation

Pole Products

Building new steel pole plant in Oklahoma for the national transportation infrastructure market

21 AMERON INTERNATIONAL

Overview of Ameron - Strategic Rationale

Over time, Ameron was repositioned to focus on businesses and markets where Ameron has leadership position

Sold Coatings due to lack of market leadership, competing against larger, global companies and attractive valuation from buyer

Sold TAMCO due to increased competition from larger focused steel companies and attractive valuation from buyer

Maintain businesses with growth potential and leadership position by Ameron

Company’s Fiberglass Composite Pipe Group driven by increasing demand for energy; Ameron has the widest range of products and strength in most profitable marine and offshore segment due to technical capabilities and state-of-the-art manufacturing

Water Transmission Group’s water pipe business is driven by demographics and scarce water resources; Ameron has leadership position in western U.S. Current down cycle lasting longer than experts predicted; however, business can be quite profitable (2005 segment income of $26 million on sales of $193 million)

22 AMERON INTERNATIONAL

Overview of Ameron - Strategic Rationale (cont.)

Water Transmission Group’s wind tower business driven by demand for renewable energy, Ameron is well placed to serve West with only plant in California. Currently unprofitable due to depressed market conditions, but had a backlog of over $90 million at end of 2008. Plant has annual capacity to add $120 million of sales

Hawaii Division is largest provider of aggregates and ready-mix concrete in Hawaii. Pole Products Division is largest supplier of concrete lighting poles in U.S. Infrastructure Products Group depressed due to construction downturn, but significant opportunities when cycle turns (2006 segment income of $31 million on sales of $198 million)

Although we have reviewed each business internally, with our Board and with our financial advisors, the lack of current profitability is not a justification for divestiture because our market position is strong and good potential for improvement

All of Ameron’s current businesses have potential for significant growth and should be retained

23 AMERON INTERNATIONAL

Ameron Performance

24 AMERON INTERNATIONAL

Ameron Performance — Overview

Ameron earnings per share has grown at a compound annual rate of 12% from 1994 through 2008, when global recession began

Compound total return to Ameron’s stockholders from November 30, 1993 through January 31, 2011 has totaled approximately 11% per year, outperforming market indices

Ameron’s portfolio of businesses is constantly managed to create and maximize stockholder value, better position the Company for future success, and increase its competitiveness

As part of this effort, Management has positioned the core business segments, Fiberglass-Composite Pipe Group, Water

Transmission Group and Infrastructure Products Group, to capture market share and to grow when Ameron’s end markets recover

25 AMERON INTERNATIONAL

Ameron Performance — TSR James Marlen Tenure

November 30, 1993 — January 31, 2011

Annualized Stockholder Return

15.00%

10.00%

10.89%

5.00%

6.85%

7.06%

8.17%

6.65%

—%

Ameron

Russell 2000 Index

Dow Jones Index

S&P 500 Index

NYSE Broad Index

Source: Bloomberg returns calculated monthly. Assumes dividends reinvested.

26 AMERON INTERNATIONAL

Ameron Performance — TSR 5 Years

November 30, 2005 — November 30, 2010

Annualized Shareholder Return

15.0%

12.05%

7.40%

2.80%

0.37%

0.99%

2.06%

10.0%

5.0%

—%

Ameron Ameron Peer Group 1

Russell 2000 Index

Dow Jones Index

S&P 500 Index

NYSE Broad Index

Source: Bloomberg returns calculated monthly. Assumes dividends reinvested.

1 Peer group includes AMN, NOV, LUFK, DRC, VMC, VMI, INSU, NWPX, MLM, TXI, TRN and ROCK.

27 AMERON INTERNATIONAL

Ameron Performance — TSR 3 Years

November 30, 2007 — November 30, 2010 (vs. November 30, 2004 — November 30, 2007)

Annualized Stockholder Return

50.0% 40.0% 30.0% 20.0% 10.0% 0.0% (10.0%) (20.0%)

2004-2007 2007-2010

42.69%

26.36%

7.91%

8.64%

10.09%

14.69%

(9.73%)

(6.48%)

(0.37%)

(6.28%)

(5.13%)

(6.41%)

Ameron

Ameron Peer Group 1

Russell 2000 Index

Dow Jones Index

S&P 500 Index

NYSE Broad Index

Ameron’s 3-year TSR underperformed peers due to Ameron’s much higher stock appreciation in previous period

Source: Bloomberg returns calculated monthly. Assumes dividends reinvested.

1 Peer group includes AMN, NOV, LUFK, DRC, VMC, VMI, INSU, NWPX, MLM, TXI, TRN and ROCK.

AMERON INTERNATIONAL

28

Ameron Performance — Relative Stock Price

350% 300% 250% 200% 150% 100% 50% 0% 11/30/05

03/16/07

07/01/08

10/16/09

01/31/11

Ameron

Ameron Peer Group 1

S&P 500 Index

Ameron Stock Has Outperformed Our Peers since 2005

1 Ameron Peer group includes AMN, NOV, LUFK, DRC, VMC, VMI, INSU, NWPX, MLM, TXI, TRN and ROCK.

AMERON INTERNATIONAL

29

Ameron Performance — Sales

(Millions)

$1,000 $900 $800 $700 $600 $500 $400 $300 $200

Divested Worldwide Coatings Business

Economic Recession

‘93 ‘94 ‘95 ‘96 ‘97 ‘98 ‘99 ‘00 ‘01 ‘02 ‘03 ‘04 ‘05 ‘06 ‘07 ‘08 ‘09 ‘10

Revenue Expected to Rebound as End Markets Improve

AMERON INTERNATIONAL

30

Ameron Performance — Earnings Per Share

$8.00 $7.00 $6.00 $5.00 $4.00 $3.00 $2.00 $1.00 $0.00

Economic Recession

'94 '95 '96 '97 '98 '99 '00 '01 '02 '03 '04 '05 '06 '07 '08 '09 '10

Strong Track Record of EPS Growth Prior to Current Recession

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Ameron Performance — Net Cash Provided by Operating Activities

(Millions)

$140 $120 $100 $80 $60 $40 $20 $0 ($20)

Economic Recession

‘93 ‘94 ‘95 ‘96 ‘97 ‘98 ‘99 ‘00 ‘01 ‘02 ‘03 ‘04 ‘05 ‘06 ‘07 ‘08 ‘09 ‘10

Steady Cash Flows even in Depressed Markets

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Ameron Performance — SG&A Cost Management

Controllable Costs are constantly monitored to improve profitability

Reduced total headcount by 20% in the last three years while retaining top quality management worldwide

The Company’s total SG&A is subject to non-controllable costs. For example, pension costs are largely impacted by changes in market interest rates

Although SG&A percentage is higher than its larger peers (but lower than S&P 600 Small Cap Average), Ameron’s net income percentage is higher than its peers and the S&P 600 Small Cap Average

SG&A as % of Sales (5Yr Avg.)

25.0% 20.0% 15.0% 10.0%

17.2%

11.3%

20.3%

Ameron

Peers 1

S&P 600 Small Cap 2

Net Income as % of Sales (5Yr Avg.)

9.0%

8.0%

7.0%

6.0%

5.0%

4.0%

8.6%

5.6%

4.6%

Ameron

Peers 1

S&P 600 Small Cap2

Ameron has aggressively controlled costs and is poised for growth as end markets improve

1 Peer Group includes AMN, NOV, LUFK, DRC, VMC, VMI, INSU, NWPX, MLM, TXI, TRN, and ROCK

2 Source: FactSet.

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Ameron’s Board and Corporate Governance

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Ameron’s Governance — Board is Active, Engaged & Accountable

All key committees independent

3 former CEO’s and other pertinent executive experience among our 6 independent Director’s

Director attendance at Board and Committee meetings has averaged 98% over 3 years

Significant experience serving on other boards

Barry Williams joined our Board last year

Board participates in:

Plant visits and business reviews

Succession planning

Strategic planning

Annual budgets

Capital expansion reviews

Research and Technology reviews

Operations strategy reviews and revisions

Information Technology reviews

Sales and Marketing reviews

Cumulative Voting – ultimate in accountability

Board recommendation of one year for Say on Pay votes

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Ameron’s Governance – Cash Redeployment

As of November 30, 2010 had cash of $236 million, of which $63 million was held offshore

Company constantly evaluates reinvestment options

Paid $3.00 per share special dividend in 2010 ($28 million)

Board authorized a $50 million share repurchase program during fourth quarter 2010. Shares repurchased totaled approximately $11 million during first quarter 2011

Regular dividends

Cash redeployment priorities

Internal, organic growth opportunities

Acquisitions of core or closely-related businesses

Returning cash to stockholders

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Ameron’s Governance — Focus on Corporate Governance

Regular Updates to Meet Best Practices

Presiding director and process established

Non-management executive sessions held at all in-person Board meetings

Stock ownership requirements for CEO and Directors

Tax gross-ups on perquisites discontinued

New peer group for compensation purposes

Executive compensation is market-based and heavily weighted to performance-based compensation rather than fixed salaries

In conformity with ISS “best practices”, we put a poison pill up to a stockholder vote in 2008 and were responsive to the stockholder vote. We do not maintain a poison pill

We were responsive to another stockholder vote last year and have committed to separating the Chairman and CEO in a manner consistent with the stockholder proposal

Upon the termination of James Marlen’s employment agreement, in March 2012, a new Board Chairman will be designated who is independent from Management

Korn Ferry retained to begin a CEO search

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Ameron’s Governance — Current Board of Directors*

David Davenport

Counselor to the Director of the Hoover Institution at Stanford University since 2008

Research Fellow at the Hoover Institution since 2001.

CEO of Starwire Corporation, a software service company, 2000 - 2001

President of Pepperdine University from 1985 to 2000

Distinguished Professor of Public Policy and Law at Pepperdine University

Director of Salem Communications and Forest Lawn Memorial Parks Association

J. Michael Hagan

Former Chairman, President and Chief Executive Officer of Furon Company, a manufacturer of polymer components

Director of PIMCO Funds, an investment management services company

Terry L. Haines

Former Chairman of the Board, President and Chief Executive Officer of A. Schulman, Inc., a leading international supplier of high-performance plastic compounds and resins.

Director of First Merit Corporation.

William D. Horsfall

Founder of Lucas, Horsfall, Murphy and Pindroh, LLP, an accounting services and business consulting firm

Certified Public Accountant licensed in California

Director of San Pasqual Trust, a private institutional trustee; Craftsman Restaurant, Inc., a private company; and Numedeon, Inc., a privately held, Pasadena, California-based virtual world creator

James S. Marlen

Chairman of the Board of the Company since 1995 and Chief Executive Officer of the Company since 1993.

Formerly VP of GenCorp, Inc. and the President of GenCorp Polymer Products,

Director of Parsons Corporation, a privately-held engineering and construction firm

Named a Distinguished Engineering Fellow of the University of Alabama, and in 1998 was inducted into the State of Alabama Engineering Hall of Fame.

John E. Peppercorn

Former Vice President of Chevron Corporation

Former President of Chevron Chemical Co. LLC, a subsidiary of Chevron Corporation, and manufacturer of industrial chemicals.

Director of the University of Kansas Business School.

Barry L. Williams

General Partner of Williams Pacific Ventures, Inc., a business investment and consulting firm from 1987 to 2010.

Director of PG&E Corporation, CH2M Hill Companies, Ltd., The Northwestern Mutual Life Insurance Company, The Simpson Manufacturing Company Inc. and SLM Corporation.

Former President and Chief Executive Officer of C. N. Flagg Power Inc., a construction services company, which was sold in 1992.

Strong Operationally, Globally, Financially; Good Market and Industry Relevance

* Note: Current or most recent job listed first, prior experiences follow in order

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Ameron’s Governance — Director Nominees

James S. Marlen

As chief executive of the Company for 17 years, and with a record as an operating manager and an engineer prior to joining the Company, Marlen brings a unique depth of understanding of all aspects of the Company’s operations

Marlen brought to the Company 28 years of U.S. and international experience in diversified businesses

With a distinguished career, Marlen rose quickly to the executive officer group of the former GenCorp. GenCorp had strong interests in the aerospace, automotive and chemicals and plastics industries, and immediately prior to joining Ameron, Marlen was the successful head of GenCorp’s consumer and industrial products group.

Marlen was named a Distinguished Engineering Fellow of the University of Alabama, and in 1998 was inducted into the State of Alabama Engineering Hall of Fame

David Davenport

Davenport, a director for almost nine years, has developed expertise regarding the Company and its operations, and through his prior service on the Board and its committees he has a demonstrated record of regular attendance, advance preparation and active participation in guiding the Company

His work in public policy gives him fresh and valuable insights into the Company’s international strategy, and he brings to the Board valuable senior executive and public company board experience. These experiences allow him to provide unique insights, strategic direction and critical thinking to the Board and management

He also brings deep legal experience that helps the Board gauge and manage risks. All of these factors led to the conclusion that Davenport should continue to serve as a director in light of the Company’s business and structure

As a member of the Audit Committee, Davenport is also financially literate and has accounting or related financial management expertise as required by the NYSE’s corporate governance standards

Each director nominee is well qualified, and each brings a variety of qualifications, skills, attributes and experience to the Board of Directors

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Ameron’s Governance — New Mercer Peer Group

Ameron modified peer group for compensation benchmarking

New peer group closer to Ameron’s revenues

New peers and Ameron have similar GICS code, rather than being competitors as old peers

Old Peer Group

Dresser-Rand Group

Gibraltar Industries, Inc.

Lufkin Industries, Inc.

Martin Marietta Materials, Inc,.

National Oilwell Varco, Inc.

Northwest Pipe Company

Schnitzer Steel Industries, Inc.

Texas Industries, Inc.

Trinity Industries, Inc.

Valmont Industries, Inc.

Vulcan Materials Company

New Peer Group

Cascade Corporation

Clarcor Inc.

Gibraltar Industries, Inc.

Hexcel Corporation

Insituform Technologies, Inc.

Lufkin Industries, Inc.

Nordson Corporation

Northwest Pipe Company

Power-One, Inc.

Quanex Building Products Corporation

RBC Bearings Inc.

New peer group to be used for 2011 compensation Board is responsive to ISS’s recommendations

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Barington Capital’s Proxy Fight

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Barington’s Proxy Fight — Background January 2010 Mitarotonda contacts CEO James Marlen CEO meets with James Mitarotonda Board interviews Barington nominees, including Mitarotonda February 2010 Board subsequently concludes Barington nominees are not qualified Barington withdraws nominees January 2011 Barington notifies Ameron of its intention to nominate two candidates to the Board, Mitarotonda and Max Lukens Ameron interviews Barington nominee, Lukens February 2011 Barington files revised preliminary proxy material that indicates one of its previous candidates, Lukens, has withdrawn as a nominee Barington preliminary proxy provides no reason for Luken’s withdrawal Ameron Board announces findings of internal inquiry Barington files definitive proxy Ameron files definitive proxy 42

Barington’s Proxy Fight — James Mitarotonda’s Background

Mitarotonda started Barington Capital in 1991 as an investment bank targeting small businesses, after beginning his brokerage career at DH Blair; a firm that was subsequently served with a criminal indictment

Mitarotonda was forced to sell his brokerage operations and investment banking division in 1999. According to one media report, many of “Barington’s problems were self inflicted”1

Mitarotonda launched his activist hedge fund in 2000 and targeted microcap, retail, shoe, investment management and Internet music companies. Indeed, most of Mitarotonda’s director and executive experience has been with these same types of companies

Mitarotonda not qualified to lead Ameron — a complex, international, heavy-manufacturing company

1 A story in the WallStreetReporter.com in 2003 titled, “Corporate America just doesn’t understand Jim Mitarotonda” claims, “The rapid rise and fall of Barington’s investment banking operation once again highlighted Mitarotonda’s skill for identifying a profitable niche but raises questions about his vision for recognizing the evolving needs of clients and a shifting competitive landscape.”

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Barington’s Proxy Fight — Concerns About Mitarotonda

Thorough evaluation of Mitarotonda began in 2010: He did not then and does not now meet our standards and requirements for Ameron Directors

Mitarotonda lacks the high degree of integrity and ethics expected of Ameron Directors

Breaches of fiduciary duties, unauthorized trading, failure to supervise

Investors have sued Barington for breaches of fiduciary duties numerous times—and won

Payless ShoeSource made a similar determination in his last proxy fight

Barington has a history of manipulating companies for its own gain and profiting as they fail

The Bottom Line: Director selection process at Ameron is focused on judgment, integrity, ethics and performance. Mitarotonda does not meet our standards of excellence

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Barington’s Proxy Fight — Concerns About Mitarotonda (cont.)

Max Lukens was initially on the Barington slate of directors

Mitarotonda had all references to Lukens, the Chairman of Pep Boys, where Mitarotonda serves as a director, removed from Barington’s preliminary proxy statement

Lukens apparently did not find out about that until we contacted him to find out why

Mitarotonda does not bring meaningful experience or a track record of success

We believe Mitarotonda is interested only in short-term personal gains, with no regard for creating long-term value for stockholders

Barington offers no real plan for improvement, and proposes to replace Directors who provide critical, relevant business perspective and experience

The Bottom Line: Director selection process at Ameron is focused on judgment, integrity, ethics and performance. Mitarotonda does not meet our standards of excellence

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Barington’s Proxy Fight — Mitarotonda and Barington’s Approach to Corporate Governance

Ameron - Assessing and Improving Corporate Governance Practices

The Ameron Board is continually assessing corporate governance practices and has adopted several significant changes.

The Ameron Board has a demonstrated track record of closely examining suggestions from stockholders, ISS and other advisory groups

Barington’s approach to corporate governance

Barington claims to take a “pragmatic” approach to corporate governance, however it appears Mitarotonda takes more of a “Do as I say, not as I do” approach

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Barington’s Proxy Fight — Mitarotonda and Barington’s Approach to Corporate Governance (cont.)

Mitarotonda’s “Do as I say, not as I do” approach to corporate governance

A. Schulman

Although Mitarotonda (joined board in 2005) and his nominees have a significant presence on the board and compensation committee for numerous years, and despite the fact that

Mitarotonda used compensation concerns as part of his activist campaign at A. Schulman, the compensation committee has actually received worse grades since Mitarotonda joined the committee;

Glass Lewis has assigned the A. Schulman compensation committee a grade of;

- D in 2008,

- D in 2009,

- F in December 2010

In December of 2010, Glass Lewis also recommended stockholders of A. Schulman withhold their votes on Mitarotonda (and others members of the compensation committee) and claimed Mitarotonda and the committee were, “deficient in linking pay with performance.” And.. “It appears to us members of this committee have not effectively served stockholders in this regard”

ISS expresses “Medium Concern” with A. Schulman’s Compensation Practices

A. Schulman has not adopted majority voting in their director elections as of December 2010 annual meeting

A. Schulman has some supermajority voting restrictions

A. Schulman has a more restrictive advanced notice bylaw for director nominations and other business than Ameron does

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Barington’s Proxy Fight — Mitarotonda and

Barington’s Approach to Corporate Governance (cont.)

Mitarotonda’s “Do as I say, not as I do” approach to corporate governance

The Pep Boys — Manny, Moe and Jack

Although Mitarotonda has had at least two of his nominees on the compensation committee since 2006, and despite the fact that Mitarotonda sits on the compensation committee now, the committee has received poor grades from Glass Lewis and ISS

Glass Lewis has assigned the Pep Boys compensation committee four consecutive D grades:

- D in 2007,

- D in 2008,

- D in 2009,

- D in 2010

ISS currently expresses Medium Concern on Pep Boys compensation practices

Pep Boys received a stockholder proposal in 2010 (the board opposed) to reduce the remaining supermajority provisions at Pep Boys. The proposal received a majority support of 56% of the voted shares

Will Mitarotonda be responsive to the stockholder vote he does not agree with?

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Barington’s Proxy Fight — Mitarotonda’s Performance

Mitarotonda likes to highlight his experiences at A. Schulman, Griffon and Pep Boys as being relevant to Ameron stockholders because they are a different class of companies to Mitarotonda’s typical investments. What he fails to tell you is that stockholders of these companies have suffered underperformance versus their peers and relevant indices since Mitarotonda joined the Board

According to Barington’s June 30, 2007 13F filing, equity assets under management were $517 million

As of 12/21/10 Barington’s equity assets under management are less than $100 million (Barington did not file a 13F). This is a decline of approximately 80% since June 2007

Stockholders should ask, if Barington’s investors believed in Mitarotonda’s ability to create stockholder value, why has money been pulled out?

Barington and Mitarotonda Would Not Bring a Successful Record to Ameron

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Barington’s Proxy Fight — Shareholder Returns

A. Schulman - October 24, 2005 — February 28, 2011

Annualized Shareholder Return

16.00% 14.00% 12.00% 10.00% 8.00% 6.00% 4.00% 2.00% 0.00%

4.86%

13.83%

A. Schulman

A. Schulman Peer Group1

Since Mitarotonda joined A. Schulman’s board on October 24, 2005, its peer group has had an annualized total shareholder return of 13.83%; A. Schulman lagged that substantially, at an annualized total shareholder return of only 4.86% A. Schulman has also lagged it’s peer group on a 1-year and 3-year basis

Source: Bloomberg returns calculated daily. Assumes dividends reinvested.

Note: Return’s based on share price at time of James Mitarotonda’s appointment to the A. Schulman Board.

1 A. Schulman Peer group includes ALB, ARJ, CYT, POL, WLK, EMN, CBT, FOE, FUL, HXL, MTX, OMG, OMN, ROC, RPM, SCL, VHI, VAL and GRA. Weighting based on market cap as of 10/24/05.

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Barington’s Proxy Fight — Shareholder Returns

Pep Boys - August 2, 2006 — February 28, 2011

Annualized Shareholder Return

25.00% 20.00% 15.00% 10.00% 5.00% 0.00%

7.46%

21.71%

Pep Boys

Pep Boys Peer Group1

Since August 2, 2006, when Mitarotonda was appointed to the Pep Boys board, Pep Boys’ peer group has had an annualized total shareholder return of 21.71%; Pep Boys has trailed behind, with an annualized total shareholder return of 7.46% Pep Boys has also lagged it’s peer group on a 1-year and 3-year basis

Source: Bloomberg returns calculated daily. Assumes dividends reinvested.

Note: Return’s based on share price at time of James Mitarotonda’s appointment to the Pep Boys Board.

1 Pep Boys Peer group includes AAP, AZO, MNRO and ORLY. Weighting based on market cap as of 8/2/06.

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Barington’s Proxy Fight — Mitarotonda is Not Right for Ameron

We do not believe Mitarotonda is right for Ameron and its stockholders

Mitarotonda and Barington offer no new ideas for Ameron

We question Mitarotonda’s ethics and integrity, do not think he has the experience or expertise required to be on the board of a complex, global company such as Ameron

We Believe Stockholders Should Vote the Gold Proxy Supporting Ameron’s Board

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Conclusion

Ameron is a leading manufacturer of specialized industrial products, with a diversified portfolio and global geographic spread

Ameron compares well with peers, is committed to continued improvement, and has delivered stockholder value well above norms

Ameron has an excellent and independent Board, with a good balance of skills and diversity

Board takes governance very seriously

Barington offers no real plan for improvement

Please Vote the Ameron Gold Proxy Card

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Important!

•

Regardless of how many shares you own, your vote is very important. Unlike prior years, brokers do not have discretion to vote shares for Ameron’s nominees without your instruction to do so. If you wish to support Ameron’s nominees, you must return a GOLD proxy card or voting instruction form. Brokers will not have authority to vote on any matter at the 2011 Annual Meeting without your instructions. Notwithstanding any implication to the contrary in the definitive proxy statement filed by Ameron, brokers will not have discretionary authority with respect to any matter, including the ratification of the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2011. So please vote using the GOLD proxy card or voting instruction form you received with Ameron’s proxy statement for the 2011 Annual Meeting.

•	Please note that each account you have must be voted separately, so if you received more than one GOLD proxy card or voting instruction form, please submit them all.

•	We urge you NOT to sign any white proxy card or voting instruction form sent to you by Barington.

•

Even if you have sent a white proxy card to Barington, you have every right to change your vote. You may revoke that proxy, and vote as recommended by your Board by signing, dating and mailing the GOLD proxy card or GOLD voting instruction form enclosed with the proxy materials mailed to you.

If you have any questions on how to vote your shares, please call our proxy solicitor:

MORROW & CO., LLC

Call Toll Free at (800) 662-5200

or

Call Collect at (203) 658-9400

Additional Information and Where to Find It

Ameron has filed with the Securities and Exchange Commission (“SEC”), and has mailed to stockholders, a proxy statement in connection with its 2011 annual meeting of stockholders. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain free copies of these documents and other documents filed with the SEC by Ameron through the website maintained by the SEC at http://www.sec.gov and at http://www.ezodproxy.com/ameron/2011, or by writing to Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101-3638.

Certain Information Regarding Participants

Ameron and its Directors are, and certain of its officers may be deemed to be, participants in the solicitation of proxies with respect to the 2011 Annual Meeting of stockholders. A description of the direct and indirect interests of the participants, by securities holdings or otherwise, was contained in Ameron’s proxy statement that was filed with the SEC on February 28, 2011.